                                                                       EXHIBIT 1

                                                                  EXECUTION COPY
                                                                  --------------



================================================================================


                                 $1,250,000,000


                                CREDIT AGREEMENT

                           Dated as of August 1, 1997

                                     Among

                           FOX KIDS WORLDWIDE, INC.,

                               FCN HOLDING, INC.,

                          FOX KIDS MERGER CORPORATION

                                      and

                           SABAN ENTERTAINMENT, INC.,
                                 as Borrowers,
                                 -- ---------

                                      and

                       THE INITIAL LENDERS NAMED HEREIN,

                              as Initial Lenders,
                              -- ------- -------

                                      and

                              CITICORP USA, INC.,

                            as Administrative Agent,
                            -- -------------- -----

                                      and

                           CITICORP SECURITIES, INC.,

                                  as Arranger
                                  -- --------


================================================================================

                               TABLE OF CONTENTS


                                                          PAGE

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS
          SECTION 1.01.  Certain Defined Terms                           3
          SECTION 1.02.  Computation of Time Periods                    49
          SECTION 1.03.  Accounting Terms                               49
          SECTION 1.04.  Currency Equivalents Generally                 49

                                   ARTICLE II

                       AMOUNTS AND TERMS OF THE ADVANCES
          SECTION 2.01.  The Advances                                   50
          SECTION 2.02.  Making the Advances                            51
          SECTION 2.03.  Repayment of Advances                          53
          SECTION 2.04.  Termination or Reduction of the Commitments    53
          SECTION 2.05.  Prepayments                                    56
          SECTION 2.06.  Interest on Advances                           57
          SECTION 2.07.  Fees                                           59
          SECTION 2.08.  Conversion of Advances                         59
          SECTION 2.09.  Increased Costs, Etc.                          61
          SECTION 2.10.  Payments and Computations                      63
          SECTION 2.11.  Taxes                                          66
          SECTION 2.12.  Sharing of Payments, Etc.                      69
          SECTION 2.13.  Defaulting Lenders                             70
          SECTION 2.14.  Use of Proceeds                                72

                                  ARTICLE III

                             CONDITIONS OF LENDING


          SECTION 3.01.  Conditions Precedent to the
                           Initial Revolving Credit A Borrowing         72
          SECTION 3.02.  Conditions Precedent to the Initial
                           Revolving Credit B Borrowing or
                           Term Borrowing                               81
          SECTION 3.03.  Conditions Precedent to Each Borrowing,
                           Issuance and Renewal                         91
          SECTION 3.04.  Determinations Under Sections 3.01 and 3.02    91

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
          SECTION 4.01.  Representations and Warranties                 91

                                   ARTICLE V
                           COVENANTS OF THE BORROWERS

          SECTION 5.01.  Affirmative Covenants                         103
          SECTION 5.02.  Negative Covenants                            112
          SECTION 5.03.  Reporting Requirements134
          SECTION 5.04.  Financial Covenants                           140
          SECTION 5.05.  Covenant of Fox Kids                          143

                                   ARTICLE VI
                              BORROWERS GUARANTEE
          SECTION 6.01.  Borrowers Guarantee                           144
          SECTION 6.02.  Guarantee Absolute                            145
          SECTION 6.03.  Waivers and Acknowledgments                   146
          SECTION 6.04.  Subrogation                                   147
          SECTION 6.05.  Continuing Guarantee; Assignments             148

                                  ARTICLE VII
                               EVENTS OF DEFAULT
          SECTION 7.01.  Events of Default                             148

                                  ARTICLE VIII
                                   THE AGENTS
          SECTION 8.01.  Authorization and Action                      152
          SECTION 8.02.  Administrative Agent's Reliance, Etc.         153
          SECTION 8.03.  Citicorp USA and Affiliates                   153
          SECTION 8.04.  Lender Credit Decision                        154
          SECTION 8.05.  Indemnification                               154
          SECTION 8.06.  Successor Administrative Agent                155

                                   ARTICLE IX
                                 MISCELLANEOUS
          SECTION 9.01.  Amendments, Etc.                              155
          SECTION 9.02.  Notices, Etc.                                 157
          SECTION 9.03.  No Waiver; Remedies.                          158
          SECTION 9.04.  Indemnification                               158
          SECTION 9.05.  Costs and Expenses                            161
          SECTION 9.06.  Right of Setoff                               162
          SECTION 9.07.  Binding Effect                                163

          SECTION 9.08.  Assignments and Participations                163
          SECTION 9.09.  Confidentiality                               167
          SECTION 9.10.  Execution in Counterparts                     167
          SECTION 9.11.  Governing Law; Jurisdiction, Etc.             167
          SECTION 9.12.  WAIVER OF JURY TRIAL                          169

                                    EXHIBITS
                                    --------

Exhibit A-1       Form of Revolving Credit A Note
Exhibit A-2       Form of Revolving Credit B Note
Exhibit A-3       Form of Term Note
Exhibit B-1       Form of Notice of Borrowing
Exhibit B-2       Form of Notice of Conversion
Exhibit C         Form of Assignment and Acceptance
Exhibit D-1       Form of Security Agreement
Exhibit D-2       Form of U.K. Pledge Agreement
Exhibit D-3       Form of Netherlands Pledge Agreement
Exhibit E         Form of Pledge Agreement
Exhibit F         Form of Guarantee
Exhibit G         Form of Solvency Certificate
Exhibit H-1       Form of Opinion of Squadron, Ellenoff, Plesent & Sheinfeld,
                    LLP
Exhibit H-2       Form of Tax Opinion of Squadron, Ellenoff, Plesent &
                    Sheinfeld, LLP
Exhibit H-3       Form of Opinion of Troop Meisinger Steuber & Pasich, LLP
Exhibit H-4       Form of Opinion of Finnegan, Henderson, Farabow, Garrett &
                    Dunner L.L.P.
Exhibit I         Form of Intercompany Note

                                   SCHEDULES
                                   ---------

Schedule I                    Commitments and Lending Offices
Schedule 3.01(h)(xxiii)       Schedule of Local/Foreign Counsel for Phase I
                                Loan Parties
Schedule 4.01(b)              Subsidiaries
Schedule 4.01(d)              Governmental Authorizations
Schedule 4.01(p)              Intellectual Property Infringements
Schedule 4.01(x)              Plans and Multiemployer Plans
Schedule 4.01(ee)             Tax Returns and Reports
Schedule 4.01(ff)             Open Years
Schedule 4.01(gg)             Extensions of Taxable Periods
Schedule 4.01(jj)             Distributors
Schedule 4.01(kk)             Surviving Indebtedness
Schedule 4.01(ll)             Real Property
Schedule 4.01(mm)             Existing Investments
Schedule 4.01(nn)             Intellectual Property
Schedule 4.01(oo)             Product Laboratories
Schedule 4.01(pp)             Product
Schedule 5.02(a)              Existing Liens
Schedule 5.02(j)              Existing Dividends and Payment Restrictions

                                CREDIT AGREEMENT


          CREDIT AGREEMENT dated as of August 1, 1997 among FOX KIDS WORLDWIDE, INC., a Delaware corporation ("FOX KIDS"), FCN HOLDING, INC., a Delaware corporation ("FCN HOLDING"), FOX KIDS MERGER CORPORATION, a Delaware corporation ("MERGER CORPORATION"), SABAN ENTERTAINMENT, INC., a Delaware corporation ("SABAN" and, together with Fox Kids, FCN Holding and Merger Corporation and, following the consummation of the Merger (as hereinafter defined), the Surviving Corporation (as hereinafter defined), the "BORROWERS"), the banks, financial institutions and other institutional lenders set forth on the signature pages to this Agreement under the caption "The Initial Lenders" (collectively, the "INITIAL LENDERS"), CITICORP SECURITIES, INC., a Delaware corporation ("CITICORP SECURITIES"), as the arranger and the syndication agent (the "ARRANGER") for the Facilities (as hereinafter defined), and CITICORP USA, INC., a Delaware corporation ("CITICORP USA"), as the administrative agent and the collateral agent (together with any successor thereto appointed pursuant to Article VIII, the "ADMINISTRATIVE AGENT") for the Lenders and the other Secured Parties (each as hereinafter defined).


                             PRELIMINARY STATEMENTS

          (1) Merger Corporation was organized by Fox Kids in order to acquire control of International Family Entertainment, Inc., a Delaware corporation ("IFE").

          (2) Fox Kids has agreed to acquire (the "ROBERTSON ACQUISITION") all of the outstanding shares of Class A Common Stock, par value $0.01 per share (the "IFE CLASS A COMMON STOCK"), of IFE, in the form of Class B Common Stock, par value $0.01 per share, of IFE (the "IFE CLASS B COMMON STOCK") issuable upon conversion thereof, that are owned by, and the shares of IFE Class B Common Stock owned by or issuable upon exercise of outstanding stock options to, M.G. "Pat" Robertson, individually and as trustee of each of the Robertson Charitable Remainder Unitrust, u/t/a dated January 22, 1990, the Gordon P. Robertson Irrevocable Trust, u/t/a dated December 18, 1996, the Elizabeth F. Robinson Irrevocable Trust, u/t/a dated December 18, 1996, and the Ann R. Lablanc Irrevocable Trust, u/t/a dated December 18, 1996; Lisa N. Robertson and Timothy
B. Robertson, as joint tenants; and Timothy B. Robertson, individually, as trustee of each of the Timothy and Lisa Robertson Children's Trust, u/t/a dated September 18, 1995, and the Timothy B. Robertson Charitable Trust, u/t/a dated December 30, 1996, and as custodian to and for each of Abigail H. Robertson, Laura N. Robertson, Elizabeth C. Robertson, Willis H. Robertson and Caroline S. Robertson under the Virginia Uniform Transfers to Minors Act (collectively, the "ROBERTSON SELLERS"), pursuant to that certain Stock Purchase Agreement dated as of June 11, 1997 (as amended, supplemented or otherwise modified from time to time on or prior to the Phase I Closing Date (as hereinafter defined) in accordance with the terms thereof, to the extent permitted under the terms of the Loan Documents (as hereinafter defined), the "ROBERTSON PURCHASE AGREEMENT") by and among the Robertson Sellers and Fox Kids. Fox Kids has also agreed to acquire (the "CBN ACQUISITION") all of the shares of IFE Class B Common Stock owned by The Christian Broadcasting Network, Inc., a Virginia corporation ("CBN"), pursuant to that certain Stock Purchase Agreement dated as of June 11, 1997 (as amended, supplemented or otherwise modified from time to time on or prior to the Phase I Closing Date in accordance with the terms thereof, to the extent permitted under the terms of the Loan Documents, the "CBN PURCHASE AGREEMENT") by and between CBN and Fox Kids. Fox Kids has also agreed to acquire (the "REGENT ACQUISITION") all of the shares of IFE Class B Common Stock owned by Regent University, a Virginia corporation ("REGENT"), pursuant to that certain Stock Purchase Agreement dated as of June 11, 1997 (as amended, supplemented or otherwise modified from time to time on or prior to the Phase I Closing Date in accordance with the terms thereof, to the extent permitted under the terms of the Loan Documents, the "REGENT PURCHASE AGREEMENT" and, together with the Robertson Purchase Agreement and the CBN Purchase Agreement, the "PURCHASE AGREEMENTS") by and between Regent and Fox Kids.

          (3) Liberty IFE, Inc., a Colorado corporation ("LIBERTY IFE"), has agreed to contribute (the "LIBERTY IFE CONTRIBUTION") to Fox Kids all of the shares of Class C Common Stock, par value $0.01 per share, of IFE owned by it, and the 6% Convertible Secured Notes due 2004 of IFE owing to it in an aggregate principal amount of $23,000,000, in exchange for 345,000 shares of Series A Preferred Stock, par value $0.001 per share, of Fox Kids (the "SERIES A PREFERRED STOCK") pursuant to that certain Contribution and Exchange Agreement dated as of June 11, 1997 (as amended, supplemented or otherwise modified from time to time on or prior to the Phase I Closing Date in accordance with the terms thereof, to the extent permitted under the Loan Documents, the "CONTRIBUTION AND EXCHANGE AGREEMENT") by and among Liberty IFE, Liberty Media Corporation, a Delaware corporation ("LIBERTY MEDIA"), and Fox Kids. The Robertson Acquisition, the CBN Acquisition, the Regent Acquisition and the Liberty IFE Contribution are hereinafter collectively referred to as the "ACQUISITIONS".

          (4) Pursuant to the Agreement and Plan of Merger dated as of June 11, 1997 (as amended, supplemented or otherwise modified from time to time on or prior to the Phase I Closing Date in accordance with the terms thereof, to the extent permitted under the terms of the Loan Documents, the "MERGER AGREEMENT"), Merger Corporation has agreed to consummate a merger (the "MERGER") with and into IFE, with IFE being the surviving corporation (the "SURVIVING CORPORATION"). The Robertson Sellers, CBN and Regent (which collectively hold of record a number of shares of IFE Class A Common Stock and IFE Class B Common Stock representing a majority of the votes entitled to be cast at a meeting to consider the Merger Agreement and the Merger) have delivered their written consent (the "CONSENT") approving the Merger Agreement and the Merger, which consent constitutes the only action necessary by the stockholders of IFE in order to authorize the Merger Agreement and the Merger under the Amended Certificate of Incorporation of IFE and the Delaware General Corporation Law. Upon consummation of the Merger, the Surviving Corporation will be a direct wholly owned Subsidiary (as hereinafter defined) of Fox Kids.

          (5) Concurrently with the Liberty IFE Contribution, FCN Holding and Saban will be restructured and reorganized (the "REORGANIZATION") into Fox Kids such that Fox Kids will own all of the businesses and operations of FCN Holding, Saban and their respective Subsidiaries. More specifically, (a) Fox Broadcasting Company, a Delaware corporation ("FBC"), will contribute all of its member interests in Fox Kids Worldwide, L.L.C., a Delaware limited liability company ("FOX KIDS LLC"), to Fox Kids in exchange for a portion of the Indebtedness evidenced by the FBC Subordinated Note (as hereinafter defined) in an aggregate principal amount of $54,573,000, (b) Fox Broadcasting Sub, Inc., a Delaware corporation ("FBC SUB"), will contribute all of the shares of common stock of FCN Holding owned by it to Fox Kids in exchange for 7,920,000 shares of Class B Common Stock, par value $0.001 per share, of Fox Kids (the "CLASS B COMMON STOCK"), (c) Allen & Company Incorporated, a New York corporation ("ALLEN & CO."), will contribute all of the shares of common stock of FCN Holding owned by it to Fox Kids in exchange for 160,000 shares of Class A Common Stock, par value $0.001 per share (the "CLASS A COMMON STOCK"), of Fox Kids and (d) Haim Saban and the other existing stockholders of Saban will contribute all of the shares of common stock of Saban owned by them to Fox Kids in exchange for 7,920,000 shares of Class B Common Stock. Upon consummation of the Reorganization, each of FCN Holding and Saban will be direct wholly owned Subsidiaries of Fox Kids, and Fox Kids LLC will be an indirect wholly owned Subsidiary of Fox Kids.

          (6) The Borrowers have requested that the Lenders agree to lend to them from time to time up to $1,250,000,000 at any time outstanding in the following manner: (a) concurrently with consummation of the Acquisitions (and following consummation of the Reorganization) and from time to time thereafter prior to the Phase II Closing Date (as hereinafter defined), the Lenders agree to lend to Fox Kids, FCN Holding and Saban up to $602,000,000 in order to finance the purchase price for all of the IFE Class B Common Stock owned by the Robertson Sellers, CBN and Regent, to refinance certain Indebtedness (as hereinafter defined) of Saban outstanding on the Phase I Closing Date, to pay certain fees and expenses incurred in connection with the consummation of the Acquisitions, the Reorganization and the Facilities and for other general corporate purposes not otherwise prohibited under the terms of the Loan Documents, (b) immediately upon the consummation of the Merger, the Lenders agree to lend to Fox Kids and the Surviving Corporation up to $648,000,000 in order to finance in part the cash consideration payable to the remaining former holders of the outstanding shares of IFE Class B Common Stock for their shares in the Merger, to refinance certain Indebtedness of IFE outstanding on the Phase II Closing Date and to pay certain fees and expenses incurred in connection with the consummation of the Transaction (as hereinafter defined) and (c) from time to time following the Phase II Closing Date, within the limits of the Unused Revolving Credit Commitments (as hereinafter defined) in effect from time to time, the Lenders agree to lend to the Borrowers (other than Fox Kids) up to $900,000,000 for general corporate purposes not otherwise prohibited under the terms of the Loan Documents. The Lenders have indicated their willingness to agree to lend such amounts on the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

          SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the
                         ---------------------
following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               "ACQUISITIONS" has the meaning specified in Preliminary Statement
(3) to this Agreement.

               ACQUISITIONS ADVANCE" has the meaning specified in Section
2.01(a).

               "ADJUSTED FUNDED INDEBTEDNESS" means, with respect to Fox Kids and its Subsidiaries at any date of determination, all Funded Indebtedness of Fox Kids and its Subsidiaries outstanding on such date, after excluding therefrom (solely to the extent otherwise included in the determination of Funded Indebtedness at such date) all of the Indebtedness arising under the shares of Series A Preferred Stock and the TNCL Group Subordinated Notes outstanding on such date and all intercompany Indebtedness among Fox Kids and its Subsidiaries outstanding on such date.

               "ADMINISTRATIVE AGENT" has the meaning specified in the recital of parties to this Agreement.

               "ADMINISTRATIVE AGENT'S ACCOUNT" means the account of the Administrative Agent maintained by the Administrative Agent at its office at 399 Park Avenue, New York, New York 10043, Account No. 36852248,
     Reference: Fox Kids Worldwide, Inc., Attention: Bank Loan Syndications, or such other account maintained by the Administrative Agent and designated by the Administrative Agent as such in a written notice to the each of the Borrowers and each of the Lenders.

               "ADVANCE" means a Revolving Credit A Advance, a Revolving Credit B Advance or a Term Advance, as the context may require.

               "AFFECTED LENDERS" has the meaning specified in Section 2.09(e).

               "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director or officer of such Person or, with respect to any individual, has a relationship with such individual by blood, marriage or adoption not more remote than first cousin. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests in such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

               "AGENTS" means, collectively, the Administrative Agent, the Arranger and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 8.01(b).

               "ALLEN & CO." has the meaning specified in Preliminary Statement
     (5) to this Agreement.

               "APPLICABLE LENDING OFFICE" means, with respect to each of the Lenders, such Lender's Base Rate Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

               "APPLICABLE MARGIN" means (a) at any time during the period from the date of this Agreement through the earlier of (i) the date on which the Consolidated financial statements of Fox Kids and its Subsidiaries for the Fiscal Quarter ending September 30, 1998 are delivered to the Lenders pursuant to Section 5.03(b) and (ii) November 30, 1998, 1.25% per annum for Base Rate Advances and 2.25% per annum for Eurodollar Rate Advances outstanding under either of the Revolving Credit Facilities and 1.75% per annum for Base Rate Advances and 2.75% per annum for Eurodollar Rate Advances outstanding under the Term Facility and (b) at any time and from time to time thereafter, a percentage per annum equal to the applicable percentage set forth below for the Performance Level set forth below:



================================================================================
                                    REVOLVING
                      REVOLVING      CREDIT                       TERM
                       CREDIT      FACILITIES       TERM       FACILITY
                     FACILITIES    EURODOLLAR     FACILITY    EURODOLLAR
                      BASE RATE       RATE       BASE RATE       RATE
PERFORMANCE LEVEL     ADVANCES      ADVANCES      ADVANCES     ADVANCES
===============================================================================

I                         0. 000%       0. 500%      0. 000%       1. 000%

II                        0. 000%       0. 625%      0. 000%       1. 000%

III                       0. 000%       0. 625%      1. 000%       2. 000%

IV                        0. 000%       0. 750%      1. 000%       2. 000%

V                         0. 000%       0. 875%      1. 000%       2. 000%

VI                        0. 125%       1. 125%      1. 000%       2. 000%

VII                       0. 250%       1. 250%      1. 000%       2. 000%

VIII                      0. 500%       1. 500%      1. 000%       2. 000%

IX                        1. 250%       2. 250%      1. 750%       2. 750%
=========================================================================

     For purposes of clause (b) of the immediately preceding sentence, the Applicable Margin for each Base Rate Advance shall be determined by reference to the Performance Level in effect from time to time and the Applicable Margin for each Eurodollar Rate Advance shall be determined by reference to the Performance Level in effect on the first day of each Interest Period for such Advance.

             "APPLICABLE PERCENTAGE" means, with respect to the Commitment Fee,
     (a) at any time during the period from the date of this Agreement through the earlier of (i) the date on which the Consolidated financial statements of Fox Kids and its Subsidiaries for the Fiscal Quarter ending September 30, 1998 are delivered to the Lenders pursuant to Section 5.03(b) and (ii) November 30, 1998, 0.500% per annum and (b) at any time and from time to time thereafter, a percentage per annum equal to the applicable percentage set forth below for the Performance Level set forth below:

================================================================================
                 Performance Level                Commitment Fee

                        I                            0.200%

                        II                           0.250%

                        III                          0.250%

                        IV                           0.250%

                        V                            0.250%

                        VI                           0.250%

                       VII                           0.250%

                       VIII                          0.375%

                       IX                            0.500%
===============================================================================

     For purposes of clause (b) of the immediately preceding sentence, the Applicable Percentage for the Commitment Fee shall be determined by reference to the Performance Level in effect from time to time.

               "APPROPRIATE BORROWER" means (a) with respect to the Revolving Credit A Facility, Fox Kids, FCN Holding and Saban at any time prior to the Phase II Closing Date and Fox Kids, FCN Holding, Saban and the Surviving Corporation at any time on or after the Phase II Closing Date, (b) with respect to the Revolving Credit B Facility, Fox Kids, FCN Holding, Saban and the Surviving Corporation and (c) with respect to the Term Facility, Fox Kids.

               "APPROPRIATE BORROWER'S ACCOUNT" means (a) with respect to Fox Kids, the account of Fox Kids maintained thereby with Citibank at its office at 399 Park Avenue, New York, NY 10043, Account No. 4073-5597, (b) with respect to FCN Holding, the account of FCN Holding maintained thereby with Citibank at its office at 399 Park Avenue, New York, NY 10043, Account No. 4076-5626, (c) with respect to Merger Corporation or the Surviving Corporation, the account of Merger Corporation (and, upon consummation of the Merger, the Surviving Corporation) agreed to prior to the Phase II Closing Date between Merger Corporation and the Administrative Agent and
     (d) with respect to Saban, the account of Saban maintained thereby with Citibank at its office at 399 Park Avenue, New York, NY 10043, Account No. 4073-5618, or (e) with respect to any of the Borrowers, such other account of such Borrower as is agreed from time to time in writing between such Borrower and the Administrative Agent.

               "APPROPRIATE LENDER" means, with respect to any of the Facilities at any time, a Lender that has a Commitment with respect to such Facility at such time.

               "APPROVED COMPLETION GUARANTEE" means, with respect to any of the items of Product, a guarantee in support of the completion of such Product issued by any Person that has a claims paying ability rating of at least "A-" (or the then equivalent rating) from A.M. Best Company or S&P or an insurance financial strength rating of at least A3 from Moody's or that is approved in writing by the Lenders (such approval not to be unreasonably withheld or delayed) in favor of the Borrower or the Subsidiary of any of the Borrowers that is producing such Product, in each case together with a "cut-through" endorsement issued by the reinsurer of such Person reasonably acceptable to the Lenders in favor of such Borrower or such Subsidiary as beneficiary thereunder, naming the Administrative Agent, on behalf of the Secured Parties, as the direct beneficiary of all proceeds thereunder, and otherwise in form and substance reasonably satisfactory to the Lenders.

               "ARRANGER" has the meaning specified in the recital of parties to this Agreement.

               "ASSIGNED AGREEMENT" has the meaning specified in Section 1(d) of the Security Agreement.

               "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by and between a Lender and an Eligible Assignee, and accepted by the Administrative Agent and, if required, Fox Kids, in accordance with
     Section 9.08 and in substantially the form of Exhibit C hereto.

               "AVAILABLE CASH FLOW" means, with respect to Fox Kids and its Subsidiaries for any period, (a) Consolidated EBITDA for such period less
     (b) the sum (without duplication) of (i) Consolidated Interest Expense for such period, (ii) all Consolidated Cash Taxes paid during such period,
     (iii) the aggregate amount of all Capital Expenditures made by Fox Kids and its Subsidiaries during such period, (iv) the aggregate amount of all Required Principal Payments made by Fox Kids and its Subsidiaries during such period and (v) the aggregate amount of all Cash Distributions made by or on behalf of Fox Kids during such period.

               "BANK HEDGE AGREEMENT" means any interest rate Hedge Agreement permitted under Article V that is entered into by and between any of the Borrowers and any of the Lenders.

               "BASE RATE" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

                  (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

                  (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States of America for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted on the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor thereto) for insuring U.S. dollar deposits of Citibank in the United States of America; and

                  (c) 0.50% per annum above the Federal Funds Rate.

               "BASE RATE ADVANCE" means an Advance that bears interest as provided in Section 2.06(a)(i).

               "BASE RATE LENDING OFFICE" means, with respect to each of the Lenders, the office of such Lender specified as its "Base Rate Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to each of the Appropriate Borrowers and the Administrative Agent for such purpose.

               "BLOCKED ACCOUNT LETTERS" has the meaning specified in Section 7(a) of the Security Agreement.

               "BLOCKED ACCOUNTS" has the meaning specified in Section 1(e)(iv) of the Security Agreement.

               "BORROWERS" has the meaning specified in the recital of parties to this Agreement.

               "BORROWERS GUARANTEE" has the meaning specified in Section
     6.01(a).

               "BORROWING" means a Revolving Credit A Borrowing, a Revolving Credit B Borrowing or a Term Borrowing, as the context may require.

               "BUSINESS DAY" means a day of the year on which banks are not required or authorized by law to close in New York, New York, and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings in U.S. dollar deposits are carried on in the London interbank market.

               "CAPITAL ASSETS" means, with respect to any Person, all equipment, fixed assets and real property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person or that have a useful life of more than one year.

               "CAPITAL EXPENDITURES" means, with respect to any Person for any period, (a) all expenditures made directly or indirectly by such Person during such period for Capital Assets (whether paid in cash or other consideration or accrued as a liability and including, without limitation, all expenditures for maintenance and repairs which are required, in accordance with GAAP, to be capitalized on the books of such Person) and
     (b) solely to the extent not otherwise included in clause (a) of this definition, the aggregate principal amount of all Indebtedness (including, without limitation, Obligations in respect of Capitalized Leases) assumed or incurred during such period in connection with any such expenditures for Capital Assets.

               "CAPITALIZED LEASE" means any lease with respect to which the lessee is required to recognize concurrently the acquisition of property or an asset and the incurrence of a liability in accordance with GAAP.

               "CASH COLLATERAL ACCOUNT LETTERS" has the meaning specified in
     Section 5(a) of the Security Agreement.

               "CASH COLLATERAL ACCOUNTS" has the meaning specified in Preliminary Statement (5) of the Security Agreement.

               "CASH DISTRIBUTIONS" means, with respect to any Person for any period, all dividends and distributions on any of the outstanding Equity Interests in such Person, all purchases, redemptions, retirements, defeasances or other acquisitions of any of the outstanding Equity Interests in such Person and all returns of capital to the stockholders, partners or members (or the equivalent persons) of such Person, in each case to the extent paid in cash by or on behalf of such Person during such period.

               "CASH EQUIVALENTS" means any of the following types of Investments, to the extent owned by Fox Kids or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents):

                  (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

                  (b) time deposits with, or insured certificates of deposit or bankers' acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

                  (c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least "Prime-1" (or the then equivalent grade) by Moody's or at least "A-1" (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

                  (d) Investments, classified in accordance with GAAP as current assets of Fox Kids or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody's or S&P, and the portfolios of which are limited solely to Investments of the character and quality described in clauses (a), (b) and (c) of this definition.

               "CBN" has the meaning specified in Preliminary Statement (2) to this Agreement.

               "CBN ACQUISITION" has the meaning specified in Preliminary Statement (2) to this Agreement.

               "CBN PURCHASE AGREEMENT" has the meaning specified in Preliminary Statement (2) to this Agreement.

               "CBN PURCHASE AGREEMENT GUARANTY" means the Guaranty dated as of June 11, 1997 made by TNCL in favor of CBN, as such guaranty may be amended, supplemented or otherwise modified from time to time on or prior to the Phase I Closing Date in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

               "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

               "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the United States Environmental Protection Agency.

                  "CHANGE OF CONTROL" means, at any time:

                  (a) the TNCL Group shall cease to own and control legally and beneficially, either directly or indirectly, (i) Voting Interests in Fox Kids representing at least 30% of the combined voting power of all of the Voting Interests in Fox Kids (on a fully diluted basis) and
          (ii) Equity Interests in Fox Kids representing at least 30% of the issued and outstanding Equity Interests in Fox Kids (on a fully diluted basis);

                  (b) any "person" or "group" (each as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of
          (A) Voting Interests in Fox Kids (including through securities convertible into or exchangeable for such Voting Interests) representing a percentage of the combined voting power of all of the Voting Interests in Fox Kids (on a fully diluted basis) that is equal to or greater than the percentage of such combined voting power legally and beneficially owned, directly or indirectly, by the TNCL Group (on a fully diluted basis) or (B) Equity Interests in Fox Kids representing a percentage of the aggregate Equity Interests in Fox Kids (on a fully diluted basis) outstanding at such time that is equal to or greater than the aggregate Equity Interests in Fox Kids legally and beneficially owned directly or indirectly by the TNCL Group (on a fully diluted basis) at such time; provided, however, that Haim Saban and/or one or more of his Affiliates may own (1) Voting Interests in Fox Kids (including through securities convertible into or exchangeable for such Voting Interests) representing a percentage of the combined voting power of all of the Voting Interests in Fox Kids (on a fully diluted basis) that is equal to (but not greater than) the percentage of such combined voting power legally and beneficially owned, directly or indirectly, by the TNCL Group (on a fully diluted basis) and/or (2) Equity Interests in Fox Kids representing not more than 55% of the aggregate Equity Interests in Fox Kids (on a fully diluted basis) outstanding at such time;

                  (c) (i) the TNCL Group shall cease to have the ability, directly or indirectly, to elect at least one-half of the members of the board of directors of Fox Kids or (ii) any "person" or "group" (each as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the TNCL Group otherwise acquires the ability, directly or indirectly, to elect a majority of the board of directors of Fox Kids;

                  (d) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence on the management or policies of Fox Kids, other than the TNCL Group;

                  (e) with respect to any pledge or other security agreement covering all or any portion of the Equity Interests that are owned beneficially and of record by any of the Equity Investors or their nominees, any secured party or pledgee thereunder shall become the holder of record of any such shares (except in the case of a registration of the pledge of such Equity Interests to such secured party or pledgee solely in its capacity as a pledgee) or shall receive dividends or other cash or cash equivalent distributions (including, without limitation, stock repurchases) in respect thereof, or shall proceed to exercise voting or other consensual rights in respect thereof (whether by proxy, voting or other similar arrangement or otherwise), or shall otherwise commence to realize upon such shares; or

                  (f) Fox Kids shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in each of the other Borrowers.

               "CITIBANK" means Citibank, N.A., a national banking association and an affiliate of Citicorp Securities and Citicorp USA.

               "CITICORP SECURITIES" has the meaning specified in the recital of parties to this Agreement.

               "CITICORP USA" has the meaning specified in the recital of parties to this Agreement.

               "CLASS A COMMON STOCK" has the meaning specified in Preliminary Statement (5) to this Agreement.

               "CLASS B COMMON STOCK" has the meaning specified in Preliminary Statement (5) to this Agreement.

               "COLLATERAL" means all of the "Collateral" referred to in the Collateral Documents and all of the other property and assets that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

               "COLLATERAL DOCUMENTS" means, collectively, the Security Agreement, the Foreign Subsidiary Pledge Agreements, the Foreign Subsidiary Security Agreements, the Pledge Agreements, the Mortgages, the IP Collateral Assignments--Short Form, the Cash Collateral Account Letters, the Blocked Account Letters and the Product Laboratory Access Letters and each of the other agreements that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

               "COMMITMENT" means a Revolving Credit A Commitment, a Revolving Credit B Commitment or a Term Commitment, as the context may require.

               "COMMITMENT FEE" has the meaning specified in Section 2.07(a).

               "CONFIDENTIAL INFORMATION" means information that is furnished to the Administrative Agent or any of the Lenders by or on behalf of any of the Borrowers that either is conspicuously marked as confidential or that a reasonable person would believe is confidential or proprietary in nature, but does not include any such information that (a) is or becomes generally available to the public (other than as a result of a breach by the Administrative Agent or such Lender of its confidentiality obligations under this Agreement) or (b) is or becomes available to the Administrative Agent or such Lender from a source other than any of the Borrowers that is not, to the best of the Administrative Agent's or such Lender's knowledge, acting in violation of a confidentiality agreement with any such Borrower or otherwise legally prohibited from disclosing such information.


               "CONSENT" has the meaning specified in Preliminary Statement (4) to this Agreement.

               "CONSOLIDATED" refers to the consolidation of accounts in accordance with GAAP.

               "CONSOLIDATED CASH TAXES" means, for any period, (a) the aggregate amount of all payments in respect of income taxes made in cash by Fox Kids and its Subsidiaries to any applicable Governmental Authority during such period less (b) the aggregate amount of all cash refunds in respect of income taxes received by Fox Kids and its Subsidiaries from any applicable Governmental Authority during such period, after giving effect, to the extent available, to the application of net operating losses available to Fox Kids or any such Subsidiary.

               "CONSOLIDATED EBITDA" means, for any period, (a) the Consolidated Net Income of Fox Kids and its Subsidiaries for such period plus (b) the sum of each of the following expenses that have been deducted from the determination of the Consolidated Net Income of Fox Kids and its Subsidiaries for such period: (i) Consolidated Interest Expense for such period, (ii) all income tax expense (whether federal, state, local, foreign or otherwise) of Fox Kids and its Subsidiaries for such period, (iii) all depreciation expense of Fox Kids and its Subsidiaries for such period, (iv) all amortization expense of Fox Kids and its Subsidiaries (other than any such amortization expense attributable to programming costs, Participations and Residuals) for such period and (v) all extraordinary losses deducted in the determination of the Consolidated Net Income of Fox Kids and its Subsidiaries for such period less all extraordinary gains added in the determination of the Consolidated Net Income of Fox Kids and its Subsidiaries for such period, in each case determined on a Consolidated basis and in accordance with GAAP for such period.

               "CONSOLIDATED INTEREST EXPENSE" means, for any period, the sum of
     (a) all interest expense (whether paid or accrued) paid or payable on all Indebtedness of Fox Kids and its Subsidiaries for such period, determined on a Consolidated basis and in accordance with GAAP for such period (other than any interest expense attributable to accrued interest on the TNCL Group Subordinated Notes that is not paid in cash during such period) and
     (b) the aggregate amount of all Cash Distributions made by or on behalf of Fox Kids to the holders of the Series A Preferred Stock during such period, including, without limitation, (i) in the case of each of the Borrowers,
     (A) interest expense paid or payable during such period in respect of

     Indebtedness resulting from Advances and (B) all fees paid pursuant to
     Section 2.07(a), (ii) the interest component of all Obligations in respect of Capitalized Leases, (iii) all capitalized interest on the Programming Liabilities of the Subsidiaries of Fox Kids, (iv) commissions, discounts and other fees and charges payable in connection with letters of credit and
     (v) the net payment, if any, payable in connection with Hedge Agreements less the net credit, if any, received in connection with Hedge Agreements.

               "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the net income (or net loss) of such Person and its Subsidiaries for such period, determined on a Consolidated basis and in accordance with GAAP for such period.

               "CONSOLIDATED NET WORTH" means, at any date of determination, the sum of (a) the capital stock and additional paid-in capital of Fox Kids and its Subsidiaries plus (b) retained earnings (or less accumulated deficits) of Fox Kids and its Subsidiaries, determined on a Consolidated basis and in accordance with GAAP for such period.

               "CONSTITUTIVE DOCUMENTS" means, with respect to any Person, the certificate of incorporation or registration (including, if applicable, certificate of change of name), articles of incorporation or association, memorandum of association, charter, bylaws, partnership agreement, trust agreement, joint venture agreement, limited liability company operating or members agreement, joint venture agreement or one or more similar agreements, instruments or documents constituting the organization or formation of such Person.

               "CONSULTING AGREEMENT" means the Letter Employment Agreement dated June 11, 1997 between Fox Kids and M.G. "Pat" Robertson, as such agreement may be amended, supplemented or otherwise modified from time to time on or prior to the Phase I Closing Date in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

               "CONSULTING AGREEMENT GUARANTY" means the Guaranty dated as of June 11, 1997 made by TNCL in favor of M.G. "Pat" Robertson, as such guaranty may be amended, supplemented or otherwise modified from time to time on or prior to the Phase I Closing Date in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

               "CONTINGENT OBLIGATION" means, with respect to any Person, any obligation of such Person to guarantee or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

               "CONTRIBUTION AND EXCHANGE AGREEMENT" has the meaning specified in Preliminary Statement (3) to this Agreement.

               "CONVERSION", "CONVERT" and "CONVERTED" each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.06 or 2.08.

               "COPYRIGHT DOCUMENTATION" means, with respect to any of the items of Product, all of the applications, registrations, documents and confirmatory searches and reports that are necessary or that the Administrative Agent may reasonably deem desirable in order to establish a clear and unencumbered chain of title to such item of Product in favor of the Borrower or the Restricted Subsidiary that is purported to own or have an interest in such item of Product.

               "COPYRIGHTS" has the meaning specified in Section 1(h) of the Security Agreement.

               "CURRENT ASSETS" means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in accordance with GAAP.

               "CURRENT LIABILITIES" means, with respect to any Person, (a) all Indebtedness of such Person that by its terms is payable on demand or matures within one year after the date of determination (excluding any Indebtedness renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date), (b) all amounts of Funded Indebtedness of such Person required to be paid or prepaid within one year after such date and (c) all other items (including, without limitation, taxes accrued as estimated and trade payables otherwise excluded from Indebtedness under clause (b) of the definition thereof) that, in accordance with GAAP, would be classified on the balance sheet of such Person as current liabilities of such Person.

               "DECLINING LENDER" has the meaning specified in Section
     2.04(c)(i).

               "DEFAULT" means any Event of Default or any event or condition that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

               "DEFAULTED ADVANCE" means, with respect to any of the Lenders at any time, the portion of any Advance required to be made by such Lender to any of the Borrowers pursuant to Section 2.01 at or prior to such time that has not been made by such Lender or by the Administrative Agent for the account of such Lender pursuant to Section 2.02(d) as of such time. If a portion of a Defaulted Advance shall be deemed made pursuant to
     Section 2.13(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to
     Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

               "DEFAULTED AMOUNT" means, with respect to any of the Lenders at any time, any amount required to be paid by such Lender to the Administrative Agent or any of the other Lenders under this Agreement or any of the other Loan Documents at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) the Administrative Agent pursuant to
     Section 2.02(d) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender,
     (b) any of the other Lenders pursuant to Section 2.12 to purchase any participation in Advances owing to such other Lender and (c) the Administrative Agent pursuant to Section 8.05 to reimburse the Administrative Agent for such Lender's ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided therein. If a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.13(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid under this Agreement or any of the other applicable Loan Documents on the same date as the Defaulted Amount so deemed paid in part.

               "DEFAULTING LENDER" means, at any time, any of the Lenders that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 7.01(f).

               "DISBURSEMENT ACCOUNT LETTERS" has the meaning specified in
     Section 7(b) of the Security Agreement.

               "DISBURSEMENT ACCOUNTS" has the meaning specified in Section 1(e) of the Security Agreement.

               "DOMESTIC SUBSIDIARY" means, at any time, any of the direct or indirect Subsidiaries of Fox Kids (other than any of the other Borrowers) that is incorporated or organized under the laws of any state of the United States of America or the District of Columbia.

               "ECF PERCENTAGE" means (a) at any date of determination on which the Performance Level is Performance Level I, Performance Level II, Performance Level III or Performance Level IV, 0%, (b) at any date of determination on which the Performance Level is Performance Level V or Performance Level VI, 50% and (c) at any date of determination on which the Performance Level is Performance Level VII, Performance Level VIII or Performance Level IX, 75%.

                  "ELIGIBLE ASSIGNEE" means:

                  (a)   a Lender;

                  (b)   an Affiliate of a Lender;

                  (c) a commercial bank organized under the laws of the United States of America or any state thereof and having total assets in excess of $5,000,000,000;

                  (d) a commercial bank organized under the laws of any country other than the United States of America that is a member of the OECD or a political subdivision of any such country and having total assets in excess of $5,000,000,000, so long as such bank is acting through a branch or agency located in the United States of America;

                  (e) the central bank of any country that is a member of the OECD;

                  (f) any finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and has total assets in excess of $300,000,000; or

                  (g) any other Person approved by the Administrative Agent and Fox Kids (in each case such approval not to be unreasonably withheld or delayed);

     provided, however, that, notwithstanding any of the foregoing provisions of this definition, neither any of the Loan Parties nor any Affiliate of any of the Loan Parties shall qualify as an Eligible Assignee.

               "ENVIRONMENTAL ACTION" means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement, abatement order or other order or directive (conditional or otherwise) relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials or arising from alleged injury or threat to health, safety, natural resources or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any applicable Governmental Authority or other third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

               "ENVIRONMENTAL LAW" means any Requirement of Law, or any judicial or agency interpretation, policy, guideline or other requirement of any Governmental Authority, relating to (a) the generation, use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, (b) pollution or the protection of the environment, health, safety or natural resources or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, including CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. (S) 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. (S) 1251 et seq.), the Clean Air Act (42 U.S.C. (S) 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. (S) 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. (S) 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. (S) 651 et seq.), the Oil Pollution Act (33 U.S.C. (S) 2701 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. (S) 11001 et seq.), in each case as amended from time to time, and including the regulations promulgated and the rulings issued from time to time thereunder.

               "ENVIRONMENTAL PERMIT" means any permit, approval, license, identification number or other authorization required under any Environmental Law.

               "EQUITY INTERESTS" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

               "EQUITY INVESTORS" means Haim Saban, Celia Enterprises L.P., a California limited partnership, Merlot Investments, a California general partnership, Silverlight Enterprises, L.P., a California limited partnership, Quartz Enterprises L.P., a California limited partnership, FBC and FBC Sub and each other Person that directly owns or holds any of the Equity Interests in Fox Kids (other than Excluded Fox Kids Equity Interests) at any time.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued from time to time thereunder.

               "ERISA AFFILIATE" means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any of the Borrowers, or under common control with any of the Borrowers, within the meaning of
     Section 414 of the Internal Revenue Code.

               "ERISA EVENT" means:

                  (a) (i) the occurrence of a reportable event, within the meaning of Section 4043(c) of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of paragraph (1) of
          Section 4043(b) of ERISA are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA could reasonably be expected to occur with respect to such Plan within the following 30 days;

                  (b) the application for a minimum funding waiver with respect to a Plan;

                  (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);

                  (d) the cessation of operations at a facility of any of the Borrowers or any of the ERISA Affiliates under the circumstances described in Section 4062(e) of ERISA;

                  (e) the withdrawal or partial withdrawal by any of the Borrowers or any of the ERISA Affiliates from a Plan or a Multiemployer Plan;

                  (f) the conditions for the imposition of a Lien under Section 302(f) of ERISA shall have been met with respect to any Plan;

                  (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or

                  (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA, that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

               "EUROCURRENCY LIABILITIES" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

               "EURODOLLAR LENDING OFFICE" means, with respect to each of the Lenders, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be (or, if no such office is specified, its Base Rate Lending Office), or such other office of such Lender as such Lender may from time to time specify to each of the Appropriate Borrowers and the Administrative Agent for such purpose.

               "EURODOLLAR RATE" means, for any Interest Period for all of the Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance (or, in the case of Citibank, Citicorp USA's Eurodollar Rate Advance) comprising part of such Borrowing to be outstanding during such Interest Period (or, if any Reference Bank (or, in the case of Citibank, Citicorp USA) shall not have such a Eurodollar Rate Advance, $1,000,000) and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. The Eurodollar Rate for any Interest Period for each of the Eurodollar Rate Advances comprising part of the same Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.06(c).

               "EURODOLLAR RATE ADVANCE" means an Advance that bears interest as provided in Section 2.06(a)(ii).

               "EURODOLLAR RATE RESERVE PERCENTAGE" means, for any Interest Period for all of the Eurodollar Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

               "EVENTS OF DEFAULT" has the meaning specified in Section 7.01.

               "EXCESS CASH FLOW" means, for any period (without duplication):

                  (a) Consolidated pre-tax income (or pre-tax loss) of Fox Kids and its Subsidiaries for such period, less

                  (b) Consolidated income tax expense of Fox Kids and its Subsidiaries for such period, plus

                  (c) an amount equal to the aggregate amount of all noncash charges deducted in determining the Consolidated Net Income of Fox Kids and its Subsidiaries for such period, plus

                  (d) an amount (whether positive or negative) equal to the change in Consolidated Current Liabilities of Fox Kids and its Subsidiaries during such period, plus

                  (e) an amount equal to the aggregate amount of all noncash credits included in determining the Consolidated Net Income of Fox Kids and its Subsidiaries for such period, less

                  (f) an amount (whether positive or negative) equal to the change in Consolidated Current Assets (excluding cash and Cash Equivalents) of Fox Kids and its Subsidiaries during such period, less

                  (g) to the extent not otherwise excluded from the calculation of Excess Cash Flow for such period, an amount equal to the net gain, if any, attributable to the sale, lease, transfer or other disposition of property and assets of Fox Kids and its Subsidiaries and included in determining the Consolidated Net Income of Fox Kids and its Subsidiaries for such period, less

                  (h) to the extent not otherwise excluded from the calculation of Excess Cash Flow for such period, an amount equal to all programming costs paid in cash by the Subsidiaries of Fox Kids during such period, less

                  (i) an amount equal to the aggregate amount of all Capital Expenditures made in cash by Fox Kids and its Subsidiaries during such period, less

                  (j) an amount equal to the aggregate amount of all Required Principal Payments made by Fox Kids and its Subsidiaries during such period, less

                  (k) an amount equal to the aggregate amount of all Cash Distributions paid by Fox Kids during such period.

               "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

               "EXCHANGE AGREEMENT" means the Exchange Agreement dated as of June 11, 1997 among NPAL, Liberty Media and Liberty IFE, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

               "EXCLUDED FOX KIDS EQUITY INTERESTS" means, collectively, (a) the shares of Series A Preferred Stock, (b) the shares of Class A Common Stock owned by Allen & Co. on the Phase I Closing Date and (c) the stock options owned or otherwise held by the Fox Kids Optionholders on the Phase I Closing Date and the shares of Class A Common Stock issuable from time to time upon the exercise of such stock options, all of which shares of Class A Common Stock and such stock options do not represent more than 5% of the outstanding Equity Interests in Fox Kids (on a fully diluted basis) or more than 5% of the combined voting power of all of the Voting Interests in Fox Kids (on a fully diluted basis) as of the Phase I Closing Date; provided that the shares of Series A Preferred Stock, the shares of Class A Common Stock and the stock options of Fox Kids otherwise comprising part of the Excluded Fox Kids Equity Interests shall cease to be included therein at such time, if ever, as such shares are acquired by any of the Loan Parties or any of their respective Subsidiaries.

               "EXTRAORDINARY RECEIPT" means any cash received by or paid to or for the account of any Person other than in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and payments in respect of judgments or settlements of litigation or proceedings; provided, however, that Extraordinary Receipts shall not include cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof), indemnity payments or payments in respect of judgments or settlements of litigation or proceedings to the extent that such proceeds, awards or payments in respect of loss or damage to any Capital Asset, or reimbursements of liabilities previously paid by such Person or promptly paid thereafter to any third party that is not an Affiliate of such Person, are applied (or are in respect of expenditures that were previously incurred) to replace or repair such Capital Asset or to reimburse such amounts previously paid or to be paid promptly to any such third party, in each case in accordance with the terms of the Loan Documents and so long as such application is commenced within 90 days after the receipt of such proceeds, awards or payments.

               "FACILITY" means the Revolving Credit A Facility, the Revolving Credit B Facility or the Term Facility, as the context may require.

               "FAIR MARKET VALUE" means, with respect to any property or assets (including, without limitation, any of the Equity Interests) of any Person on any date of determination, the value of the consideration obtainable in a sale of such property or asset in the open market on such date assuming an arm's-length sale that has been arranged without duress or compulsion between a willing seller and a willing and knowledgeable purchaser in a commercially reasonable manner over a reasonable period of time under all conditions necessary or desirable for a fair sale (taking into account the nature and characteristics of such property or asset); provided that the Fair Market Value of any of the property or assets of any of the Loan Parties or any of their respective Subsidiaries shall be determined in good faith by the board of directors (or persons performing similar functions) of such Loan Party or such Subsidiary, as the case may be, and certified by a Responsible Officer of such Loan Party or such Subsidiary in a certificate delivered to the Administrative Agent, on behalf of the Lenders; and provided, however, that any determination of the Fair Market Value of any such property (whether real or personal) or asset that is customarily appraised shall be based upon an appraisal by an independent qualified appraiser when such property or asset is determined in good faith by the board of directors (or persons performing similar functions) of such Loan Party or such Subsidiary to have a Fair Market Value in excess of $10,000,000.

               "FBC" has the meaning specified in Preliminary Statement (5) to this Agreement.

               "FBC SUB" has the meaning specified in Preliminary Statement (5) to this Agreement.

               "FBC SUBORDINATED NOTES" means the subordinated note or notes of Fox Kids due August 1, 2007 in an aggregate principal amount not to exceed $104,573,000 issued pursuant to the FBC Subordinated Notes Documents, and including any notes issued in replacement or substitution therefor.

               "FBC SUBORDINATED NOTES DOCUMENTS" means the Subordinated Note Agreement dated as of July 31, 1997 by and among FBC, Fox Kids and the Administrative Agent, on behalf of the Secured Parties, the FBC Subordinated Note and all other instruments, agreements or other documents pursuant to which the FBC Subordinated Notes are issued or otherwise setting forth the terms of the FBC Subordinated Notes, in each case as such agreements, instruments or other documents may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

               "FCC" means the Federal Communications Commission of the United States of America or any successor thereto.

               "FCN HOLDING" has the meaning specified in the recital of parties to this Agreement.

               "FCN HOLDING/SABAN SURVIVING INDEBTEDNESS" has the meaning specified in Section 3.01(f).

               "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

               "FISCAL QUARTER" means, with respect to Fox Kids or any of its Subsidiaries, the period commencing July 1 in any Fiscal Year and ending on the next succeeding September 30, the period commencing October 1 in any Fiscal Year and ending on the next succeeding December 31, the period commencing January 1 in any Fiscal Year and ending on the next succeeding March 31, or the period commencing April 1 in any Fiscal Year and ending on the next succeeding June 30, as the context may require, or, if any such Subsidiary was not in existence on the first day of any such period, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the last day of such period.

               "FISCAL YEAR" means, with respect to Fox Kids or any of its Subsidiaries, the period commencing on July 1 in any calendar year and ending on the next succeeding June 30 or, if any such Subsidiary was not in existence on July 1 in any calendar year, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the next succeeding June 30.

               "FIXED CHARGE COVERAGE RATIO" means, with respect to Fox Kids and its Subsidiaries for any Measurement Period, the ratio of (a) Consolidated EBITDA for such period to (b) the sum (without duplication) of (i) Consolidated Interest Expense for such period, (ii) the amount by which (A) the aggregate amount of all programming costs paid in cash by Fox Kids and its Subsidiaries during such period exceeds (B) the aggregate Programming Amortization during such period, (iii) the aggregate amount of all Capital Expenditures made by Fox Kids and its Subsidiaries during such period, (iv) the aggregate amount of all Required Principal Payments made by Fox Kids and its Subsidiaries during such period and (v) the aggregate amount of all Cash Distributions made by or on behalf of Fox Kids during such period.

               "FLEXTECH COMMON STOCK" means the 5,792,008 shares of convertible redeemable nonvoting common stock of Flextech plc, an English public limited company, owned by the Surviving Corporation on the Phase II Closing Date, and the shares of voting common stock of Flextech plc issued upon the conversion, in whole or in part, thereof.

               "FOREIGN CORPORATION" means any Foreign Subsidiary that constitutes a "controlled foreign corporation" under Section 957 of the Internal Revenue Code.
          "FOREIGN SUBSIDIARY" means, at any time, any of the direct or indirect Subsidiaries of Fox Kids that is not a Borrower or a Domestic Subsidiary at such time.

               "FOREIGN SUBSIDIARY PLEDGE AGREEMENTS" has the meaning specified in Section 3.01(h)(ix)(D).

               "FOREIGN SUBSIDIARY SECURITY AGREEMENT" has the meaning specified in Section 3.02(j)(xi).

               "FOX KIDS" has the meaning specified in the recital of parties to this Agreement.

               "FOX KIDS LLC" has the meaning specified in Preliminary Statement
     (5) to this Agreement.

               "FOX KIDS OPTIONHOLDERS" means, collectively, Stan Golden, Shuki Levi, Margaret Loesch and Mel Woods and any permitted transferees thereof.

               "FRENCH PLEDGE AGREEMENT" has the meaning specified in Section 3.01(h)(ix)(D).

               "FUNDED INDEBTEDNESS" means, with respect to any Person (without duplication), Indebtedness in respect of the Advances in the case of the Borrowers, and all other Indebtedness of such Person that by its terms matures more than one year after any date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date; provided, however, that the term "Funded Indebtedness" shall not include any Indebtedness (if and to the extent such Indebtedness would otherwise be included in such term on any date of determination) of such Person incurred under Contingent Obligations of such Person that are incurred solely to support Indebtedness of one or more Subsidiaries of such Person, to the extent such Contingent Obligations are otherwise expressly permitted to be incurred under Section 5.02(b).

               "FUNDING AGREEMENT" means the Funding Agreement dated as of June 11, 1997 among TNCL, NPAL and Fox Kids, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

               "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis, subject, however, to the terms of Section 1.03.

               "GERMAN PLEDGE AGREEMENT" has the meaning specified in Section 3.01(h)(ix)(C).

               "GOVERNMENTAL AUTHORITY" means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

               "GOVERNMENTAL AUTHORIZATION" means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

               "GUARANTEE" has the meaning specified in Section 3.01(h)(xi).

               "GUARANTEE SUPPLEMENT" has the meaning specified in Section 8(b) of the Guarantee.

               "GUARANTEED OBLIGATIONS" has the meaning specified in Section 6.01(a).

               "HAZARDOUS MATERIALS" means: (a) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including, without limitation, harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (b) any oil, petroleum, petroleum fraction or petroleum derived substance; (c) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (d) any flammable substances or explosives; (e) any radioactive materials; (f) any asbestos-containing materials; (g) any urea formaldehyde foam insulation; (h) any electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (i) any pesticides; (j) any radon gas; and (k) any other chemical, material or substance designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law or which could pose a hazard to health, safety or the environment.

               "HEDGE AGREEMENTS" means, collectively, interest rate swap, cap or collar agreements, interest rate future or option contracts, commodity future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

               "HEDGE BANK" means any Person that is a Lender, in its capacity as a party to a Bank Hedge Agreement.

               "IFE" has the meaning specified in Preliminary Statement (1) to this Agreement.

               "IFE CLASS A COMMON STOCK" has the meaning specified in Preliminary Statement (2) to this Agreement.

               "IFE CLASS B COMMON STOCK" has the meaning specified in Preliminary Statement (2) to this Agreement.

               "IFE SURVIVING INDEBTEDNESS" has the meaning specified in Section 3.02(e).

               "INDEBTEDNESS" means, with respect to any Person (without duplication):

                  (a) all indebtedness of such Person for borrowed money;

                  (b) all Obligations of such Person for the deferred purchase price of property and assets or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person's business and not past due for more than 90 days after the date on which each such trade payable or account payable was created);

                  (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, or upon which interest payments are customarily made;

                  (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even though the rights and remedies of the seller or the lender under such agreement in the event of default are limited to repossession or sale of such property or assets);

                  (e) all Obligations of such Person as lessee under Capitalized Leases;

                  (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities (other than letters of credit given in support of trade payables incurred in the ordinary course of such Person's business and with an expiration date of not more than 90 days after the date on which such letter of credit was issued);

                  (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or in any other Person valued, in the case of any Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (but excluding any Obligation arising solely as a result of the declaration of a dividend (or similar distribution) on any such Equity Interest of such Person);

                  (h) all Obligations of such Person in respect of Hedge Agreements, take-or-pay agreements or other similar arrangements;

                  (i) all Obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing if the transaction giving rise to such Obligation is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP;

                  (j) all Contingent Obligations; and

                  (k) all Indebtedness referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, valued, in the case of any such Indebtedness as to which recourse for the payment thereof is expressly limited to the property or assets on which such Lien is granted, at the lesser of (i) the stated or determinable amount of the Indebtedness that is so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) and (ii) the Fair Market Value of such property or assets.

     The Indebtedness of any Person shall include (i) all Obligations of the types described in clauses (a) through (k) above of any partnership in which such Person is a general partner and (ii) all Obligations of the types described in clauses (a) through (k) above of such Person to the extent such Person remains legally liable in respect thereof, notwithstanding that any such Obligation is deemed to be extinguished under GAAP at any date of determination.

               "INDEMNIFIABLE MATTERS" has the meaning specified in Section 9.04(a).

               "INDEMNIFIED PARTY" has the meaning specified in Section 9.04(a).

               "INFORMATION MEMORANDUM" means the information memorandum dated July 1997 used by the Arranger in connection with the syndication of the Commitments.

               "INITIAL LENDERS" has the meaning specified in the recital of parties to this Agreement.

               "INITIAL PLEDGED INDEBTEDNESS" has the meaning specified in
     Section 1(c)(iii) of the Security Agreement or Section 1(c) of the Pledge Agreements, as the context may require.

               "INITIAL PLEDGED INTERESTS" has the meaning specified in Section 1(c)(i) of the Security Agreement or Section 1(a) of the Pledge Agreements, as the context may require.

               "INTERCOMPANY NOTES" means the promissory notes, in each case in substantially the form of Exhibit I hereto, evidencing the intercompany Indebtedness outstanding from time to time pursuant to Section 5.02(b)(iv)(B).

               "INTEREST COVERAGE RATIO" means, with respect to Fox Kids and its Subsidiaries for any Measurement Period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

               "INTEREST PERIOD" means, for each of the Eurodollar Rate Advances comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, as the case may be, and ending on the last day of the period selected by the Borrower requesting such Borrowing or Conversion pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions set forth below. The duration of each such Interest Period shall be one, two, three or six months and, subject to clause (c) of this definition, nine months as the Borrower requesting such Borrowing or Conversion may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                    (a) such Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance comprising part of a Term Borrowing that ends after any principal repayment installment date for the Term Facility or any Eurodollar Rate Advance comprising part of a Revolving Credit Borrowing that ends after any mandatory commitment reduction date for the related Revolving Credit Facility unless, after giving effect to such selection, the aggregate principal amount of all Base Rate Advances and of all Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date or such mandatory commitment reduction date, as the case may be, shall be at least equal to the aggregate principal amount of Advances under the Term Facility or the applicable Revolving Credit Facility, respectively, due and payable on or prior to such date;

                    (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

                    (c) the Borrower requesting such Borrowing or Conversion shall not be entitled to select an Interest Period having a duration of nine months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each of the Appropriate Lenders notifies the Administrative Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that if any of the Lenders objects (or is deemed to have objected) to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by such Borrower in the applicable Notice of Borrowing or Notice of Conversion as the desired alternative to an Interest Period of nine months therefor;

                    (d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next succeeding calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

                    (e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

               "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

               "INVENTORY" has the meaning specified in Section 1(b) of the Security Agreement.

               "INVESTMENT" means, with respect to any Person, any loan or advance to such Person, any purchase or other acquisition of Equity Interests in, or other obligations or other securities of, such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clause (j) or (k) of the definition of "Indebtedness" set forth in this
     Section 1.01 in respect of such Person.

               "INVESTMENT GRADE PERFORMANCE TEST" means, at any date of determination, either (a) the non-credit enhanced long term senior unsecured public debt of Fox Kids shall have a Public Debt Rating in effect on such date of at least BBB- by S&P and Baa3 by Moody's or (b) the Performance Level in effect on such date shall not be greater than Performance Level III.

               "IP COLLATERAL ASSIGNMENTS--SHORT FORM" means, collectively, the Collateral Assignment of Security Interest in Copyrights--Short Form, the Collateral Assignment of Security Interests in Trademarks--Short Form and the Collateral Assignments in Patents--Short Form, in each case as referred to in Section 16 of the Security Agreement.

               "LENDER INDEMNIFIED COSTS" has the meaning specified in Section 8.05.

               "LENDERS" means, collectively, the Initial Lenders and each Person that becomes a Lender pursuant to Section 9.08.

               "LEVERAGE RATIO" means, with respect to Fox Kids and its Subsidiaries at any date of determination, the ratio of (a) Adjusted Funded Indebtedness of Fox Kids and its Subsidiaries at such date to (b) Consolidated EBITDA for the most recently completed Measurement Period prior to such date.

               "LIBERTY IFE" has the meaning specified in Preliminary Statement
     (3) to this Agreement.

               "LIBERTY IFE CONTRIBUTION" has the meaning specified in Preliminary Statement (3) to this Agreement.

               "LIBERTY MEDIA" has the meaning specified in Preliminary Statement (3) to this Agreement.

               "LICENSED RIGHTS" has the meaning specified in Section 5.02(a)(ii)(M).

               "LIEN" means, with respect to any Person, (a) any mortgage, lien (statutory or other), pledge, hypothecation, security interest, charge or other preference or encumbrance of any kind (including, without limitation, any agreement to give any of the foregoing), (b) any sale of accounts receivable or chattel paper, or any assignment, deposit arrangement or lease intended as, or having the effect of, security, (c) any easement, right of way or other encumbrance on title to real property or (d) any other interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or any Capitalized Lease or upon or with respect to any property or asset of such Person (including, in the case of Equity Interests, voting trust agreements and other similar arrangements).

               "LOAN DOCUMENTS" means, collectively, (a) for all purposes of this Agreement (other than Article VI) and the Notes and any amendment, supplement or other modification hereof or thereof and for all other purposes other than for purposes of Article VI, the Guarantee and the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Guarantee, (iv) the Collateral Documents and (v) each of the other agreements evidencing any of the Obligations of any of the Loan Parties secured by the Collateral Documents and (b) for all purposes of Article VI, the Guarantee and the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Guarantee, (iv) the Collateral Documents, (v) the Bank Hedge Agreements and (vi) each of the other agreements evidencing any of the Obligations of any of the Loan Parties secured by the Collateral Documents, in each case as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and
     Section 9.01.

               "LOAN PARTIES" means, collectively, the Phase I Loan Parties, the Phase II Loan Parties, each of the other Subsidiaries of Fox Kids that is required to execute and deliver a mortgage, pledge agreement, assignment, floating and fixed debenture or other security agreement (or other similar document) after the date of this Agreement pursuant to Section 5.01(q) or a Guarantee Supplement, a Security Agreement Supplement, one or more IP Collateral Assignments--Short Form or any other mortgage, security agreement, floating or fixed debenture or pledge agreement (or other similar document) after the date of this Agreement pursuant to Section 5.02(k) and each Person that is required to execute and deliver a Pledge Agreement Supplement after the date of this Agreement pursuant to Section 5(e)(i)(A) of the Pledge Agreement.

               "LYNNHAVEN" means Lynnhaven Acquisition Corp., a Virginia corporation and a direct wholly owned Subsidiary of the Surviving Corporation.

               "MANDATORY COMMITMENT REDUCTION AMOUNT" has the meaning specified in Section 2.04(c)(i).

               "MANDATORY COMMITMENT REDUCTION DATE" has the meaning specified in Section 2.04(c)(i).

               "MANDATORY DECLINED AMOUNT" has the meaning specified in Section 2.04(c)(i).

               "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of Fox Kids, IFE and their respective Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative

     Agent or any of the Lenders under any of the Loan Documents or any of the Transaction Documents (unless the material adverse effect on any such rights and remedies, either individually or in the aggregate, would apply solely to an immaterial portion of the Collateral and could not reasonably be expected to impair the repayment of the Advances and the payment of all other amounts owing under or in respect of the Loan Documents in a timely manner) or (c) the ability of any of the Loan Parties to perform any of their respective Obligations under any of the Loan Documents or any of the Transaction Documents to which it is or is to be a party (unless the material adverse effect on any such ability, either individually or in the aggregate, would apply solely to the nonpayment Obligations of any of the Subsidiaries of Fox Kids (other than any of the other Borrowers)).

               "MEASUREMENT PERIOD" means, at any date of determination, the most recently completed four consecutive Fiscal Quarters on or immediately prior to such date or, if less than four consecutive Fiscal Quarters have been completed since the Phase I Closing Date, the Fiscal Quarters that have been completed since the Phase I Closing Date; provided, however, that any calculation of Consolidated EBITDA and Consolidated Interest Expense for the first Measurement Period ending after September 30, 1997 shall be multiplied by four, any calculation of Consolidated EBITDA and Consolidated Interest Expense and for the second Measurement Period ending after September 30, 1997 shall be multiplied by two and any calculation of Consolidated EBITDA and Consolidated Interest Expense for the third Measurement Period ending after September 30, 1997 shall be multiplied by 1.33.

               "MERGER" has the meaning specified in Preliminary Statement (4) to this Agreement.

               "MERGER AGREEMENT" has the meaning specified in Preliminary Statement (4) to this Agreement.

               "MERGER AGREEMENT GUARANTY" means the Guaranty dated as of June 11, 1997 made by TNCL in favor of IFE, as such guaranty may be amended, supplemented or otherwise modified from time to time on or prior to the Phase I Closing Date in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

               "MERGER CORPORATION" has the meaning specified in the recital of parties to this Agreement.

                  "MOODY'S" means Moody's Investors Service, Inc.

               "MORTGAGE POLICY" has the meaning specified in Section 3.02(j)(xii)(B).

               "MORTGAGES" has the meaning specified in Section 3.02(j)(xii).

               "MULTIEMPLOYER PLAN" means a multiemployer plan (as defined in Section 4001(a)(3) of

     ERISA) to which any of the Borrowers or any of the ERISA Affiliates (a) is making or accruing an obligation to make contributions or (b) has within any of the preceding five plan years made or accrued an obligation to make contributions and with respect to which any of the Borrowers or any of the ERISA Affiliates could reasonably be expected to have liability.

               "MULTIPLE EMPLOYER PLAN" means a single employer plan (as defined in Section 4001(a)(15) of ERISA) that (a) is maintained for employees of any of the Borrowers or any of the ERISA Affiliates and at least one Person other than the Borrowers and the ERISA Affiliates or (b) was so maintained and in respect of which any of the Borrowers or any of the ERISA Affiliates could reasonably be expected to have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

               "MURDOCH FAMILY" means, collectively, (a) K. Rupert Murdoch, his wife, parents, children or more remote issue, or brothers or sisters or children or more remote issue of a brother or sister, (b) any Person directly or indirectly controlled by one or more of the Persons referred to in clause (a) of this definition or (c) a trust in which the majority of the trustees are Persons referred to in clause (a) or (b) of this definition or can be removed or replaced by one or more of the Persons referred to in clause (a) or (b) of this definition.

               "NAHI" means News America Holdings Incorporated, a Delaware corporation and a wholly owned Subsidiary of TNCL.

               "NAHI SUBORDINATED NOTES" means the subordinated note or notes of Fox Kids due no earlier than the tenth anniversary of the Phase II Closing Date and issued in an aggregate principal amount not to exceed $343,000,000 pursuant to the NAHI Subordinated Notes Documents, which subordinated note or notes shall be in the same form as the FBC Subordinated Notes, and including any notes issued in replacement or substitution therefor.

               "NAHI SUBORDINATED NOTES DOCUMENTS" the Subordinated Note Agreement to be entered into on or prior to the Phase II Closing Date by and among NAHI, Fox Kids and the Administrative Agent, on behalf of the Secured Parties, the NAHI Subordinated Notes and all other instruments, agreements or other documents pursuant to which the NAHI Subordinated Notes are issued or otherwise setting forth the terms of the NAHI Subordinated Notes, in each case which agreements, instruments or other documents shall be in the same form as the FBC Subordinated Notes Documents and may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

               "NCP PERCENTAGE" means (a) at any date of determination on which the Investment Grade Performance Test is satisfied, 0% with respect to any sale, lease, transfer or other disposition of any property or asset, 50% with respect to the incurrence or issuance of any Indebtedness, 0% with respect to the sale or issuance of any Equity Interests in any Person by such Person and 0% with respect to any Extraordinary Receipt received by or paid to or for the account of any Person and (b) at any date of determination on which the Investment Grade Performance Test is not satisfied, 100% with respect to any sale, lease, transfer or other disposition of any property or asset, the incurrence or issuance of any Indebtedness, the sale or issuance of any Equity Interests in any Person by such Person and any Extraordinary Receipt received by or paid to or for the account of any Person.

               "NET CASH PROCEEDS" means, with respect to any sale, lease, transfer or other disposition of any property or asset, or the incurrence or issuance of any Indebtedness, or the sale or issuance of any Equity Interests in any Person, or any Extraordinary Receipt received by or paid to or for the account of any Person, as the case may be, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person for its own account in connection with any such transaction, after deducting therefrom only:

                  (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees, filing and registration fees with the Securities and Exchange Commission (or any similar Governmental Authority or any national or international securities exchange) and other similar fees and commissions;

                  (b) the amount of taxes payable in connection with or as a result of such transaction;

                  (c) in the case of any sale, lease, transfer or other disposition of any property or asset, the outstanding principal amount of, the premium or penalty, if any, and any accrued and unpaid interest on, any Indebtedness (other than the Advances and any intercompany Indebtedness) that is secured by a Lien on the property and assets subject to such sale, lease, transfer or other disposition and is required to be repaid under the terms thereof as a result of such sale, lease, transfer or other disposition; and

                  (d) in the case of any sale, lease, transfer or other disposition of any property or asset, the amount required to be reserved, in accordance with GAAP on the date on which the Net Cash Proceeds from such sale, lease, transfer or other disposition are determined, and so reserved, against liabilities under indemnification obligations, liabilities related to environmental matters or other similar contingent liabilities associated with the property and assets subject to such sale, lease, transfer or other disposition that are required to be so provided for under the terms of the documentation for such sale, lease, transfer or other disposition;

     in each case to the extent, but only to the extent, that the amounts so deducted are properly attributable to such transaction or to the property or asset that is the subject thereof and (i) in the case of clauses (a) and
     (c) of this definition, are actually paid at the time of receipt of such cash to a Person that is not an Affiliate of such Person or any of the Loan Parties or of any Affiliate of any of the Loan Parties and (ii) in the case of clauses (b) and (d) of this definition, are actually paid at the time of receipt of such cash to a Person that is not an Affiliate of such Person or any of the Loan Parties or any Affiliate of any of the Loan Parties or, so long as such Person is not otherwise indemnified therefor, are reserved for in accordance with GAAP at the time of receipt of such cash based upon such Person's reasonable estimate of such taxes or contingent liabilities, as the case may be; provided, however, that if, at the time such taxes or such contingent liabilities are actually paid or otherwise satisfied, the amount of the reserve therefor exceeds the amount paid or otherwise satisfied, then such Person shall reduce the Commitments in accordance with the terms of Section 2.04(b)(v), and shall prepay the outstanding Advances in accordance with the terms of Section 2.05(b), in an amount equal to the amount of such excess reserve.

               "NETHERLANDS PLEDGE AGREEMENT" has the meaning specified in
     Section 3.01(h)(ix)(B).

               "NEW SUBSIDIARY" has the meaning specified in Section 5.02(k).

               "NOTE" means a Revolving Credit A Note, a Revolving Credit B Note or a Term Note, as the context may require.

               "NOTICE OF BORROWING" has the meaning specified in Section
     2.02(a).

               "NOTICE OF CONVERSION" has the meaning specified in Section 2.08(a).
                        "NPAL" means News Publishing Australia Limited, a Delaware corporation.

               "NPAL CHARTER AMENDMENT" means the Certificate of Amendment of the Certificate of Incorporation of NPAL, which, among other things, authorizes NPAL to issue up to 500,000 shares of NPAL Preferred Stock, par value $0.001 per share, and describes the designations, voting powers, preferences and relative, participating, optional and other special rights of such NPAL Preferred Stock and the qualifications, limitations and restrictions thereof.

                  "NPL" means the National Priorities List under CERCLA.

               "OBLIGATION" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding of the type referred to in Section 7.01(f). Without limiting the generality of the immediately preceding sentence, the Obligations of the Loan Parties under or in respect of the Loan Documents include (a) the obligation to pay principal, interest, commissions, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by any of the Loan Parties under or in respect of any of the Loan Documents and (b) the obligation of any of the Loan Parties to reimburse any amount in respect of any of the items described above in clause (a) of this definition that the Administrative Agent or any of the Lenders, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

               "OECD" means the Organization for Economic Cooperation and Development.

               "OPEN YEAR" means, with respect to any Person, any year for which United States federal income tax returns have been filed by or on behalf of such Person and for which the expiration of the applicable statute of limitations for assessment, reassessment or collection has not occurred (whether by reason of extension or otherwise).

               "OTHER TAXES" has the meaning specified in Section 2.11(b).

               "PARTICIPATIONS" means all amounts (other than Residuals) payable to any Person other than any of the Loan Parties or any of their respective Affiliates in connection with the development, acquisition, production, exhibition, exploitation or distribution of any item of Product, the payment of which is contingent upon and payable only to the extent of the receipt by the obligor of revenues from the exhibition or exploitation of such item of Product.

               "PATENTS" has the meaning specified in Section 1(j) of the Security Agreement.

               "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

               "PERFORMANCE LEVEL" means Performance Level I, Performance Level II, Performance Level III, Performance Level IV, Performance Level V, Performance Level VI, Performance Level VII, Performance Level VIII or Performance Level IX, as the context may require. For purposes of determining the Performance Level at any date of determination:
               (a) not more than one decrease in the Performance Level (thereby resulting in a decrease in the Applicable Margin and the Applicable Percentage) shall occur in any three-month period; and

               (b) no change in the Performance Level shall be effective until five Business Days after the date on which the Administrative Agent receives Consolidated financial statements of Fox Kids and its Subsidiaries pursuant to (and satisfying all of the requirements of)
          Section 5.03(b) or 5.03(c) reflecting such change and the related certificate pursuant to Section 5.03(d); provided, however, that, if the Borrowers have not submitted to the Administrative Agent all of the information required under this clause (b) within five Business Days after the date on which such information is otherwise required under Section 5.03(b) or 5.03(c) and Section 5.03(d), as the case may be, the Performance Level shall be deemed to be at Performance Level IX for so long as such information has not been submitted.

               "PERFORMANCE LEVEL I" means, at any date of determination, that Fox Kids and its Subsidiaries shall have maintained a Leverage Ratio of less than to 3.00:1 for the most recently completed Measurement Period prior to such date.

               "PERFORMANCE LEVEL II" means, at any date of determination, that
     (a) the Performance Level does not meet the requirements of Performance Level I and (b) Fox Kids and its Subsidiaries shall have maintained a Leverage Ratio of less than 3.50:1 for the most recently completed Measurement Period prior to such date.

               "PERFORMANCE LEVEL III" means, at any date of determination, that
     (a) the Performance Level does not meet the requirements of Performance Level I or Performance Level II and (b) Fox Kids and its Subsidiaries shall have maintained a Leverage Ratio of less than 4.00:1 for the most recently completed Measurement Period prior to such date.

               "PERFORMANCE LEVEL IV" means, at any date of determination, that
     (a) the Performance Level does not meet the requirements of Performance Level I, Performance Level II or Performance Level III and (b) Fox Kids and its Subsidiaries shall have maintained a Leverage Ratio of less than 4.50:1 for the most recently completed Measurement Period prior to such date.

               "PERFORMANCE LEVEL V" means, at any date of determination, that
     (a) the Performance Level does not meet the requirements of Performance Level I, Performance Level II, Performance Level III or Performance Level IV and (b) Fox Kids and its Subsidiaries shall have maintained a Leverage Ratio of less than 5.00:1 for the most recently completed Measurement Period prior to such date.

               "PERFORMANCE LEVEL VI" means, at any date of determination, that
     (a) the Performance Level does not meet the requirements of Performance Level I, Performance Level II, Performance Level III, Performance Level IV or Performance Level V and (b) Fox Kids and its Subsidiaries shall have maintained a Leverage Ratio of less than 5.50:1 for the most recently completed Measurement Period prior to such date.

               "PERFORMANCE LEVEL VII" means, at any date of determination, that
     (a) the Performance Level does not meet the requirements of Performance Level I, Performance Level II, Performance Level III, Performance Level IV, Performance Level V or Performance Level VI and (b) Fox Kids and its Subsidiaries shall have maintained a Leverage Ratio of less than 6.00:1 for the most recently completed Measurement Period prior to such date.

               "PERFORMANCE LEVEL VIII" means, at any date of determination, that (a) the Performance Level does not meet the requirements of Performance Level I, Performance Level

     II, Performance Level III, Performance Level IV, Performance Level V, Performance Level VI or Performance Level VII and (b) Fox Kids and its Subsidiaries shall have maintained a Leverage Ratio of less than 7.00:1 for the most recently completed Measurement Period prior to such date.

               "PERFORMANCE LEVEL IX" means, at any date of determination, that the Performance Level does not meet the requirements of Performance Level I, Performance Level II, Performance Level III, Performance Level IV, Performance Level V, Performance Level VI, Performance Level VII or Performance Level VIII.

               "PERMITTED ENCUMBRANCES" means easements, rights of way, zoning restrictions and other encumbrances and minor survey exceptions, minor title irregularities and other similar minor restrictions on title to, or the use of, real property that do not, either individually or in the aggregate, materially and adversely affect either the use of such real property for its intended purposes or the conduct of the business of the Borrowers and their respective Subsidiaries in the ordinary course and that were not incurred in connection with and do not secure Indebtedness or other extensions of credit.

               "PERMITTED FILM FINANCING" means, with respect to any of the Special Purpose Vehicles, financing received by such Special Purpose Vehicle (whether through the issuance or incurrence of Indebtedness or the issuance and sale of Equity Interests) from any other Person that is not an Affiliate thereof or of any of the Loan Parties, the proceeds of which will be used solely for the acquisition, production, exhibition, syndication, exploitation or distribution of television films or other programming and as to which none of the Loan Parties has incurred or will incur any Indebtedness or other Obligations, other than the obligation to pay for any item of Product of such Special Purpose Vehicle that is the subject of such Permitted Film Financing and is acquired by any such Loan Party in the ordinary course of business upon the completion and delivery thereto of such item of Product.

               "PERMITTED LIENS" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA or any such Lien relating to or imposed in connection with any Environmental Action), in each case as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:

                  (a) Liens for taxes, assessments and governmental charges or levies to the extent not otherwise required to be paid under Section 5.01(b);

                  (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's, storage and repairmen's Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) (i) that are not overdue for a period of more than 60 days or (ii) the amount, applicability or validity of which are being contested in good faith and by appropriate proceedings diligently conducted and with respect to which Fox Kids or any of its Subsidiaries, as the case may be, has established reserves in accordance with GAAP;

                  (c) pledges or deposits to secure obligations incurred in the ordinary course of business under workers' compensation laws, unemployment insurance or other similar social security legislation (other than in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations;

                  (d) Liens securing the performance of, or payment in respect of, bids, tenders, government contracts (other than for the repayment of borrowed money), surety and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business;

                  (e) any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject that is incurred in the ordinary course of business and, either individually or when aggregated with all other Permitted Liens in effect on any date of determination, could not be reasonably expected to have a Material Adverse Effect;

                  (f) Liens in favor of customs and revenue authorities arising as a matter of law or pursuant to a bond to secure payment of customs duties in connection with the importation of goods;

                  (g) customary rights of setoff upon deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business;

                  (h) Liens arising out of judgments or awards that do not constitute an Event of Default under Section 7.01(g) or 7.01(h) and in respect of which Fox Kids or any of its Subsidiaries subject thereto shall be prosecuting an appeal or proceedings for review in good faith and, pending such appeal or proceedings, shall have secured within ten days after the entry thereof a subsisting stay of execution and shall be maintaining reserves, in accordance with GAAP, with respect to any such judgment or award; and

                  (i)   Permitted Encumbrances.

               "PERMITTED PREFERRED STOCK" means Preferred Interests in Fox Kids that (a) has no dividends required to be paid in cash, and no scheduled or mandatory redemption or repurchase dates (in whole or in part), prior to the payment in full in cash of all of the Obligations of the Loan Parties under or in respect of the Loan Documents, or any extension, refinancing or replacement thereof, and the termination of all commitments to extend credit under any of the foregoing, (b) has no voting rights, and is not convertible into any of the Voting Interests in Fox Kids, unless such Permitted Preferred Stock is issued solely to one or more of the Equity Investors and (c) has no other conditions, covenants or events of default.

          "PERSON" means an individual, partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

               "PHASE I CLOSING DATE" means the date on which the initial Revolving Credit A Borrowing occurs following satisfaction of all of the conditions precedent set forth in Sections 3.01 and 3.03.

               "PHASE I LOAN PARTIES" means, collectively, each of the Equity Investors, each of the Borrowers and each of the Restricted Subsidiaries on the Phase I Closing Date.

               "PHASE II CLOSING DATE" means the date on which the initial Revolving Credit B Borrowing and/or the initial Term Borrowing occur following satisfaction of all of the conditions precedent set forth in Sections 3.02 and 3.03.

               "PHASE II LOAN PARTIES" means, collectively, each of the Subsidiaries of IFE that constitutes a Restricted Subsidiary on the Phase II Closing Date and each of the other Foreign Subsidiaries that is intended to constitute a Restricted Subsidiary on the Phase II Closing Date pursuant to clause (b) of the definition of "Restricted Subsidiary" set forth in this Section 1.01.

               "PLAN" means a Single Employer Plan and/or a Multiple Employer Plan, as the context may require.

               "PLEDGE AGREEMENTS" has the meaning specified in Section 3.01(h)(x).

               "PLEDGE AGREEMENT SUPPLEMENT" has the meaning specified in
Section 11(b) of the Pledge Agreements.

               "PREFERRED INTERESTS" means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person's property and assets, whether by dividend or upon liquidation.

               "PREPRINT MATERIALS" means, with respect to any item of Product, the original motion picture negative for such item of Product, the optical soundtrack negative for such item of Product, the magnetic soundtrack (consisting of separate mixed dialogue and separate mixed music and effects tracks) for such item of Product and/or such other materials as are necessary to duplicate such Product (including interpositives, negatives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices, and all other forms of preprint materials that may be necessary or useful to produce prints or other copies or additional preprint materials), whether now known or hereafter devised.

               "PRIMARY OBLIGATION" has the meaning specified in the definition of "Contingent Obligation" set forth in this Section 1.01.

               "PRIMARY OBLIGOR" has the meaning specified in the definition of "Contingent Obligations" set forth in this Section 1.01.

               "PRO RATA SHARE" of any amount means, with respect to any of the Lenders at any time, the product of (a) a fraction the numerator of which is the amount of such Lender's Commitment under the applicable Facility or Facilities at such time and the denominator of which is the aggregate amount of such Facility or Facilities at such time and (b) such amount.

               "PRODUCT" means any feature or nonfeature motion picture, television program, series, miniseries, pilot, movie-of-the-week, special, animated cartoon, interactive game, short or other type of recorded audiovisual production (whether now existing or hereafter created, devised, developed or acquired) (including, without limitation, the film and television libraries of the Borrowers (other than Fox Kids) and their respective Subsidiaries), whether made for or distributed in any market, including, without limitation, theatrical, nontheatrical, television, home video or exhibition in any other market or medium, whether now existing or hereafter created, devised or developed and whether produced, recorded, distributed, performed or exhibited on or by photographic film, videotape, wire, disc, cartridge, cassette or any other means, methods or devices now existing or hereafter created, devised or developed and further including, without limitation, all exposed and developed negative film, soundtracks, positive prints, cutouts and trims connected with any such Product, whether or not in completed form or in a state of completion, and all related goods and physical properties, including, without limitation, exposed film, developed film, positives, negatives, prints, answer prints, special effects, Preprint Materials, soundtracks, recordings, audio and video tape and discs of all types and gauges, cutouts, trims and any and all other physical properties of every kind and nature relating to any such Product in whatever state of completion, and all duplicates, drafts, versions, variations and copies of each thereof, all rights to produce, release, sell, distribute, lease, perform, market, license, promote, merchandise, exhibit, broadcast, reproduce, record, publicize or otherwise exploit the foregoing and all Special Assets and any and all rights therein, in any manner and in any media whatsoever throughout any territory, including, without limitation, free, pay, toll, cable, sustaining, subscription, sponsored and direct satellite broadcast, in theatres, nontheatrically, on cassettes, cartridges and discs and by any and all other scientific, mechanical or electronic means, methods, processes or devices now known or hereafter conceived, devised or created.

               "PRODUCT LABORATORY" means any film laboratory or video duplication facility in any jurisdiction where any Preprint Materials, physical elements or properties relating to any item of Product owned or controlled by any of the Borrowers (other than Fox Kids) or any of the Restricted Subsidiaries are located.

               "PRODUCT LABORATORY ACCESS LETTER" means a letter agreement, in substantially the form of Exhibit C to the Security Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent, among a Product Laboratory, the Borrower (other than Fox Kids) or the Restricted Subsidiary for which such Product Laboratory has any Preprint Materials, physical elements or properties relating to any item of Product and the Administrative Agent, which letter agreement, among other things, grants the Administrative Agent the right of access to such item of Product and subordinates any Lien of such Product Laboratory on such item of Product to the lien and security interest of the Administrative Agent, on behalf of the Secured Parties, therein pursuant to the terms of the Collateral Documents.

               "PROGRAMMING AMORTIZATION" means, for any period, that portion of all of the Programming Rights of the Subsidiaries of Fox Kids that are expensed on the Consolidated statement of operations of Fox Kids and it Subsidiaries for such period.

               "PROGRAMMING LIABILITIES" means all outstanding Indebtedness of the type described in clause (b) of the definition of "Indebtedness" set forth in this Section 1.01 that is incurred by any of the Borrowers (other than Fox Kids) or any of their respective Subsidiaries in the ordinary course of business to acquire, produce, exhibit, exploit, license or distribute television films or other programming.

               "PROGRAMMING RIGHTS" means the rights to distribute, exhibit and exploit television films and other programming acquired by any of the Subsidiaries of Fox Kids under license agreements and other similar arrangements for use on the cable networks of the Surviving Corporation and for distribution and relicensing to other Persons, which rights shall include the costs of programming (including films-in progress) and allocated overhead (which shall be capitalized as incurred).

               "PUBLIC DEBT RATING" means, at any date of determination, the statistical rating that has been most recently announced by either S&P or Moody's for any class of non-credit enhanced long term senior unsecured public debt issued by Fox Kids. For purposes of the foregoing:

                  (a) if, as of such date, only one of S&P and Moody's shall have a Public Debt Rating in effect, the satisfaction of the Investment Grade Performance Test shall be determined by reference to the available rating;

                  (b) if, as of such date, both S&P and Moody's shall have a Public Debt Rating in effect, the satisfaction of the Investment Grade Performance Test shall be determined by reference to the higher of such Public Debt Ratings unless the Public

          Debt Rating of S&P or Moody's in effect on such date shall differ from the corresponding Public Debt Rating of Moody's or S&P, respectively, in effect on such date by at least two levels, in which case the satisfaction of the Investment Grade Performance Test shall be determined by reference to the rating of such statistical rating organization that has the lower of such Public Debt Ratings in effect on such date and shall be deemed to be the rating of such statistical rating organization that is one level above such lower Public Debt Rating;

                  (c) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the first date on which such change is announced publicly by the statistical rating organization making such change; and

                  (d) if either S&P or Moody's shall change the basis on which ratings are established by it, each reference to the Public Debt Rating announced by S&P or Moody's shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

                        "PURCHASE AGREEMENTS" has the meaning specified in Preliminary Statement (2) to this Agreement.

               "RECEIPT DATE" has the meaning specified in Section 2.04(c)(i).

               "RECEIVABLES" has the meaning specified in Section 1(f) of the Security Agreement.

               "REDEEMABLE" means, with respect to any Equity Interest, any Indebtedness or any other right or Obligation, any such Equity Interest, Indebtedness, right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

               "REFERENCE BANKS" means (a) during the period from the date of this Agreement until such time as the Administrative Agent and Fox Kids shall have agreed upon at least two additional commercial banks that are Lenders hereunder at such time to act as "Reference Banks" hereunder, Citibank and (b) at any time and from time to time after the Administrative Agent and Fox Kids shall have agreed upon at least two additional commercial banks that are Lenders hereunder at such time to act as "Reference Banks" hereunder, Citibank and such additional commercial banks or, in the event that any of such commercial banks ceases to be a Lender hereunder at any time, any other commercial bank designated by Fox Kids and approved by the Required Lenders as constituting a "Reference Bank" hereunder.

               "REGENT" has the meaning specified in Preliminary Statement (2) to this Agreement.

               "REGENT ACQUISITION" has the meaning specified in Preliminary Statement (2) to this Agreement.

               "REGENT PURCHASE AGREEMENT" has the meaning specified in Preliminary Statement (2) to this

     Agreement.

               "REGENT PURCHASE AGREEMENT GUARANTY" means the Guaranty dated as of June 11, 1997 made by TNCL in favor of Regent, as such guaranty may be amended, supplemented or otherwise modified from time to time on or prior to the Phase I Closing Date in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

                "REGISTER" has the meaning specified in Section 9.08(d).

               "REORGANIZATION" has the meaning specified in Preliminary Statement (5) to this Agreement.

               "REORGANIZATION AGREEMENT" means the Agreement dated as of June 11, 1997 among Fox Kids, Saban, FBC, FBC Sub, Allen & Co., Haim Saban and certain stockholders of Saban prior to the Reorganization, as such agreement may be amended, supplemented or otherwise modified from time to time on or prior to the Phase I Closing Date in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

               "REQUIRED LENDERS" means, at any time, Lenders owed or holding not less than a majority in interest of the sum of (a) the aggregate principal amount of all Advances outstanding at such time, (b) the aggregate unused Commitments under the Term Facility at such time and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any of the Lenders shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of all Advances owing to such Defaulting Lender and outstanding at such time, (ii) the unused portion of the Term Commitment of such Defaulting Lender at such time and (iii) the aggregate Unused Revolving Credit Commitments of such Defaulting Lender at such time.

               "REQUIRED PRINCIPAL PAYMENTS" means, with respect to any Person for any period, the sum of all regularly scheduled principal payments or redemptions and all required prepayments, repurchases, redemptions or similar acquisitions for value of outstanding Funded Indebtedness made during such period, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 5.02(b)(iv)(D).

               "REQUIREMENTS OF LAW" means, with respect to any Person, all laws, constitutions, statutes, treaties, ordinances, rules and regulations, all orders, writs, decrees, injunctions, judgments, determinations or awards of an arbitrator, a court or any other Governmental Authority, and all Governmental Authorizations, binding upon or applicable to such Person or to any of its properties, assets or businesses.

               "RESIDUALS" means all amounts payable by any of the Borrowers (other than Fox Kids) or any of their respective Subsidiaries pursuant to guild agreements or collective bargaining agreements in connection with the exhibition, exploitation or distribution of any item of Product.

               "RESPONSIBLE OFFICER" means, with respect to Fox Kids or any of its Subsidiaries, the chief executive officer, the president, the chief financial officer, the principal accounting officer or the treasurer (or the equivalent of any of the foregoing) or any other officer, partner or member (or person performing similar functions) of Fox Kids or any such Subsidiary responsible for overseeing the administration of, or reviewing compliance with, all or any portion of this Agreement or any of the other Loan Documents.

               "RESTRICTED SUBSIDIARY" means (a) at any time and from time to time prior to the Phase II Closing Date, any of the wholly owned Domestic Subsidiaries and (b) at any time and from time to time on and after the Phase II Closing Date, any of the wholly owned Domestic Subsidiaries and, unless the Lenders consent to the exclusion of any of the wholly owned Foreign Subsidiaries from this definition and the Obligations of the Restricted Subsidiaries under or in respect of the Loan Documents (such consent not to be unreasonably withheld and to take into consideration any restrictions under the applicable Requirements of Law of the jurisdiction in which each such wholly owned Foreign Subsidiary is organized), any such wholly owned Foreign Subsidiary (other than any Foreign Corporation or any Subsidiary of a Foreign Corporation); provided, however, that, notwithstanding the foregoing provisions of this definition, Fox Kids LLC shall constitute a Restricted Subsidiary at all times on and after the date of this Agreement; and provided further, however, that none of the Special Purpose Vehicles shall constitute a Restricted Subsidiary.

               "REVOLVING CREDIT A ADVANCES" has the meaning specified in
     Section 2.01(a).

               "REVOLVING CREDIT A BORROWING" means a borrowing consisting of simultaneous Revolving Credit A Advances of the same Type made by the Revolving Credit A Lenders.

               "REVOLVING CREDIT A COMMITMENT" means, with respect to any of the Revolving Credit A Lenders at any time, the amount set forth opposite such Revolving Credit A Lender's name on Schedule I hereto under the caption "Revolving Credit A Commitment" or, if such Revolving Credit A Lender has entered into one or more Assignments and Acceptances, the amount set forth for such Revolving Credit A Lender in the Register maintained by the Administrative Agent pursuant to Section 9.08(d) as such Revolving Credit A Lender's "Revolving Credit A Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.04.

               "REVOLVING CREDIT A FACILITY" means, at any time, the aggregate Revolving Credit A Commitments of all of the Revolving Credit A Lenders at such time.

               "REVOLVING CREDIT A LENDER" means, at any time, any of the Lenders that has a Revolving Credit A Commitment at such time.

               "REVOLVING CREDIT A NOTE" means a promissory note of an Appropriate Borrower payable to the order of any of the Revolving Credit A Lenders, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Appropriate Borrower to such Revolving Credit A Lender resulting from the Revolving Credit A Advances made by such Revolving Credit A Lender.

               "REVOLVING CREDIT ADVANCE" means a Revolving Credit A Advance or a Revolving Credit B Advance, as the context may require.

               "REVOLVING CREDIT B ADVANCE" has the meaning specified in Section 2.01(b).

               "REVOLVING CREDIT B BORROWING" means a borrowing consisting of simultaneous Revolving Credit B Advances of the same Type made by the Revolving Credit B Lenders.

               "REVOLVING CREDIT B COMMITMENT" means, with respect to any of the Revolving Credit B Lenders at any time, the amount set forth opposite such Revolving Credit B Lender's name on Schedule I hereto under the caption "Revolving Credit B Commitment" or, if such Revolving Credit B Lender has entered into one or more Assignments and Acceptances, the amount set forth for such Revolving Credit B Lender in the Register maintained by the Administrative Agent pursuant to Section 9.08(d) as such Revolving Credit B Lender's "Revolving Credit B Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.04.

               "REVOLVING CREDIT B FACILITY" means, at any time, the aggregate Revolving Credit B Commitments of all of the Revolving Credit B Lenders at such time.

               "REVOLVING CREDIT B LENDER" means, at any time, any of the Lenders that has a Revolving Credit B Commitment at such time.

               "REVOLVING CREDIT B NOTE" means a promissory note of an Appropriate Borrower payable to the order of any of the Revolving Credit B Lenders, in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of such Appropriate Borrower to such Revolving Credit B Lender resulting from the Revolving Credit B Advances made by such Revolving Credit B Lender.

               "REVOLVING CREDIT BORROWING" means a Revolving Credit A Borrowing or a Revolving

    Credit B Borrowing, as the context may require.

               "REVOLVING CREDIT FACILITIES" means the Revolving Credit A Facility or the Revolving Credit B Facility, as the context may require.

               "RIGHT IN PRODUCT" means (a) any right, whether arising under written contracts or otherwise, to sell, produce, distribute, subdistribute, exhibit, lease, sublease, license, sublicense or otherwise exploit Product, including rights under so-called "pick up" arrangements and other contracts and agreements relating to the acquisition of Product or any interest therein in any market, including the theatrical, nontheatrical, stage, television (including broadcast, cable and pay television) and home markets, whether by film, videotape, cassette cartridge, disc or by any other means, method, process or device now known or hereafter developed, (b) any right to sell trailer and advertising accessories relating to any item of Product, (c) any sequel, series, serial, reissue or re-make rights relating to any item of Product, and (d) any rights to exploit any element or component of any item of Product or any ancillary rights relating to any item of Product, including merchandising and character rights, stage rights, sound track recording rights and music publishing rights relating to any music embodied in or written for any item of Product, including the right to grant licenses to print, perform or mechanically reproduce such music.

               "ROBERTSON ACQUISITION" has the meaning specified in Preliminary Statement (2) to this Agreement.

               "ROBERTSON PURCHASE AGREEMENT" has the meaning specified in Preliminary Statement (2) to this Agreement.

               "ROBERTSON PURCHASE AGREEMENT GUARANTY" means the Guaranty dated as of June 11, 1997 made by TNCL in favor of the Robertson Sellers, as such guaranty may be amended, supplemented or otherwise modified from time to time on or prior to the Phase I Closing Date in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

               "ROBERTSON SELLERS" has the meaning specified in Preliminary Statement (2) to this Agreement.

               "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

               "SABAN" has the meaning specified in the recital of parties to this Agreement.

               "SECURED OBLIGATIONS" has the meaning specified in Section 2 of the Security Agreement or Section 2 of the Pledge Agreements, as the context may require.

               "SECURED PARTIES" means, collectively, the Agents, the Lenders, the Hedge Banks and the other Persons, if any, the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

               "SECURITY AGREEMENT" has the meaning specified in Section 3.01(h)(viii).

               "SECURITY AGREEMENT SUPPLEMENT" has the meaning specified in
     Section 23(b) of the Security Agreement.

               "SERIES A CERTIFICATE OF DESIGNATION" means the Certificate of Designation of the Series A Preferred Stock, which describes the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

               "SERIES A PREFERRED STOCK" has the meaning specified in Preliminary Statement (3) to this Agreement.

               "SINGLE EMPLOYER PLAN" means a single employer plan (as defined in Section 4001(a)(15) of ERISA) that (a) is maintained for employees of any of the Borrowers or any of the ERISA Affiliates and no Person other than the Borrowers and the ERISA Affiliates or (b) was so maintained and in respect of which any of the Borrowers or any of the ERISA Affiliates could reasonably be expected to have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

               "SOLVENT" and "SOLVENCY" mean, with respect to any Person on any date of determination, that, on such date:

                  (a) the fair value of the property and assets of such Person is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person;

                  (b) the present fair salable value of the property and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured;

                  (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature; and

                  (d) such Person is not engaged in business or in a transaction, and is not about to engage in business or in a transaction, for which such Person's property and assets would constitute an unreasonably small capital.
          The amount of contingent and unliquidated liabilities at any time shall be computed as the amount that, in the light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. In addition, unmatured Obligations of any Person under any executory contract (including, without limitation, leases) shall, subject to the limitations set forth in the immediately preceding sentence, be considered a "net liability" to the extent that, at any date of determination, the Fair Market Value of the consideration to be received by such Person pursuant to such executory contract is less than the Fair Market Value of the consideration to be given by such Person pursuant to such executory contract and shall be considered a "net asset" to the extent that, at any date of determination, the Fair Market Value of the consideration to be received by such Person pursuant to such executory contract is greater than the Fair Market Value of the consideration to be given by such Person pursuant to such executory contract.

               "SPECIAL ASSETS" means rights of every kind and nature in and to literary, trademark, service mark, literary property, personal property, photograph, name, likeness, character, motion picture, musical, dramatic or other literary material of any kind or nature upon which, in whole or in part, any item of Product is or may be based or from which it is or may be adapted or inspired, or which may be or have been used or included in such item of Product, including, without limitation, the screenplays therefor and all other scripts, scenarios, screenplays, bibles, scores, treatments, novels, outlines, books, play titles, characters, concepts, manuscripts, music, musical compositions, and sound and related rights and copyrights of every kind or nature in such literary or music property, in whatever state of completion, and all drafts, versions and variations thereof, and merchandising and licensing rights therefor, including, without limitation, in trademarks.

               "SPECIAL PURPOSE VEHICLE" means any Person that is not, and is not required under the terms of the Loan Documents to be, a Loan Party (a) which has been organized for the sole purpose of effecting one or more Permitted Film Financings and acquiring, producing, exhibiting, syndicating, exploiting or distributing television films and other programming with the proceeds thereof, (b) which has no property, assets or liabilities other than those directly acquired or incurred in connection with such Permitted Film Financings, (c) all of the liabilities and other Obligations of which are nonrecourse for the payment or performance thereof to any other Person (including, without limitation, any of the Loan Parties) and (d) the legal structure and capitalization of which has been approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed.

               "STOCKHOLDERS AGREEMENT" means the Amended and Restated Strategic Stockholders Agreement dated as of August 1, 1997 by and among Haim Saban, each of the Persons listed on Schedule A thereto, FBC, FBC Sub and Allen & Co., as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

               "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, unlimited liability company, trust or estate of which (or in which) more than 50% of:

                  (a) the issued and outstanding shares of capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency);

                  (b) the interest in the capital or profits of such partnership, joint venture, limited liability company or unlimited liability company; or

                  (c) the beneficial interest in such trust or estate,

     is at the time, directly or indirectly, owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries; provided, however, that, notwithstanding any of the other provisions of this Agreement, neither IFE nor any of its Subsidiaries shall, unless otherwise expressly stated herein, be considered a Subsidiary of Fox Kids or any of its Subsidiaries at any time prior to the Phase II Closing Date (although IFE and/or one or more of its Subsidiaries, as applicable, shall constitute a "Subsidiary" or "Subsidiaries" for all purposes of Section 3.02 and the defined terms used therein).

               "SUBSTITUTE RATE" has the meaning specified in Section 2.09(e).

               "SURVIVING CORPORATION" has the meaning specified in Preliminary Statement (4) to this Agreement.

               "SURVIVING INDEBTEDNESS" means, collectively, the FCN Holding/Saban Surviving Indebtedness and the IFE Surviving Indebtedness.

               "TAXES" has the meaning specified in Section 2.11(a).

               "TERM ADVANCE" has the meaning specified in Section 2.01(c).

               "TERM BORROWING" means a borrowing consisting of simultaneous Term Advances of the same Type made by the Term Lenders.

               "TERM COMMITMENT" means, with respect to any of the Term Lenders at any time, the amount set forth opposite such Term Lender's name on
     Schedule I hereto under the caption

     "Term Commitment" or, if such Term Lender has entered into one or more Assignments and Acceptances, the amount set forth for such Term Lender in the Register maintained by the Administrative Agent pursuant to Section 9.08(d) as such Term Lender's "Term Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.04.

               "TERM FACILITY" means, at any time, the aggregate Term Commitments of all of the Term Lenders at such time.

               "TERM LENDER" means, at any time, any of the Lenders that has a Term Commitment at such time.

               "TERM NOTE" means a promissory note of Fox Kids payable to the order of any of the Term Lenders, in substantially the form of Exhibit A-3 hereto, evidencing the indebtedness of Fox Kids to such Term Lender resulting from the Term Advance made by such Term Lender.

               "TERMINATION DATE" means (a) with respect to the Revolving Credit A Facility and the Revolving Credit B Facility, the earlier of (i) September 29, 2004 and (ii) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.04 or 7.01 and (b) with respect to the Term Facility, the earlier of (i) September 29, 2006 and
     (ii) the date of termination in whole of the Commitments pursuant to
     Section 2.04 or 7.01.

               "TERMINATION TO A&A AGREEMENT" means the Termination to Assignment and Assumption Agreement dated as of June 11, 1997 between CBN and Regent, as such agreement may be amended, supplemented or otherwise modified from time to time on or prior to the Phase I Closing Date in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

               "TERMINATION TO SHAREHOLDER AGREEMENT" means the Termination to Shareholder Agreement dated as of June 11, 1997 among M.G. "Pat" Robertson, individually and as trustee of the Robertson Charitable Remainder Unitrust, u/t/a dated January 22, 1990, and Timothy B. Robertson, individually and as trustee of the Timothy and Lisa Robertson Children's Trust, u/t/a dated September 18, 1995, CBN, Liberty IFE and IFE, as such agreement may be amended, supplemented or otherwise modified from time to time on or prior to the Phase I Closing Date in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

               "TNCL" means The News Corporation Limited, a corporation organized and existing under the laws of South Australia, Australia.

               "TNCL GROUP" means TNCL and its Subsidiaries; provided that, for purposes of this definition, the Subsidiaries of TNCL shall also include Twentieth Holdings Corporation and its Subsidiaries and any other Person in which more than a majority in interest of the combined voting power of all of the Voting Interests in such Person (on a fully diluted basis) are owned directly or indirectly by the Murdoch Family.

               "TNCL GROUP SUBORDINATED NOTES" means, collectively, the FBC Subordinated Notes and the NAHI Subordinated Notes.

               "TNCL GROUP SUBORDINATED NOTES DOCUMENTS" means, collectively, the FBC Subordinated Notes Documents and the NAHI Subordinated Notes Documents.

               "TRADEMARKS" has the meaning specified in Section 1(i) of the Security Agreement.

               "TRANSACTION" means, collectively, (a) the consummation of the Acquisitions, the Merger and the Reorganization, (b) the issuance and sale of each series of Series A Preferred Stock and the other Equity Interests in Fox Kids in connection with the Acquisitions, the Merger and the Reorganization, (c) the issuance of the TNCL Group Subordinated Notes in connection with the Reorganization, the Merger and the refinancing of certain Indebtedness of Fox Kids LLC to FBC outstanding on the Phase I Closing Date, (d) the entering into by Fox Kids and certain of its Subsidiaries of the Loan Documents and the Transaction Documents to which they are or are intended to be a party, (e) the refinancing of certain outstanding Indebtedness of Saban and IFE and the termination of all commitments thereunder and (f) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

               "TRANSACTION DOCUMENTS" means (a) the Purchase Agreements, the Robertson Purchase Agreement Guaranty, the CBN Purchase Agreement Guaranty, the Regent Purchase Agreement Guaranty, the Contribution and Exchange Agreement, the Reorganization Agreement, the Merger Agreement, the Merger Agreement Guaranty, the Consent, the Exchange Agreement, the Funding Agreement, the NPAL Charter Amendment, the Termination to A&A Agreement, the Termination to Shareholder Agreement, the Waiver, the Stockholders Agreement and each of the other instruments, agreements or documents (other than correspondence) setting forth the terms of or otherwise relating to the Acquisitions, the Merger or the Reorganization and (b) except for purposes of Sections 5.01(k) and 5.02(o), the Series A Certificate of Designation, the FBC Subordinated Notes Documents and the NAHI Subordinated Notes Documents.

               "T.V.10" means T.V.10 B.V., a Netherlands limited company and an indirect Subsidiary of Saban.

               "TYPE" refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

               "U.K. PLEDGE AGREEMENT" has the meaning specified in Section 3.01(h)(ix)(A).

               "UNUSED REVOLVING CREDIT A COMMITMENT" means, with respect to any of the Revolving

     Credit A Lenders at any time, (a) such Lender's Revolving Credit A Commitment at such time less (b) the aggregate principal amount of all Revolving Credit A Advances made by such Revolving Credit A Lender and outstanding at such time.

               "UNUSED REVOLVING CREDIT B COMMITMENT" means, with respect to any of the Revolving Credit B Lenders at any time, (a) such Lender's Revolving Credit B Commitment at such time less (b) the aggregate principal amount of all Revolving Credit B Advances made by such Revolving Credit B Lender and outstanding at such time.

               "UNUSED REVOLVING CREDIT COMMITMENTS" means, at any time, the Unused Revolving Credit A Commitments and the Unused Revolving Credit B Commitments at such time.

               "UNRESTRICTED SUBSIDIARY" means, at any time, any of the Subsidiaries of Fox Kids (other than any of the other Borrowers) that does not constitute a Restricted Subsidiary at such time; provided, however, that none of the Special Purpose Vehicles shall constitute an Unrestricted Subsidiary.

               "VIRGINIA MORTGAGE" has the meaning specified in Section 3.02(j)(xii).

               "VOTING EQUITY INTERESTS" has the meaning specified in Section 5.02(k)(v).

               "VOTING INTERESTS" means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

               "WAIVER" means the Waiver dated as of June 11, 1997 by each of Liberty IFE and CBN to the Amended and Restated Shareholders Agreement dated as of September 1, 1995 among M.G. "Pat" Robertson, individually and as trustee of each of the Robertson Charitable Remainder Unitrust, u/t/a dated January 22, 1990, and Timothy B. Robertson, individually and as trustee of each of the Timothy and Lisa Robertson Children's Trust, u/t/a dated September 18, 1995, CBN, Liberty IFE and IFE, as such waiver may be amended, supplemented or otherwise modified from time to time on or prior to the Phase I Closing Date in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

               "WITHDRAWAL LIABILITY" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02.  Computation of Time Periods.  In this Agreement in the
                         ---------------------------
computation of periods of time from a specified date to a later specified date, the word "from" means "from and including", the word "through" means "through and including" and the words "to" and "until" each mean "to but excluding".

          SECTION 1.03.  Accounting Terms.  All accounting terms not
                         ----------------
specifically defined herein shall be construed in accordance with GAAP; provided, however, that, if any changes in accounting principles from those used in the preparation of the Consolidated financial statements of Fox Kids and its Subsidiaries for the Fiscal Quarter ending dated September 30, 1997 that are delivered to the Lenders pursuant to Section 5.03(b) occur by reason of the promulgation of rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and would affect (or would result in a change in the method of calculation of) any of the covenants set forth in Section 5.02 or 5.04 or any of the defined terms related thereto contained in Section 1.01, then Fox Kids shall enter into negotiations in good faith with the Administrative Agent and the Lenders, if and to the extent necessary, to amend in accordance with
Section 9.01 all such covenants or terms as would be affected by such changes in GAAP in such a manner as would maintain the economic terms of such covenants as in effect under this Agreement prior to giving effect to the occurrence of any such changes; and provided, further, however, that, until the amendment of the covenants and the defined terms referred to in the immediately preceding proviso becomes effective, all covenants and defined terms shall be performed, observed and determined, and any determination of compliance with any such covenant shall be made, as though no such changes in accounting principles had been made.

          SECTION 1.04.  Currency Equivalents Generally. Any amount specified in
                         ------------------------------
this Agreement (other than in Articles II, VIII and IX) or any of the other Loan Documents to be in U.S. dollars shall also include the equivalent of such amount in any currency other than U.S. dollars, such equivalent amount to be determined at the rate of exchange quoted by Citibank in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in U.S. dollars with such other currency.


                                   ARTICLE II

                       AMOUNTS AND TERMS OF THE ADVANCES

          SECTION 2.01.  The Advances.  (a)  The Revolving Credit A Advances.
                         ------------        -------------------------------
Each of the Revolving Credit A Lenders severally agrees, on the terms and conditions hereinafter set forth, to make (i) advances (each, an "ACQUISITIONS ADVANCE") in U.S. dollars to Fox Kids, Saban and/or FCN Holding on any Business Day during the period from the date of this Agreement until the Phase II Closing Date and (ii) advances (together with the Acquisitions Advances, the "REVOLVING CREDIT A ADVANCES") in U.S. dollars to the Borrowers from time to time on any Business Day during the period from the Phase II Closing Date until the Termination Date, in each case in an amount not to exceed the Unused Revolving Credit A Commitment of such Revolving Credit A Lender at such time. Each of the Revolving Credit

A Borrowings shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if less, the amount of the aggregate Unused Revolving Credit A Commitments at such time); provided that each of the Revolving Credit A Borrowings made by an Appropriate Borrower on the Phase I Closing Date may be made in the aggregate amount required by such Appropriate Borrower on such date to finance the Acquisitions, to repay certain Indebtedness of Saban outstanding on such date or to pay fees and expenses incurred in connection with the consummation of the Acquisitions, the Reorganization or the Facilities (adjusted to the next highest dollar). Each of the Revolving Credit A Borrowings shall consist of Revolving Credit A Advances made simultaneously by the Revolving Credit A Lenders in accordance with their respective Pro Rata Shares of the Revolving Credit A Facility. Within the limits of the Unused Revolving Credit A Commitments of each of the Revolving Credit A Lenders in effect from time to time and subject to the next succeeding sentence, each of the Borrowers (other than Merger Corporation) may borrow under this
Section 2.01(a), prepay pursuant to Section 2.05(a) and reborrow under this
Section 2.01(a). Notwithstanding any of the other provisions of this Agreement, Fox Kids may only borrow under this Section 2.01(a) on the Phase I Closing Date and, then, only to the extent necessary to finance the Acquisitions and to pay fees and expenses incurred in connection with the consummation of the Acquisition and the Facilities.

          (b) The Revolving Credit B Advances.  Each of the Revolving Credit B
              -------------------------------
Lenders severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "REVOLVING CREDIT B ADVANCE") in U.S. dollars to the Borrowers from time to time on any Business Day during the period from the Phase II Closing Date until the Termination Date in an amount for each such Advance not to exceed the Unused Revolving Credit B Commitment of such Revolving Credit B Lender at such time. Each of the Revolving Credit B Borrowings shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if less, the amount of the aggregate Unused Revolving Credit B Commitments). Each of the Revolving Credit B Borrowings shall consist of Revolving Credit B Advances made simultaneously by the Revolving Credit B Lenders in accordance with their respective Pro Rata Shares of the Revolving Credit B Facility. Within the limits of the Unused Revolving Credit B Commitment of each of the Revolving Credit B Lenders in effect from time to time and subject to the next succeeding sentence, each of the Borrowers may borrow under this Section 2.01(b) on or after the Phase II Closing Date, prepay pursuant to Section 2.05(a) and reborrow under this Section 2.01(b). Notwithstanding any of the other provisions of this Agreement, Fox Kids may only borrow under this Section 2.01(b) on the Phase II Closing Date and, then, only to the extent necessary to finance in part the Merger and to pay fees and expenses incurred in connection with the consummation of the Transaction.

          (c) The Term Advances.  Each of the Term Lenders severally agrees, on
              -----------------
the terms and conditions hereinafter set forth, to make a single advance (a "TERM ADVANCE") in U.S. dollars to Fox Kids on any Business Day during the period from the date of this Agreement until November 30, 1997 in an amount not to exceed the Term Commitment of such Term Lender at such time. The Term Borrowing shall consist of Term Advances made simultaneously by the Term Lenders in accordance with their respective Pro Rata Shares of the Term Facility. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.

          SECTION 2.02.  Making the Advances.  (a)  Notices of Borrowing.  Each
                         -------------------        --------------------
of the Borrowings shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing comprised of Eurodollar Rate Advances or on the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing comprised of Base Rate Advances by an Appropriate Borrower to the Administrative Agent, which shall give prompt notice thereof to each of the Appropriate Lenders by telex or telecopier. Each notice of a Borrowing (a "NOTICE OF BORROWING") shall be delivered by telephone, confirmed immediately in writing, or by telex or telecopier, in substantially the form of Exhibit B-1 hereto, shall be duly executed by a Responsible Officer of such Appropriate Borrower, and shall specify therein:

               (i) the requested date of such Borrowing (which shall be a Business Day);

               (ii) the Facility under which such Borrowing is requested to be made;

               (iii) the Type of Advances requested to comprise such Borrowing;

               (iv)  the requested aggregate amount of such Borrowing; and

               (v) in the case of a Borrowing comprised of Eurodollar Rate Advances, the requested duration of the initial Interest Period for each such Advance (and, if the requested duration of such initial Interest Period is specified to be nine months, the desired alternative Interest Period for each such Eurodollar Rate Advance).

Each of the Appropriate Lenders shall, before 1:00 P.M. (New York City time) on the date of each Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's Pro Rata Share of such Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower that requested such Borrowing by crediting the Appropriate Borrower's Account.

          (b) Limitations on Borrowings.  Anything in Section 2.02(a) to the
              -------------------------
contrary notwithstanding, none of the Borrowers may select (i) Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or
2.09 or (ii) Interest Periods for Eurodollar Rate Advances comprising part of any Borrowing that have a duration of more than one month during the period from the date of this Agreement to September 30, 1997 (or such earlier date as shall be specified by the Arranger in its sole discretion in a written notice to Fox Kids and each of the Lenders). In addition, (A) at any time and from time to time prior to the Phase II Closing Date, the Acquisitions Advances may not be outstanding as part of more than eight separate Revolving Credit A Borrowings and (B) at any time and from time to time following the Phase II Closing Date, the Revolving Credit A Advances may not be outstanding as part of more than eight separate Revolving Credit A Borrowings, the Revolving Credit B Advances may not be outstanding as part of more than eight separate Revolving Credit B Borrowings and the Term Advances may not be outstanding as part of more than eight separate Term Borrowings.

          (c) Binding Effect of Notices of Borrowing.  Each Notice of Borrowing
              --------------------------------------
shall be irrevocable and binding on the Borrower that requested such Borrowing. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower that requested such Borrowing shall indemnify each of the Appropriate Lenders against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits other than any amount attributable solely to the Applicable Margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

          (d) Assumption of Administrative Agent.  Unless the Administrative
              ----------------------------------
Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender's Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower that requested such Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Pro Rata Share available to the Administrative Agent, such Lender and the Borrower that requested such Borrowing severally agree to repay or to pay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at such time under Section 2.06 to Advances comprising part of such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Advance as part of such Borrowing for all purposes under this Agreement.

          (e) Failure to Make Advances.  The failure of any Lender to make the
              ------------------------
Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

          SECTION 2.03.  Repayment of Advances.  (a)  Revolving Credit A
                         ---------------------        ------------------
Advances.  Each of the Borrowers shall repay to the Administrative Agent for the
--------
ratable account of the Revolving Credit A

Lenders on the Termination Date the aggregate principal amount of all of the Revolving Credit A Advances made to such Borrower and outstanding on such date.

          (b) Revolving Credit B Advances.  Each of the Borrowers shall repay to
              ---------------------------
the Administrative Agent for the ratable account of the Revolving Credit B Lenders on the Termination Date the aggregate principal amount of all of the Revolving Credit B Advances made to such Borrower and outstanding on such date.

          (c) Term Advances.  Fox Kids shall repay to the Administrative Agent
              -------------
for the ratable account of the Term Lenders the aggregate principal amount of the Term Advances outstanding on the second Business Day prior to the last day of each December, March, June and September (i) during the period commencing December 30, 1997 through September 29, 2004, in an amount equal to $875,000 and
(ii) during the period commencing on December 30, 2004 through September 29, 2006, in an amount equal to $40,687,500 (in each case which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05); provided, however, that, notwithstanding the foregoing provisions of this Section 2.03(c), the final principal repayment installment of the Term Advances shall be repaid in full on the Termination Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Advances outstanding on such date.

          SECTION 2.04.  Termination or Reduction of the Commitments.  (a)
                         -------------------------------------------
Optional.  The Appropriate Borrowers, upon at least three Business Days' notice
--------
to the Administrative Agent, may terminate in whole or reduce in part the unused portion of the Term Commitments or the Unused Revolving Credit Commitments; provided, however, that each partial reduction of either the Term Facility or the Revolving Credit Facilities shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the aggregate amount of such Facility or Facilities; and provided further, however, that (i) any reduction of the Unused Revolving Credit Commitments shall, notwithstanding any notice to the contrary delivered by the Appropriate Borrowers, be applied ratably to the permanent reduction of both the Unused Revolving Credit A Commitments and the Unused Revolving Credit B Commitments and (ii) neither the Unused Revolving Credit A Commitments nor the Unused Revolving Credit B Commitments may be terminated in whole without a concurrent termination of the Unused Revolving Credit B Commitments or the Unused Revolving Credit A Commitments, respectively. Each reduction of the unused portions of the Term Commitments pursuant to this Section 2.04(a) shall be applied to the Term Facility and to the principal repayment installments thereof in inverse order of maturity. Each reduction of the Unused Revolving Credit Commitments shall be applied ratably to the Unused Revolving Credit A Commitments and the Unused Revolving Credit B Commitments, and, in each case, to the mandatory commitment reduction installments thereof on a pro rata basis.

          (b) Mandatory.  (i)  On the date of the initial Term Borrowing, after
              ---------
giving effect to such Term Borrowing, and from time to time thereafter upon each repayment or prepayment of the Term Advances, the Term Facility shall be automatically and permanently reduced by an amount equal to the amount by which the Term Facility immediately prior to such reduction exceeds the aggregate unpaid principal amount of the Term Advances outstanding at such time.

          (ii) If the Phase II Closing Date has not occurred on or prior to November 30, 1997, (A) the Term Facility and the Revolving Credit B Facility shall, without any further action by or notice to or from any of the Borrowers, be terminated in whole on such date and (B) the Revolving Credit A Facility shall, without any further action by or notice to or from any of the Borrowers, be terminated in whole on June 29, 1998.

          (iii) The Revolving Credit Facilities shall be automatically and permanently reduced, on a pro rata basis, on the following dates in the amounts set forth opposite such dates (after giving effect to all reductions in such amounts on or prior to any such date as a result of the application of commitment reductions in accordance with the order of priority set forth in subsection (a) of this Section 2.04 or clause (iv) or (v) of this Section 2.04(b)):

DATE                     AMOUNT
--------------------  ------------
December 28, 2000      $37,500,000
March 29, 2001          37,500,000
June 28, 2001           37,500,000
September 27, 2001      37,500,000

December 28, 2001       50,000,000
March 28, 2002          50,000,000
June 27, 2002           50,000,000
September 27, 2002      50,000,000

December 30, 2002       62,500,000
March 29, 2003          62,500,000
June 27, 2003           62,500,000
September 29, 2003      62,500,000

December 30, 2003       75,000,000
March 30, 2004          75,000,000
June 29, 2004           75,000,000
September 29, 2004      75,000,000


provided, however, that, notwithstanding the foregoing provisions of this clause
(iii), the Commitments of the Appropriate Lenders under the Revolving Credit Facilities shall be terminated in whole on the Termination Date.

          (iv) The Facilities shall be automatically and permanently reduced, on the tenth day following each date on which Fox Kids delivers to the Lenders the audited Consolidated financial statements of Fox Kids and its Subsidiaries referred to in Section 5.03(c) (but in any event within 130 days after the end of each Fiscal Year), commencing with such audited Consolidated financial statements for the Fiscal Year ending June 30, 1998, by an amount equal to the product of (A) the ECF Percentage in effect on the last day of the related Fiscal Year and (B) the amount of Excess Cash Flow for such Fiscal Year. Each reduction of the Facilities pursuant to this clause (iv) shall be applied in the manner set forth in clause (i) of Section 2.04(c).

          (v) The Facilities shall be automatically and permanently reduced, on the date of receipt of the Net Cash Proceeds by Fox Kids or any of its Subsidiaries from:
               (A) the sale, lease, transfer or other disposition of any property or assets of Fox Kids or any of its Subsidiaries (other than any property or assets expressly permitted to be sold, leased, transferred or disposed of under any of clauses (i) through (iv) or, solely to the extent provided therein, clause (v) or (vi) of Section 5.02(e));

               (B) the incurrence or issuance by Fox Kids or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to subclause (i)(A), (i)(B),
     (ii), (iii)(E), (iv)(A) or (iv)(B) of Section 5.02(b) or, to the extent the aggregate amount of gross proceeds from all Indebtedness of the Borrowers and their respective Subsidiaries issued or incurred under subclause
     (iii)(I) of Section 5.02(b) on or prior to such date does not exceed $20,000,000, subclause (iii)(I) of Section 5.02(b));

               (C) the issuance or sale by Fox Kids or any of its Subsidiaries of any Equity Interests therein (other than any such issuance or sale of Equity Interests in Fox Kids or any of its Subsidiaries pursuant to subclause (i)(D), (i)(E) or (ii) of Section 5.02(g) or, to the extent the aggregate amount of gross proceeds from all issuances and sales of the Permitted Preferred Stock under subclause (i)(F) of Section 5.02(g) and all Indebtedness of the Borrowers and their Subsidiaries issued or incurred under subclause (iii)(I) of Section 5.02(b), on or prior to such date does not exceed $20,000,000, subclause (i)(F) of Section 5.02(g)); and

               (D) any Extraordinary Receipt received by or paid to or for the account of Fox Kids or any of its Subsidiaries and not otherwise included in subclause (v)(A), (v)(B) or (v)(C) of this Section 2.04(b), by an amount equal to the product of (1) the NCP Percentage in effect on the date of receipt of such Net Cash Proceeds and (2) the amount of such Net Cash Proceeds. Each reduction of the Facilities pursuant to this clause (v) shall be applied in the manner set forth in clause (i) of Section 2.04(c).

          (c) Application of Commitment Reductions.  (i)  Each reduction of the
              ------------------------------------
Facilities pursuant to clause (iv) or (v) of Section 2.04(b) shall be applied ratably to the Facilities and, in the case of the Term Facility, to the principal repayment installments thereof in inverse order of maturity until all such principal repayment installments are terminated in whole, and, in the case of each of the Revolving Credit Facilities, to the mandatory commitment reduction installments thereof on a pro rata basis until all such mandatory commitment reduction installments are terminated in whole; provided, however, that, after the Phase II Closing Date, any of the Term Lenders, at its option, may elect not to accept any such commitment reduction (and the corresponding prepayment thereto pursuant to Section 2.05(b)), in which event the provisions set forth in the next three succeeding sentences of this clause (i) shall apply. Promptly upon receipt by the Administrative Agent of the amount of any Excess Cash Flow pursuant to clause (iv) of Section 2.04(b) or the amount of any Net Cash Proceeds pursuant to clause (v) of Section 2.04(b) (the date of each such receipt being a "RECEIPT DATE"), the Administrative Agent shall deposit the amount of such Excess Cash Flow or such Net Cash Proceeds, as the case may be, applicable to the reduction of the Term Facility (and available for the prepayment of the outstanding Term Advances upon such reduction pursuant to
Section 2.05(b)) into the Cash Collateral Account of Fox Kids (in the case of any such amount of Excess Cash Flow) or the Cash Collateral Account of the applicable Borrower (in the case of any such amount of Net Cash Proceeds), pending application of such amount on the related Mandatory Commitment Reduction Date, and promptly after such Receipt Date, the Administrative Agent shall give written notice to each of the Term Lenders of (A) the amount of Excess Cash Flow or Net Cash Proceeds, as the case may be, so prepaid that, pursuant to the terms of the immediately preceding sentence, is applicable to the reduction of the Term Facility (and available for the corresponding prepayment of the outstanding Term Advances) (the "MANDATORY COMMITMENT REDUCTION AMOUNT") and (B) the date on which such commitment reduction shall be made (the "MANDATORY COMMITMENT REDUCTION DATE"), which date shall be no later than five Business Days after the Receipt Date. Any of the Term Lenders that wishes to decline its Pro Rata Share of such reduction of the Term Facility (and its corresponding prepayment of the outstanding Term Advances owing to it on the related Mandatory Commitment Reduction Date) (a "DECLINING LENDER") shall give written notice thereof to the Administrative Agent not later than 12:00 Noon (New York City time) on the Business Day immediately preceding the related Mandatory Commitment Reduction Date. The Administrative Agent shall, not later than 1:00 P.M. (New York City time) on the related Mandatory Commitment Reduction Date, (1) apply an amount equal to the aggregate amount so declined by all of the Declining Lenders (the "MANDATORY DECLINED AMOUNT") to the ratable reduction of the Revolving Credit Facilities and, in the case of each of the Revolving Credit Facilities, to the mandatory commitment reduction installments thereof in direct order of maturity (and shall withdraw a corresponding amount from the applicable Cash Collateral Account and pay to each of the Revolving Credit Lenders its Pro Rata Share of such amount for application to the outstanding Revolving Credit Advances owing thereto) and (2) apply an amount equal to the difference between (x) the Mandatory Commitment Reduction Amount and (y) the Mandatory Declined Amount to reduce the Term Commitments of the Term Lenders other than the Declining Lenders on a pro rata basis and to the principal repayment installments owing to each such Term Lender in inverse order of maturity (and shall withdraw a corresponding amount from the applicable Cash Collateral Account and pay to each of the Term Lenders other than the Declining Lenders its Pro Rata Share of such amount for application to the outstanding Term Advance owing thereto).

          (ii) Upon each reduction of any Facility pursuant to this Section 2.04, the Commitment of each of the Appropriate Lenders under such Facility shall be reduced by such Lender's Pro Rata Share of the amount by which such Facility is reduced. If either of the Revolving Credit Facilities shall be terminated in whole at any time prior to the Termination Date, all commitment reductions that would have been applied to such Revolving Credit Facility and to the mandatory commitment reduction installments thereof pursuant to this Section
2.04 shall instead be applied to the other Revolving Credit Facility and to the mandatory commitment reduction installments thereof.

          SECTION 2.05.  Prepayments.  (a)  Optional.  Each of the Appropriate
                         -----------        --------
Borrowers may, upon at least three Business Days' notice to the Administrative Agent stating the Facility under which Advances are proposed to be prepaid and the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the aggregate principal amount of Advances comprising part of the same Borrowing and outstanding on such date, in whole or ratably in part; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) in the case of any such prepayment of a Eurodollar Rate Advance on a date other than the last day of an Interest Period therefor, the Borrower making such prepayment shall also pay any amounts owing in respect of such Eurodollar Rate Advance pursuant to Section 9.05(b). Each such prepayment of any Term Advances shall be applied to the Term Facility and to the principal repayment installments thereof in inverse order of maturity.

          (b) Mandatory. The Appropriate Borrowers shall, on each Business Day,
              ---------
     prepay:

               (i) an aggregate principal amount of the Term Advances comprising part of the same Term Borrowings equal to the amount by which (A) the aggregate principal amount of all Term Advances outstanding on such Business Day exceeds (B) the Term Facility on such Business Day (after giving effect to any permanent reduction thereof pursuant to Section 2.04 on such Business Day), each such prepayment to be applied to the Term Facility and to the principal repayment installments thereof in inverse order of maturity until the Term Advances are paid in full;

               (ii) an aggregate principal amount of the Revolving Credit A Advances comprising part of the same Revolving Credit A Borrowings equal to the amount by which
     (A) the aggregate principal amount of all Revolving Credit A Advances outstanding on such Business Day exceeds (B) the Revolving Credit A Facility on such Business Day (after giving effect to any permanent reduction thereof pursuant to Section 2.04 on such Business Day), each such prepayment to be applied to the Revolving Credit A Facility and to the mandatory commitment reduction installments thereof on a pro rata basis; and

               (iii) an aggregate principal amount of the Revolving Credit B Advances comprising part of the same Revolving Credit B Borrowings equal to the amount by which (A) the aggregate principal amount of all Revolving Credit B Advances outstanding on such Business Day exceeds (B) the Revolving Credit B Facility on such Business Day (after giving effect to any permanent reduction thereof pursuant to Section 2.04 on such Business
     Day), each such prepayment to be applied to the Revolving Credit B Facility and to the mandatory commitment reduction installments thereof on a pro rata basis.

Any Net Cash Proceeds remaining after the application thereof to the prepayment of Advances outstanding on the date of receipt of such Net Cash Proceeds pursuant to Section 2.04(b)(v) and this Section 2.05(b) may be retained by the applicable Borrower for use in its businesses and operations in the ordinary course or as otherwise permitted under the terms of this Agreement. Notwithstanding any of the other provisions of this Section 2.05(b), so long as no Default under Section 7.01(a) or 7.01(f) or Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Advances is required to be made under this Section 2.05(b) other than on the last day of the Interest Period therefor, the Borrower to which such Eurodollar Rate Advances were made may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made hereunder into the Cash Collateral Account of such Borrower until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from such Borrower) to apply such amount to the prepayment of such Advances in accordance with this Section 2.05(b).

          (c) Prepayments to Include Accrued Interest.  All prepayments under
              ---------------------------------------
this Section 2.05 shall be made together with (i) accrued interest to the date of such prepayment on the principal amount so prepaid and (ii) in the case of any such prepayment of a Eurodollar Rate Advance on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Advance pursuant to Section 9.05(b).

          SECTION 2.06.  Interest on Advances.  (a)  Scheduled Interest.  Each
                         --------------------        ------------------
of the Borrowers shall pay interest on the unpaid principal amount of each Advance made to such Borrower from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

               (i) Base Rate Advances.  During such periods as such Advance is a
                   ------------------
     Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time and (B) the Applicable Margin for such Advance in effect from time to time, payable in arrears quarterly on the second Business Day prior to the last day of each September, December, March and June during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

               (ii) Eurodollar Rate Advances.  During such periods as such
                    ------------------------
     Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Advance for such Interest Period and (B) the Applicable Margin for such Advance in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

          (b) Default Interest.  Upon the occurrence and during the continuance
              ----------------
of a Default under Section 7.01(a) or 7.01(f) or an Event of Default, the Borrowers shall pay interest on (i) the unpaid principal amount of each Advance owing to each of the Lenders, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.06(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.06(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any of the other Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (i) or (ii) of Section 2.06(a), as applicable, and, in all other cases, on Base Rate Advances pursuant to clause (i) of Section 2.06(a).

          (c) Information from Reference Banks.  Each of the Reference Banks
              --------------------------------
hereby agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate. If any one of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. If, at any time after clause (b) of the definition of "Reference Banks" set forth in Section 1.01 is in effect, fewer than two Reference Banks furnish timely information to the Administrative Agent for the purpose of determining the Eurodollar Rate for any Eurodollar Rate Advances:

               (i) the Administrative Agent shall forthwith notify the Borrower that requested the Borrowing to have been comprised of such Eurodollar Rate Advances and the Appropriate Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances;

               (ii) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base
     Rate Advance (or, if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance); and

               (iii) the obligation of the Lenders to make Eurodollar
     Rate Advances, or to Convert Advances into Eurodollar Rate Advances, shall be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

          (d) Notice of Interest Rate.  Promptly after receipt of a Notice of
              -----------------------
Borrowing pursuant to Section 2.02(a), the Administrative Agent shall give notice to the Borrower that delivered such Notice of Borrowing and each of the Appropriate Lenders of the applicable interest rate determined by the Administrative Agent for purposes of clause (i) or (ii) of Section 2.06(a), as applicable. If any Notice of Borrowing delivered pursuant to Section 2.02(a) specifies that the requested duration of the initial Interest Period for the Eurodollar Rate Advances to comprise the Borrowing requested therein is nine months, then the Administrative Agent shall send written confirmation, given not later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of such Borrowing, to each of the Appropriate Lenders, by telex or telecopier, confirming the actual duration of the initial Interest Period for all such Eurodollar Rate Advances determined in accordance with clause (c) of the definition of "Interest Period" set forth in Section 1.01.

          SECTION 2.07.  Fees.  (a)  Commitment Fee.  The Borrowers jointly and
                         ----        --------------
severally agree to pay to the Administrative Agent for the account of the Lenders a commitment fee (the "COMMITMENT FEE"), from the date of acceptance of the Commitments of each of the Initial Lenders by Fox Kids in the case of each such Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable in arrears on the Phase I Closing Date, thereafter quarterly on the second Business Day prior to the last day of each September, December, March and June, commencing September 29, 1997, and on the Termination Date, at a rate per annum equal to the Applicable Percentage in effect from time to time on the average daily unused portion of the Term Commitment of each of the Term Lenders during such quarter, on the average daily Unused Revolving Credit A Commitment of each of the Revolving Credit A Lenders during such quarter and on the average daily Unused Revolving Credit B Commitment of each of the Revolving Credit B Lenders during such quarter; provided, however, that no Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

          (b) Administrative Agent's and Arranger's Fees.  The Borrowers shall
              ------------------------------------------
pay to the Administrative Agent, for its own account and, if applicable, the account of the Arranger, such fees as have been agreed in the fee letter dated June 6, 1997 between Fox Kids, on behalf of itself and the other Borrowers, and Citicorp Securities, on behalf of itself and the Administrative Agent, and as may hereafter from time to time be agreed among one or more of the Borrowers, on the one hand, and the Administrative Agent or the Arranger, on the other hand.

          SECTION 2.08.  Conversion of Advances.  (a)  Optional.  Each of the
                         ----------------------        --------
Borrowers may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion in the case of a Conversion of Base Rate Advances into Eurodollar Rate Advances or of Eurodollar Rate Advances of one Interest Period into Eurodollar Rate Advances of another Interest Period, or 11:00 A.M. (New York City time) on the Business Day immediately preceding the date of the proposed Conversion in the case of a Conversion of Eurodollar Rate Advances into Base Rate Advances and subject to the provisions of Sections 2.06(c) and 2.09, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that:

               (i) any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances;

               (ii) any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be made only if no Default under Section 7.01(a) or 7.01(f) or Event of Default shall have occurred and be continuing on the date of such Conversion and shall be in an amount not less than the minimum amount specified in clause (i) of Section 2.02(b); and

               (iii) each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made among the Appropriate Lenders in accordance with their respective Pro Rata Shares of such Borrowing.

Each notice of a Conversion (a "NOTICE OF CONVERSION") shall be delivered by telephone, confirmed immediately in writing, or by telex or telecopier, in substantially the form of Exhibit B-2 hereto, shall be duly executed by a Responsible Officer of such Appropriate Borrower, and shall, within the restrictions set forth in the immediately preceding sentence, specify therein:

               (A) the requested date of such Conversion (which shall be a Business Day);

               (B) the Advances requested to be Converted; and

               (C) if such Conversion is into Eurodollar Rate Advances, the requested duration of the Interest Period for such Eurodollar Rate Advances (and, if the requested duration of such Interest Period is specified to be nine months, the desired alternative Interest Period therefor).

The Administrative Agent shall give each Appropriate Lender prompt notice of each Notice of Conversion received by it, by telex or telecopier. Each Notice of Conversion shall be irrevocable and binding on the Borrower that requested such Conversion.

          (b) Mandatory.  (i)  On the date on which the aggregate unpaid
              ---------
principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment, prepayment or otherwise, to less than $5,000,000, such Eurodollar Rate Advances shall automatically Convert into

Base Rate Advances.

          (ii) If any of the Borrowers shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" set forth in Section 1.01, the Administrative Agent will forthwith so notify such Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Eurodollar Rate Advance with an Interest Period of one month.

          (iii) Upon the occurrence and during the continuance of any Default under Section 7.01(a) or 7.01(f) or any Event of Default, (A) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

          SECTION 2.09.  Increased Costs, Etc.  (a)  If, due to either (i) the
                         --------------------
introduction of or any change (other than any change by way of the imposition of or increase in reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation or application of any Requirement of Law after the date of this Agreement or (ii) the compliance with (A) any official directive, guideline or request from any central bank or other Governmental Authority or (B) any change therein or in the interpretation or application, implementation, administration or enforcement thereof, that, in the case of subclause (i)(A) or (i)(B) of this Section 2.09(a), becomes effective or is issued or made after the date of this Agreement (whether or not having the force of law), there shall be any increase in the cost to any of the Lenders of agreeing to make or making, agreeing to participate in or participating in, agreeing to renew or renewing or funding or maintaining any Advances of either Type, or any reduction in the amount owing to any of the Lenders or their respective Applicable Lending Offices under this Agreement in respect of any Advances of either Type (excluding, for purposes of this Section 2.09, any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section
2.11 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States of America or the jurisdiction under the laws of which such Lender is organized or has either of its Applicable Lending Offices or any political subdivision thereof), then the Borrowers hereby jointly and severally agree to pay, from time to time upon demand by such Lender (with a copy of such demand to the Administrative Agent), to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate or to reimburse such Lender for all such increased costs or reduced amounts. A certificate of the Lender requesting such additional compensation pursuant to this Section 2.09(a), submitted to the Borrowers by such Lender and specifying therein the amount of such additional compensation (including the basis of calculation thereof), shall be conclusive and binding for all purposes, absent manifest error.

          (b) If any of the Lenders determines that compliance with any Requirement of Law, or (i) any official directive, guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) or (ii) any change therein or in the interpretation or application, implementation, administration or enforcement thereof, that, in the case of clause (i) or (ii) of this Section 2.09(b), is enacted or becomes effective, or is implemented or is first required or expected to be complied with, after the date of this Agreement affects the amount of capital required or expected to be maintained by such Lender (or either of the Applicable Lending Offices of such Lender) or by any Person controlling such Lender and that the amount of such capital is increased by or is based upon the existence of the commitment of such Lender to lend hereunder and other commitments of this type, then the Borrowers hereby jointly and severally agree to pay, upon demand by such Lender (with a copy of such demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such Person in light of such circumstances, to the extent that such Lender or such Person reasonably determines such increase in capital to be allocable to the existence of the commitment of such Lender to lend hereunder. A certificate of the Lender requesting such additional compensation pursuant to this Section 2.09(b), submitted to the Borrowers by such Lender and specifying therein the amount of such additional compensation (including the basis of calculation thereof), shall be conclusive and binding for all purposes, absent manifest error.

          (c) If, with respect to any Eurodollar Rate Advances under any of the Facilities, Lenders owed or holding not less than a majority in interest of the aggregate principal amount of all Advances outstanding under such Facility at any time notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, participating in or renewing, or funding or maintaining, their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Appropriate Borrowers and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Appropriate Borrowers (promptly following notice from the Appropriate Lenders) that such Appropriate Lenders have determined that the circumstances causing such suspension no longer exist.

          (d) Notwithstanding any of the other provisions of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation or application of any Requirement of Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make, to participate in or to renew, or to fund or maintain, Eurodollar Rate Advances hereunder, then (i) each Eurodollar Rate Advance of such Lender will automatically, on the last day of the then existing Interest Period therefor, if permitted by applicable law, or otherwise upon demand, Convert into a Base Rate Advance of such Lender and (ii) the obligation of such Lender to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers (promptly following notice from such Lender) that the circumstances causing such suspension no longer exist. If the obligation of a Lender to make Eurodollar Rate Advances is suspended pursuant to this Section 2.09(d), then, subject to subsection (e) of this Section 2.09, until the circumstances that gave rise to such suspension no longer apply to such Lender, all Eurodollar Rate Advances that would otherwise be made by such Lender as part of any Borrowing shall be made instead as Base Rate Advances and all payments of principal of and interest on such Base Rate Advances shall be made at the same time as payments on the Eurodollar Rate Advances otherwise comprising part of such Borrowing.

          (e) If, at any time, the Administrative Agent shall notify any of the Borrowers of the suspension of the obligations of Lenders owed or holding not less than a majority in interest of the aggregate principal amount of all Advances outstanding at any time (the "AFFECTED LENDERS") to make, participate in or renew, or to fund or maintain, their Eurodollar Rate Advances pursuant to
Section 2.09(c) or 2.09(d), then the Administrative Agent (in consultation with each of the Affected Lenders) and the Borrowers shall enter into negotiations in good faith with a view to agreeing upon an alternative basis acceptable to the Borrowers and the Affected Lenders for determining a substitute rate of interest (the "SUBSTITUTE RATE") for the Eurodollar Rate that shall be applicable to the Affected Lenders during the period of time that such suspension continues, which Substitute Rate shall reflect the cost to each of the Affected Lenders of making, participating in or renewing, or funding or maintaining, such Advances under the circumstances that gave rise to such suspension from alternative sources plus the Applicable Margin in effect from time to time for Eurodollar Rate Advances under the applicable Facility; provided that if any of the Affected Lenders shall be a Defaulting Lender at any such time, then such Defaulting Lender shall not be entitled to participate in the negotiations for determining a Substitute Rate and the approval of such Defaulting Lender shall not be required for an alternative rate of interest to become a Substitute Rate. If a Substitute Rate is so agreed to among the Borrowers and the Affected Lenders, then, until the circumstances that gave rise to such suspension no longer apply to the Affected Lenders, all Eurodollar Rate Advances that would otherwise be made by the Affected Lenders as part of any Borrowing shall be made instead as Advances bearing interest at the Substitute Rate and all payments of principal of and interest on such Advances shall be made at the same time as payments of principal of and interest on the Eurodollar Rate Advances otherwise comprising part of such Borrowing. If at any time during which a Substitute Rate is in effect the cost to any of the Affected Lenders of making, participating in or renewing, or funding or maintaining, such Advances from alternative sources increases, the Affected Lenders shall promptly notify the Borrowers of the amount of such increase and the Borrowers shall have the option either (i) to pay to the Administrative Agent for the account of each such Affected Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Affected Lender for such increase or (ii) to Convert each such Advance bearing interest at the Substitute Rate into a Base Rate Advance. A certificate of any of the Affected Lenders pursuant to this Section 2.09(e), submitted to the Borrowers by such Affected Lender and specifying therein the cost to such Affected Lender of making, participating in or renewing, or funding or maintaining, Eurodollar Rate Advances from alternative sources and the circumstances that gave rise to the related suspension thereof, shall be conclusive and binding for all purposes, absent manifest error.

          (f) Each of the Lenders hereby agrees that, upon the occurrence of any circumstances entitling such Lender to additional compensation or to cease making, participating in or renewing, or funding or maintaining, Eurodollar Rate Advances under any of the foregoing provisions of this Section 2.09, such Lender shall use reasonable efforts (consistent with its existing internal policy applied on a nondiscriminatory basis and with applicable legal and regulatory restrictions) to designate a different Applicable Lending Office for any Advances affected by such circumstances and/or to take any other reasonable actions requested by the Borrowers if the making of such designation or the taking of such actions, in the case of Section 2.09(a) or 2.09(b), would avoid the need for such additional compensation or, in the case of Section 2.09(c) or 2.09(d), would allow such Lender to continue to perform its obligations to make, to participate in or renew, or to fund or maintain, Eurodollar Rate Advances, and, in any such case, would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. If any of the Lenders entitled to additional compensation under any of the foregoing provisions of this Section
2.09 shall fail to designate a different Applicable Lending Office or to take such reasonable actions as provided in this Section 2.09(f) or if the inadequacy or illegality contemplated under Section 2.09(c) or 2.09(d), respectively, shall continue with respect to such Lender notwithstanding such designation or such reasonable actions, then, subject to the terms of Section 9.08(a), Fox Kids may cause such Lender to (and, if Fox Kids so demands, such Lender shall) assign all of its rights and obligations under this Agreement in accordance with Section 9.08(a); provided that if, upon such demand by Fox Kids, such Lender elects to waive its request for additional compensation pursuant to Section 2.09(a) or 2.09(b), the demand by Fox Kids for such Lender to so assign all of its rights and obligations under the Agreement shall thereupon be deemed withdrawn. Nothing in this Section 2.09(f) shall affect or postpone any of the rights of any of the Lenders or any of the obligations of the Borrowers under any of the foregoing provisions of this Section 2.09 in any manner.

          SECTION 2.10.  Payments and Computations.  (a)  Each of the Borrowers
                         -------------------------
shall make each payment under this Agreement and under the Notes, irrespective of any right of counterclaim or setoff (except as otherwise provided in Section 2.13), not later than 12:00 noon (New York City time) on the day when due (or, in the case of payments made by any of the Borrowers pursuant to Section 6.01, on the date of demand therefor) in U.S. dollars to the Administrative Agent at the Administrative Agent's Account in same day funds, with payments received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by any of the Borrowers is in respect of principal, interest, Commitment Fees or any other Obligation then payable under this Agreement and under the Notes to more than one of the Lenders, to such Lenders for the account of their respective Applicable Lending Offices in accordance with their respective Pro Rata Shares of the amounts of such respective Obligations payable to such Lenders at such time and (ii) if such payment by any of the Borrowers is in respect of any Obligation payable under this Agreement to one of the Lenders at such time, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon the acceptance of an Assignment and Acceptance by the Administrative Agent and the recording of the information contained therein in the Register pursuant to Section 9.08(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments under this Agreement and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

          (b) All computations of interest based on clause (a) of the definition of "Base Rate" set forth in Section 1.01 shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and all computations of fees (including, without limitation, fees payable under Section 2.07) shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (c) Whenever any payment under this Agreement or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

          (d) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due from such Borrower to any of the Lenders under this Agreement that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to such Lender on such date an amount equal to the amount due to such Lender on such date. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

          (e) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lenders in the following order of priority:

               (i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement or any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

               (ii) second, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Sections 9.04 and 9.05 hereof, Section

     25 of the Security Agreement, Section 14 of the Pledge Agreements, Section 12 of the Guarantee or the applicable section of the Mortgages or any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

               (iii) third, to the payment of all of the amounts owing to the Administrative Agent and the Lenders under Sections 2.09 and 2.11 that are due and payable on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lenders on such date;

               (iv) fourth, to the payment of all of the fees that are due and payable to the Lenders under Section 2.07(a) on such date, ratably based upon the respective aggregate Commitments of the Lenders under all of the Facilities on such date;

               (v) fifth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrowers under or in respect of the Loan Documents payable under Section 2.06(b) that is due and payable to the Administrative Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lenders on such date;

               (vi) sixth, to the payment of all of the accrued and unpaid interest on the Advances payable under Section 2.06(a) that is due and payable to the Administrative Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lenders on such date;

               (vii) seventh, to the payment of the principal amount of all of the outstanding Advances that is due and payable to the Administrative Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Administrative Agent and the Lenders on such date; and

               (viii) eighth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date.

If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender's Pro Rata Share of the aggregate principal amount of all Advances outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations owing to such Lender, and, in the case of the Term Advances, for application to such principal repayment installments thereof, as the Administrative Agent shall direct.

          SECTION 2.11.  Taxes.  (a)  Any and all payments by any of the
                         -----
Borrowers under or in respect of this Agreement or any of the other Loan Documents to which such Borrower is a party shall be made, in accordance with
Section 2.10 (or the applicable provisions of such other Loan Document), free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each of the Lenders and each of the Agents, taxes that are imposed on its overall net income by the United States of America and taxes that are imposed on its overall net income (and franchise taxes that are imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender or such Agent, as the case may be, is organized or is a resident, or has a fixed place of business or a permanent establishment, or any political subdivision of any of the foregoing, and, in the case of each of the Lenders, taxes that are imposed on its overall net income (and franchise taxes that are imposed in lieu thereof) by the state or foreign jurisdiction of either of the Applicable Lending Offices of such Lender or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, duties, deductions, charges, withholdings and liabilities in respect of payments by any of the Borrowers under or in respect of this Agreement or any of the other Loan Documents to which any such Borrower is a party being, collectively, "TAXES"). If any of the Borrowers shall be required by applicable Requirements of Law to deduct any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Loan Documents to which such Borrower is a party to any of the Lenders or any of the Agents, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with the applicable Requirements of Law.

          (b) In addition, each of the Borrowers hereby agrees to pay any present or future stamp, recording, documentary, excise, property or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any of the other Loan Documents to which such Borrower is a party, or from the execution, delivery or registration of, or any performance under, or otherwise with respect to, under or in respect of this Agreement or any of the other Loan Documents to which such Borrower is a party (collectively, "OTHER TAXES").

          (c) Each of the Borrowers hereby agrees to indemnify each of the Lenders and each of the Agents for the full amount of Taxes and Other Taxes, and for the full amount of taxes imposed by any jurisdiction on amounts payable under this Section 2.11, imposed on or paid by such Lender or such Agent, as the case may be, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Borrowers provided for in this subsection (c) shall apply and be made whether or not the Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted; provided, however, that such Lender or such Agent seeking such indemnification shall take all reasonable actions (consistent with its existing internal policy applied on a nondiscriminatory basis and legal and regulatory restrictions) requested by any of the Borrowers to assist such Borrower in recovering the amounts paid thereby pursuant to this subsection (c) from the relevant taxation authority or other Governmental Authority. Amounts payable by any of the Borrowers under the indemnity set forth in this subsection (c) shall be paid within 30 days from the date on which the applicable Lender or Agent, as the case may be, makes written demand therefor. With respect to each payment by any of the Borrowers under or in respect of this Agreement or any of the other Loan Documents to which such Borrower is a party, the amount of Taxes due from such Borrower pursuant to this subsection (c) shall only be payable to the extent such amount exceeds the amount of Taxes paid by such Borrower pursuant to subsection (a) of this Section
2.11 with respect to such payment.

          (d) Within 30 days after the date of any payment of Taxes, the Borrower making such payment (or on whose behalf such payment was made) shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment under or in respect of this Agreement or any of the other Loan Documents by or on behalf of any of the Borrowers through an account or branch outside the United States, or on behalf of such Borrower by a payor that is not a United States person, if such Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at its address referred to in
Section 9.02, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e) of this Section 2.11, the terms "UNITED STATES" and "UNITED STATES PERSON" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

          (e) Each of the Lenders organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each of the Initial Lenders, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each of the other Lenders, and from time to time thereafter as reasonably requested in writing by Fox Kids or the Administrative Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide Fox Kids and the Administrative Agent with two original Internal Revenue Service forms 1001 or 4224 or, in the case of any of the Lenders that is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of "portfolio interest", form W-8 (and, if such Lender delivers a form W-8, a certificate representing that such Lender is not (i) a "bank" for purposes of Section 881(c) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any of the Borrowers or (iii) a controlled foreign corporation related to any of the Borrowers (within the meaning of Section 864(d)(4) of the Internal Revenue Code), as appropriate), or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the other Loan Documents or, in the case of a Lender delivering a form W-8, certifying that such Lender is a foreign corporation, partnership, estate or trust. If the forms referred to above in this subsection (e) that are provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for the periods governed by such form. However, if, at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.11 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent (and only to such extent), the term "Taxes" shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to such Lender assignee on such date. If any of the forms, certificates or other documents referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001, 4224 or W-8 (or the related certificate described above), that a Lender reasonably considers to be confidential, such Lender shall give notice thereof to Fox Kids and the Administrative Agent and shall not be obligated to include in such form, certificate or document such confidential information. None of the Lenders shall be entitled to payment pursuant to subsection (a), (b) or (c) of this Section 2.11 with respect to any additional Taxes that resulted solely and directly from the change in either of the Applicable Lending Offices of such Lender (other than any such additional Taxes that are imposed as a result of a change in the applicable Requirements of Law, or in the interpretation or application thereof, occurring after the date of such change), unless such change is made pursuant to the terms of Section 2.09(f) or 2.11(g) or as a result of a request therefor by any of the Borrowers.

          (f) For any period with respect to which any of the Lenders has failed
(i) to provide Fox Kids with the appropriate form, certificate or other document described in subsection (e) of this Section 2.11 (other than if such failure is due to a change in the applicable Requirements of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form otherwise is not required under subsection (e) of this Section 2.11) or (ii) to notify the Appropriate Borrowers of any change in either of the Applicable Lending Offices of such Lender pursuant to the definition of "Base Rate Lending Office" or "Eurodollar Lending Office" set forth in Section 1.01, as applicable (other than any such change that is made pursuant to the terms of Section 2.09(f) or 2.11(g) or as a result of a request therefor by any of the Borrowers), such Lender shall not be entitled to any payment or indemnification under subsection (a) or (c) of this Section 2.11 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should any of the Lenders become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, each of the Borrowers hereby agrees to take such steps as such Lender shall reasonably request to assist such Lender in recovering such Taxes.

          (g) Any Lender claiming any additional amounts payable pursuant to this

Section 2.11 hereby agrees to use reasonable efforts (consistent with its existing internal policy applied on a nondiscriminatory basis and legal and regulatory restrictions) to change the jurisdiction of either of its Applicable Lending Offices and/or to take any other reasonable actions requested by Fox Kids if the making of such a change or the taking of such reasonable actions would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. If any Lender entitled to additional compensation under any of the foregoing provisions of this Section
2.11 shall fail to change the jurisdiction of either of its Applicable Lending Offices or to take such reasonable actions as provided in this subsection (g) or if the failure of such Lender to disclose information which such Lender has determined to be confidential in the form, certificate or other document delivered by such Lender pursuant to subsection (e) of this Section 2.11 would increase the liability of any of the Borrowers under this Section 2.11, then, subject to the terms of Section 9.08(a), Fox Kids may cause such Lender to (and, if Fox Kids so demands, such Lender shall) assign all of its rights and obligations under this Agreement in accordance with Section 9.08(a); provided that if, upon such demand by Fox Kids, such Lender elects to waive its right to additional amounts payable pursuant to this Section 2.11, the demand by Fox Kids for such Lender to so assign all of its rights and obligations under this Agreement shall thereupon be deemed withdrawn. Nothing in this subsection (g) shall affect or postpone any of the rights of any of the Lenders or any of the obligations of any of the Borrowers under any of the foregoing provisions of this Section 2.11 in any manner.

          (h) All payments made by any of the Borrowers pursuant to subsection
(a), (b) or (c) of this Section 2.11 shall, to the fullest extent permitted by applicable law, be treated by such Borrower as additional interest.

          SECTION 2.12.  Sharing of Payments, Etc.  If any of the Lenders shall
                         ------------------------
obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) on account of (a) Obligations due and payable to such Lender under or in respect of this Agreement and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time (other than pursuant to Section 2.09, 2.11, 9.04, 9.05 or 9.08) to
(ii) the aggregate amount of the Obligations due and payable to all of the Lenders under or in respect of this Agreement and the other Loan Documents at such time) of payments on account of the Obligations due and payable to all of the Lenders under or in respect of this Agreement and the other Loan Documents at such time obtained by all of the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender under or in respect of this Agreement and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not yet due and payable) to such Lender at such time (other than pursuant to Section 2.09, 2.11, 9.04, 9.05 or 9.08) to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all of the Lenders under or in respect of this Agreement and the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all of the Lenders under or in respect of this Agreement and the other Loan Documents at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each of the other Lenders shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender's ratable share (according to the proportion of (A) the purchase price paid to such other Lender to (B) the aggregate purchase price paid to all of the Lenders) of such recovery, together with an amount equal to such other Lender's ratable share (according to the proportion of (1) the amount of such other Lender's required repayment to (2) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each of the Borrowers hereby agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12 may, to the fullest extent permitted by applicable law, exercise all of its rights of payment (including, without limitation, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

          SECTION 2.13.  Defaulting Lenders.  (a)  If, at any time, (i) any of
                         ------------------
the Lenders shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe one or more Defaulted Advances to any of the Borrowers and (iii) such Borrower or any of the other Borrowers shall be required to make any payment under this Agreement or any of the other Loan Documents to or for the account of such Defaulting Lender, then the paying Borrower may, so long as no Default shall have occurred and be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the obligation of such Borrower and the other Borrowers to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advances. If, on any date, any of the Borrowers shall so set off and otherwise apply its obligation or the obligation of any of the other Borrowers to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by such Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance under each of the Facilities pursuant to which, and made on the respective dates on which, each such Defaulted Advance was originally required to have been made by such Defaulting Lender pursuant to Section 2.01 (and, in doing so, such setoff shall satisfy the obligation of such Borrower to such Defaulting Lender to the extent of the aggregate amount so set off or otherwise applied). Each such Advance shall be a Base Rate Advance and shall be considered for all purposes of this Agreement to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this Section 2.13(a). Each of the Borrowers shall promptly notify the Administrative Agent at any time that such Borrower exercises its right of setoff or otherwise reduces the amount of its obligation or the obligation of any of the other Borrowers to any Defaulting Lender pursuant to this Section 2.13(a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender, (B) the obligation of the Borrowers to such Defaulting Lender against which such Defaulted Advance was so set off and applied and (C) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this

Section 2.13(a). Any portion of such payment otherwise required to be made by any of the Borrowers to or for the account of such Defaulting Lender that is paid by such Borrower, after giving effect to the amount set off and otherwise applied by such Borrower or any of the other Borrowers pursuant to this Section 2.13(a), shall be applied by the Administrative Agent as specified in Section 2.13(b) or 2.13(c).

          (b) If, at any time, (i) any of the Lenders shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lenders and (iii) any of the Borrowers shall make any payment under or in respect of this Agreement or any of the other Loan Documents to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by such Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. If the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lenders in accordance with the respective Pro Rata Shares of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lenders and, if the amount of such payment made by such Borrower shall at such time be insufficient to pay all of the Defaulted Amounts owing to the Administrative Agent and the other Lenders at such time, in the following order of priority:

               (A) first, to the Administrative Agent for any Defaulted Amount owing to the Administrative Agent (solely in its capacity as Administrative Agent) at such time; and

               (B) second, to the Lenders for any Defaulted Amounts owing to the Lenders at such time, ratably based upon the respective Defaulted Amounts owing to the Lenders at such time.

Any portion of such amount paid by any of the Borrowers for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this Section 2.13(b), shall be applied by the Administrative Agent as specified in Section 2.13(c).

          (c) If, at any time, (i) any of the Lenders shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) any of the Borrowers, the Administrative Agent or any of the other Lenders shall be required to pay or to distribute any amount under or in respect of this Agreement or any of the other Loan Documents to or for the account of such Defaulting Lender, then such Borrower or such other Lender shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this Section 2.13(c) shall be deposited by the Administrative

Agent in an account with Citibank, in the name and under the control of the Administrative Agent, but subject to the provisions of this Section 2.13(c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Citibank's standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the terms of, this Section 2.13(c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow by it from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender to any of the Borrowers and to pay any other amount payable by such Defaulting Lender under this Agreement or any of the other Loan Documents to the Administrative Agent or any of the other Lenders, as and when such Advances or other amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make all such Advances and to pay other amounts required to be made or paid at such time, in the following order of priority:

               (A) first, to the Agents for any Advances and any other amounts due and payable by such Defaulting Lender to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents at such time, ratably based upon the respective aggregate Advances and other amounts due and payable to the Agents at such time;

               (B) second, to the other Lenders for any amounts due and payable by such Defaulting Lender to the other Lenders under or in respect of this Agreement and the other Loan Documents at such time, ratably based upon the respective aggregate amounts due and payable to the other Lenders at such time; and

               (C) third, to the Appropriate Borrower for any Advances required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

If any of the Lenders that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender shall be distributed by the Administrative Agent to such Lender and applied by such Lender to the Obligations owing to such Lender under or in respect of this Agreement and the other Loan Documents at such time, ratably based upon the respective amounts of such Obligations outstanding at such time.

          (d) The rights and remedies against a Defaulting Lender under this
Section 2.13 are in addition to other rights and remedies that any of the Borrowers may have against such Defaulting Lender with respect to any Defaulted Advances and that the Administrative Agent or any of the other Lenders may have against such Defaulting Lender with respect to any Defaulted Amount.

          SECTION 2.14.  Use of Proceeds.  The proceeds of (a) the Acquisitions
                         ---------------
Advances shall be available on and from time to time after the Phase I Closing Date to the Phase II Closing Date and (i) Fox Kids hereby agrees that it shall use such proceeds solely to finance the Acquisitions and to pay certain fees and expenses incurred in connection with the consummation of the Acquisitions and the Facilities and (ii) each of FCN Holding and Saban hereby agrees that it shall use such proceeds solely to refinance certain Indebtedness of Saban outstanding on the Phase I Closing Date, to pay certain fees and expenses incurred in connection with the consummation of the Reorganization and the Facilities and for other general corporate purposes not otherwise prohibited under the terms of the Loan Documents, (b) the Revolving Credit A Advances shall be available on and from time to time after the Phase II Closing Date and each of the Borrowers hereby agrees that it shall use such proceeds for general corporate purposes not otherwise prohibited under the terms of the Loan Documents, (c) the Revolving Credit B Advances shall be available on and from time to time after the Phase II Closing Date and (i) Fox Kids hereby agrees that it shall use such proceeds solely to finance in part the Merger and to pay certain fees and expenses incurred in connection with the consummation of the Transactions and (ii) each of the other Borrowers hereby agrees that it shall use such proceeds solely to refinance certain Indebtedness of IFE outstanding on the Phase II Closing Date, to pay certain fees and expenses incurred in connection with the consummation of the Transaction and for general corporate purposes not otherwise prohibited under the terms of the Loan Documents and (d) the Term Advances shall be available on the Phase II Closing Date, and Fox Kids hereby agrees that it shall use such proceeds, solely to finance in part the Merger and to pay certain fees and expenses incurred in connection with the consummation of the Transaction.


                                  ARTICLE III

                             CONDITIONS OF LENDING

          SECTION 3.01.  Conditions Precedent to the Initial Revolving Credit A
                         ------------------------------------------------------
Borrowing.  The obligation of each of the Revolving Credit A Lenders to make an
---------
Acquisitions Advance on the occasion of the initial Revolving Credit A Borrowing is subject to the satisfaction of the following conditions precedent prior to or concurrently with the initial Revolving Credit A Borrowing:


               (a) The Lenders shall be reasonably satisfied with the organizational and legal structure and capitalization of each of the Loan Parties and IFE and, if and to the extent reasonably requested by the Lenders, each of their respective Subsidiaries (including, without limitation, the terms and conditions of the Constitutive Documents and each class of Equity Interests in each such Loan Party, IFE and each such Subsidiary (including, without limitation, the Series A Preferred Stock) and of each agreement or instrument relating to such structure or capitalization).

               (b) The Lenders shall have received copies of all of the Transaction Documents at least three Business Days prior to the Phase I Closing Date and shall not, in their reasonable judgment, have objected to any of the terms or conditions thereof; all of the Transaction Documents shall be in full force and effect in the form so received by the Lenders; Liberty IFE shall have contributed to Fox Kids all of the debt securities of, and Equity Interests in, IFE owned or otherwise held by it in exchange for shares of the Series A Preferred Stock; and all of the Acquisitions and the Reorganization shall have been consummated or shall be consummated concurrently with the initial Revolving Credit A Borrowing in accordance with the terms of the applicable Transaction Documents (without any waiver or amendment of any term or condition in any such Transaction Document not consented to by the Lenders) and in compliance with all applicable Requirements of Law.

               (c) All of the Governmental Authorizations, and all of the consents, approvals and authorizations of, and notices and filings to or with, and other actions by, any other Person necessary in connection with any aspect of the Transaction, any of the Loan Documents or the Transaction Documents or any of the other transactions contemplated thereby, other than the Governmental Authorizations, and the consents, approvals, authorizations, notices, filings and other actions described on Part B of
     Schedule 4.01(d) hereto, shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lenders) and shall remain in full force and effect; all applicable waiting periods shall have expired without any action being taken by any competent authority; and no Requirement of Law shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon any aspect of the Transaction, any of the Loan Documents or the Transaction Documents or any of the other transactions contemplated thereby.

               (d) Before giving effect and immediately after giving pro forma effect to the Transaction, no material adverse change shall have occurred in the business, condition (financial or otherwise), operations, performance, properties or prospects of Fox Kids, IFE and their respective Subsidiaries, taken as a whole, since December 31, 1996.

               (e) There shall exist no action, suit, investigation, litigation, arbitration or proceeding pending or, to the best knowledge of each of the Borrowers, threatened against or affecting any of the Loan Parties or any of their respective Subsidiaries or any of the property or assets thereof in any court or before any arbitrator or by or before any Governmental Authority of any kind (i) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) in which there is a reasonable likelihood of an adverse determination and which purports to affect the legality, validity, binding effect or enforceability of any aspect of the Transaction, any of the Loan Documents or the Transaction Documents or any of the other transactions contemplated thereby.
          (f) All of the Indebtedness of Fox Kids and its Subsidiaries in existence on the Phase I Closing Date, other than the Indebtedness of Fox Kids or any such Subsidiary described on Schedule 4.01(kk) hereto (the "FCN HOLDING/SABAN SURVIVING INDEBTEDNESS"), shall have been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished, and all commitments therefor shall have been terminated; Fox Kids shall have issued one or more FBC Subordinated Notes to FBC in an aggregate principal amount of at least $104,573,000 as consideration for the contribution of FBC of all of its member interests in Fox Kids LLC and in satisfaction in full of all outstanding Indebtedness of Fox Kids LLC to FBC on the Phase I Closing Date; and all of the FCN Holding/Saban Surviving

Indebtedness and all of the FBC Subordinated Notes Documents shall be on terms and conditions reasonably satisfactory to the Lenders.

               (g) All of the accrued fees and expenses of the Agents and the Lenders (including, without limitation, all of the accrued fees and expenses of counsel for the Agents and local, foreign and intellectual property counsel for the Lenders) that are required to be paid by Fox Kids or any of its Affiliates shall have been paid in full.

               (h) The Administrative Agent shall have received on or before the Phase I Closing Date the following, each dated such date (unless otherwise specified), in form and substance reasonably satisfactory to the Lenders (unless otherwise specified) and (except for the Revolving Credit A Notes) in sufficient copies for each of the Lenders:

                    (i) The Revolving Credit A Notes, payable to the order of the Revolving Credit A Lenders.

                    (ii) Certified copies of the resolutions of the board of directors (or persons performing similar functions) of each of the Phase I Loan Parties (other than Haim Saban) approving each of the Loan Documents and the Transaction Documents to which it is or is to be a party, the consummation of each aspect of the Transaction involving or affecting such Phase I Loan Party and the other transactions contemplated by any of the foregoing, and of all documents evidencing necessary Governmental Authorizations, or other necessary consents, approvals, authorizations, notices, filings or actions, with respect to any of the Loan Documents or the Transaction Documents to which it is or is to be a party, the consummation of any aspect of the Transaction involving or affecting such Phase I Loan Party or any of the other transactions contemplated by any of the foregoing.

                    (iii) A copy of all of the Constitutive Documents of each of the Phase I Loan Parties (other than Haim Saban) and, if and to the extent requested by the Lenders, each of their respective Subsidiaries, and each amendment thereto, certified (as of a date reasonably near the Phase I Closing Date) as being a true and complete copy thereof by the Secretary of State (or similar Governmental Authority) of the jurisdiction of organization of such Person.

                    (iv) A copy of a certificate of the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of organization of each of the Phase I Loan Parties (other than Haim Saban) and, if and to the extent requested by the Lenders, each of their respective Subsidiaries, listing the certificate or articles of incorporation (or similar Constitutive Document) of such Phase I Loan Party or such Subsidiary and each amendment thereto on file in the office of such Secretary of State (or such Governmental Authority) and certifying that (A) such amendments are the only amendments to such Person's certificate or articles of incorporation (or similar Constitutive Document) on file in its office, (B) such Person has paid all franchise taxes (or the equivalent thereof) to the date of such certificate and (C) such Person is duly organized and is in good standing under the laws of the jurisdiction of its organization.

                    (v) Copies of certificates of the Secretary of State (or the equivalent Governmental Authority) of each jurisdiction in which any of the Phase I Loan Parties (other than Haim Saban) or, if and to the extent requested by the Lenders, any of their respective Subsidiaries is qualified or licensed as a foreign corporation, partnership, limited liability company or other Person, except where the failure to so qualify or be licensed, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, in each case dated reasonably near the Phase I Closing Date and stating that such Person is duly qualified and in good standing as a foreign corporation, partnership, limited liability company or other Person in such jurisdiction and has filed all annual reports required to be filed, and has paid all franchise taxes (or the equivalent thereof) required to be paid, in such jurisdiction to the date of such certificate.

                    (vi) A certificate of each of the Phase I Loan Parties (other than Haim Saban), signed on behalf of such Phase I Loan Party by its President or a Vice President and its Secretary or an Assistant Secretary (or the persons performing similar functions), dated the Phase I Closing Date (the statements made in which certificate shall be true on and as of the Phase I Closing Date), certifying as to:

                         (A) the absence of any amendments to the certificate or
               articles of incorporation (or similar Constitutive Document) of such Phase I Loan Party since the date of the Secretary of State's (or equivalent Governmental Authority's) certificate referred to in clause (iv) of this Section 3.01(h), or any steps taken by the board of directors (or persons performing similar functions) or the shareholders, partners, members or equivalent persons of such Phase I Loan Party to effect or authorize any further amendment, supplement or other modification thereto;

                         (B) the accuracy and completeness of the bylaws (or
               similar

               Constitutive Documents) of such Phase I Loan Party as in effect on the date on which the resolutions of the board of directors (or persons performing similar functions) of such Phase I Loan Party referred to in clause (ii) of this Section 3.01(h) were adopted and on the Phase I Closing Date (a copy of which shall be attached to such certificate);

                         (C) the due organization and good standing of such
               Phase I Loan Party as a Person organized under the laws of the jurisdiction of its organization, and the absence of any proceeding (either pending or contemplated) for the dissolution, liquidation or other termination of the existence of such Phase I Loan Party or any of its Subsidiaries;

                         (D) the absence of any change in the jurisdiction of
               organization of such Phase I Loan Party and, except as part of the Transaction, (i) any merger, consolidation or other similar transaction directly or indirectly involving such Phase I Loan Party or (ii) any issuance or sale of any Equity Interests in such Phase I Loan Party, in each case since December 31, 1996;

                         (E) the legal and beneficial ownership by such Phase I
               Loan Party of all of the Collateral in which it has purported to have granted a lien and security interest to the Administrative Agent, on behalf of the Secured Parties, under the Collateral Documents, free and clear of all Liens, except for the liens and security interests created or expressly permitted under the Loan Documents;

                         (F) the accuracy in all material respects of the
               representations and warranties made by such Phase I Loan Party in the Loan Documents to which it is or is to be a party as though made on and as of the Phase I Closing Date, before and after giving effect to the initial Revolving Credit A Borrowing and to the application of proceeds therefrom; and

                         (G) the absence of any event occurring and continuing,
               or resulting from the initial Revolving Credit A Borrowing, or the application of proceeds therefrom, that would constitute a Default.

                    (vii) A certificate of the Secretary or an Assistant Secretary (or a person performing similar functions) of each of the Phase I Loan Parties (other than Haim Saban) certifying the names and true signatures of the officers of such Phase I Loan Party authorized to sign each of the Loan Documents and the Transaction Documents to which it is or is to be a party and the other agreements, instruments and documents to be delivered hereunder and thereunder.

                    (viii) A security agreement, in substantially the form of Exhibit D-1 hereto (together with each other security agreement delivered pursuant to Section 5.01(q) and each Security Agreement Supplement and each other security agreement delivered pursuant to Section 5.02(k), in each case as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and Section 9.01, the "SECURITY AGREEMENT"), duly executed by each of the Phase I Loan Parties (other than the Equity Investors), together with:

                         (A) certificates representing the Initial Pledged
               Interests referred to therein, accompanied by undated stock powers or other appropriate powers, duly executed in blank;

                         (B) instruments evidencing the Initial Pledged
               Indebtedness referred to therein, duly endorsed in blank;

                         (C) (1) completed requests for information, dated
               reasonably near the Phase I Closing Date, listing all of the effective financing statements filed in the jurisdictions referred to in subclause (viii)(D) or (viii)(E) of this Section 3.01(h) that name any of the Phase I Loan Parties (other than the Equity Investors) as debtor, together with copies of all such effective financing statements, and (2) copyright search reports prepared by Federal Research Corporation, Thomson & Thomson or any other Person reasonably acceptable to the Administrative Agent, dated reasonably near the Phase I Closing Date, that reflect any existing Liens on the Copyrights, Patents or Trademarks of any of the Phase I Loan Parties described in the Security Agreement on record in the United States Copyright Office or the United States Patent and Trademark Office;

                         (D) proper termination statements (Form UCC-3 or a
               comparable form) or the equivalent thereof under the Uniform Commercial Code (or any similar Requirements of Law) of all jurisdictions that may be necessary or that the Administrative Agent may reasonably deem desirable in order to terminate or amend existing liens on and security interests in the Collateral described in the Security Agreement, in each case completed in a manner satisfactory to the Lenders and duly executed by the appropriate secured party;

                         (E) proper financing statements (Form UCC-1 or a
               comparable

               form) or the equivalent thereof under the Uniform Commercial Code (or any similar Requirements of Law) of all jurisdictions that may be necessary or that the Administrative Agent may reasonably deem desirable in order to perfect and protect the liens and security interests created or purported to be created under the Security Agreement, covering the Collateral described therein, in each case completed in a manner satisfactory to the Lenders and duly executed by the applicable Phase I Loan Party;

                         (F) IP Collateral Assignments--Short Form, covering all
               of the Copyrights, Patents, if any, and Trademarks of each of the applicable Phase I Loan Parties, duly executed by the applicable Phase I Loan Party;

                         (G) copies of the Assigned Agreements referred to in
               the Security Agreement, in each case (to the extent required under the terms of the Security Agreement) together with (1) to the extent required under the terms of the Security Agreement, a consent to the assignment thereof to the Administrative Agent, on behalf of the Secured Parties, in form and substance reasonably satisfactory to the Lenders and duly executed by each of the parties to such Assigned Agreement other than any of the Phase I Loan Parties party to such Assigned Agreement and (2) if reasonably requested by the Lenders, notice from the applicable Phase I Loan Party to each of the other parties to such Assigned Agreement, in form and substance reasonably satisfactory to the Lenders and duly executed by the applicable Phase I Loan Party, of the assignment of such Assigned Agreement and the rights and interest of such Phase I Loan Party thereunder to the Administrative Agent, on behalf of the Secured Parties;

                         (H) each of the Cash Collateral Account Letters, the
               Blocked Account Letters and the Disbursement Account Letters referred to therein, duly executed by the applicable Phase I Loan Party and the bank referred to therein;

                         (I) a Product Laboratory Access Letter for each of the
               Product Laboratories referred to on Schedule 4.01(oo) hereto; and

                         (J) evidence that all of the other actions (including,
               without limitation, the completion of all other recordings and filings of or with respect to the Security Agreement) that may be necessary or that the Administrative

               Agent may reasonably deem desirable in order to perfect and protect the liens and security interests created under the Security Agreement have been taken or will be taken in accordance with the terms of the Loan Documents.

                  (ix) (A) A memorandum of deposit of shares, in substantially the form of Exhibit D-2 hereto (as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and Section 9.01, the "U.K. PLEDGE AGREEMENT"), duly executed by Saban, (B) a pledge agreement of shares, in substantially the form of Exhibit D-3 hereto (as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and
          Section 9.01, the "NETHERLANDS PLEDGE AGREEMENT"), duly executed by Fox Kids Europe Holdings, Inc. and Fox Kids Networks--Europe, Inc.,
          (C) a pledge agreement, in form and substance reasonably satisfactory to the Lenders (as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and
          Section 9.01, the "GERMAN PLEDGE AGREEMENT"), duly executed by Saban, and (D) a deed of pledge of shares, in form and substance reasonably satisfactory to the Lenders (as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and Section 9.01, the "FRENCH PLEDGE AGREEMENT" and, together with the U.K. Pledge Agreement, the Netherlands Pledge Agreement and the German Pledge Agreement and each of the other pledge agreements executed and delivered by any of the Phase II Loan Parties pursuant to
          Section 3.02(j)(x), as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and
          Section 9.01, the "FOREIGN SUBSIDIARY PLEDGE AGREEMENTS"), duly executed by Saban, together with evidence of the due execution and delivery of all further instruments and documents, and the taking of all further actions (including, without limitation, the completion of all recordings and filings of or with respect to any of the Foreign Subsidiary Pledge Agreements referred to in this clause (ix)), not otherwise executed, delivered or taken pursuant to clause (viii) of this Section 3.01(h) that may be necessary or that the Administrative Agent may reasonably deem desirable in order to perfect and protect the liens and security interests created under any of the Foreign Subsidiary Pledge Agreements referred to in this clause (ix).

                  (x) One or more pledge agreements, in each case in substantially the form of Exhibit E hereto (together with each Pledge Agreement Supplement delivered pursuant to Section 11(b) of the Pledge Agreements, in each case as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and Section 9.01, the "PLEDGE AGREEMENTS"), duly executed by each of the Equity Investors, together with:

                  (A) certificates representing the Initial Pledged Interests referred to therein, accompanied by undated stock powers or other appropriate powers, duly executed in blank;

                  (B) instruments evidencing the Initial Pledged Indebtedness referred to therein, duly endorsed in blank;

                  (C) completed requests for information, dated reasonably near the Phase I Closing Date, listing all of the effective financing statements filed in the jurisdictions referred to in subclause
               (x)(D) of this Section 3.01(h) that name any of the Equity Investors as debtor, together with copies of all such effective financing statements;

                        (D) proper financing statements (Form UCC-1 or a
               comparable form) or the equivalent thereof under the Uniform Commercial Code (or any similar Requirements of Law) of all jurisdictions that may be necessary or that the Administrative Agent may reasonably deem desirable in order to perfect and protect the liens and security interests created under the Pledge Agreements, covering the Collateral described therein, in each case completed in a manner satisfactory to the Lenders and duly executed by the applicable Equity Investor; and

                  (E) evidence that all of the other actions (including, without limitation, the completion of all other recordings and filings of or with respect to any of the Pledge Agreements) that may be necessary or that the Administrative Agent may reasonably deem desirable in order to perfect and protect the liens and security interests created under any of the Pledge Agreements have been taken or will be taken in accordance with the terms of the Loan Documents.

                  (xi) A guarantee, in substantially the form of Exhibit F hereto (together with each Guarantee Supplement delivered pursuant to Section 5.02(k), in each case as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and Section 9.01, the "GUARANTEE"), duly executed by each of the Restricted Subsidiaries.

                    (xii) Certificates of each of the Borrowers, in substantially the form of Exhibit G hereto, duly executed by the respective chief financial officers thereof, attesting to the Solvency of such Borrower and its Subsidiaries, taken as a whole, immediately before and immediately after giving pro forma effect to the Acquisitions, the Reorganization, the Facilities and the other transactions contemplated thereby.

                    (xiii) Certified copies of each of the Transaction Documents, duly executed by each of the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith.

                    (xiv) Certified copies of all of the agreements, instruments and other documents evidencing or setting forth the terms and conditions of the FCN Holding/Saban Surviving Indebtedness that is outstanding or has commitments for the extension of credit on the Phase I Closing Date in an aggregate amount of at least $1,000,000.

                  (xv) Certified copies of (A) each of the employment and other compensation agreements with each senior executive officer of any of the Phase I Loan Parties (other than the Equity Investors) and (B) the Consulting Agreement and the Consulting Agreement Guaranty.

                  (xvi) Certified copies of (A) the unaudited consolidated financial statements of FCN Holding and its Subsidiaries for the fiscal quarter of FCN Holding ended March 31, 1997, together with a certificate of a Responsible Officer of FCN Holding with respect thereto, (B) the unaudited consolidated financial statements of Saban and its Subsidiaries for the fiscal quarter of Saban ended March 31, 1997, together with a certificate of a Responsible Officer of Saban with respect thereto, (C) the audited combined financial statements of Fox Kids and its Subsidiaries for the period ended June 30, 1996, accompanied by an unqualified opinion of Ernst & Young LLP, independent accountants of Fox Kids, (D) pro forma Consolidated financial statements of Fox Kids and its Subsidiaries as of June 30, 1997, after giving effect to the Transaction, together with a certificate of a Responsible Officer of Fox Kids with respect thereto, and (E) forecasts prepared by management of Fox Kids, in form and substance reasonably satisfactory to the Lenders, of balance sheets, income statements and cash flow statements on an annual basis for each Fiscal Year from the Fiscal Year in which the Phase I Closing Date occurs through the scheduled Termination Date.

                    (xvii) Evidence of all of the insurance of the Borrowers and their Subsidiaries required to be maintained thereby under Section 5.01(d) and, in the case of each of the Borrowers and each of the Restricted Subsidiaries, naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured and/or loss payee thereunder.

                  (xviii) A duly completed and executed Notice of Borrowing for each Revolving Credit A Borrowing to be made on the Phase I Closing Date.

                    (xix) A Federal Reserve Form U-1 provided for in
          Regulation U of the Board
          of Governors of the Federal Reserve System, duly executed by a Responsible Officer of Fox Kids, the statements made in which shall be such as to permit the Transaction and the other transactions contemplated by this Agreement in accordance with such Regulation U.

                    (xx) A favorable opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, counsel for the Phase I Loan Parties, in substantially the form of Exhibit H-1 hereto, and addressing such other matters as any Lender through the Administrative Agent may reasonably request.

                  (xxi) A favorable tax opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, counsel for the Phase I Loan Parties, in substantially the form of Exhibit H-2 hereto.

                    (xxii) A favorable opinion of Troop Meisinger Steuber
          & Pasich, LLP, special counsel for Saban and its Subsidiaries, in substantially the form of Exhibit H-3 hereto, and addressing such other matters as any Lender through the Administrative Agent may reasonably request.

                    (xxiii) A favorable opinion of each of the local and foreign counsel set forth on Schedule 3.01(h)(xxiii) hereto, in form and substance reasonably satisfactory to the Lenders.

                    (xxiv) A favorable opinion of Finnegan, Henderson,
          Farabow, Garrett & Dunner, LLP, intellectual property counsel for the Lenders, in substantially the form of Exhibit H-4 hereto, and addressing such other matters as any Lender through the Administrative Agent may reasonably request.

                  (xxv) A favorable opinion of Shearman & Sterling, counsel for the Agents, in form and substance satisfactory to the Agents.

          SECTION 3.02.  Conditions Precedent to the Initial Revolving Credit B
                         ------------------------------------------------------
Borrowing or Term Borrowing.  The obligation of each of the Lenders to make one
---------------------------
or more Advances on the occasion of the initial Revolving Credit B Borrowing and/or the initial Term Borrowing is subject to the satisfaction of the following conditions precedent prior to or concurrently with the initial Revolving Credit B Borrowing and/or the initial Term Borrowing:

               (a) The Lenders shall be reasonably satisfied with the organizational and legal structure and capitalization of IFE and each of the Phase II Loan Parties and, if and to the extent reasonably requested by the Lenders, each of their respective Subsidiaries (including, without limitation, the terms and conditions of the Constitutive Documents and each class of Equity Interests in IFE, each such Phase II Loan Party and each such Subsidiary and of each agreement or instrument relating to such structure or capitalization).

               (b) All of the Transaction Documents shall remain in full force and effect in the form received by the Lenders prior to the Phase I Closing Date; and the Merger shall have been consummated or shall be consummated concurrently with the initial Revolving Credit B Borrowing and/or the initial Term Borrowing in accordance with the terms of the Merger Agreement and the Consent (without any waiver or amendment of any term or condition in the Merger Agreement or the Consent not consented to by the Lenders) and in compliance with all applicable Requirements of Law.

               (c) All of the Governmental Authorizations, and all of the consents, approvals and authorizations of, and notices and filings to or with, and other actions by, any other Person necessary in connection with any aspect of the Transaction, any of the Loan Documents or the Transaction Documents or any of the other transactions contemplated thereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lenders) and shall remain in full force and effect; all applicable waiting periods shall have expired without any action being taken by any competent authority; and no Requirement of Law shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon any aspect of the Transaction, any of the Loan Documents or the Transaction Documents or any of the other transactions contemplated thereby.

               (d) There shall exist no action, suit, investigation, litigation, arbitration or proceeding pending or, to the best knowledge of each of the Borrowers, threatened against or affecting any of the Loan Parties, IFE or any of their respective Subsidiaries or any of the property or assets thereof in any court or before any arbitrator or by or before any Governmental Authority of any kind (i) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) in which there is a reasonable likelihood of an adverse determination and which purports to affect the legality, validity, binding effect or enforceability of any aspect of the Transaction, any of the Loan Documents or the Transaction Documents or any of the other transactions contemplated thereby.

               (e) All of the Indebtedness of IFE and its Subsidiaries in existence on the Phase II Closing Date, other than the Indebtedness of IFE or any such Subsidiary described on Schedule 4.01(kk) hereto (as amended, supplemented or otherwise modified pursuant to Section 3.02(f), the "IFE SURVIVING INDEBTEDNESS"), shall have been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished, and all commitments therefor shall have been terminated; and all of the IFE Surviving Indebtedness and all of the NAHI Subordinated Notes Documents shall continue to be on terms and conditions reasonably satisfactory to the

     Lenders.

               (f) All of the amendments, supplements and other modifications to the Schedules to this Agreement and the other Loan Documents shall be in form and substance reasonably satisfactory to the Lenders.

               (g) No development, event or circumstance relating to or affecting IFE or any of its Subsidiaries or any of their respective property, assets or businesses, no existing Obligation of IFE or any of its Subsidiaries, and no action taken or omitted to be taken by IFE or any of its Subsidiaries would, assuming that all of the terms, covenants and agreements of the Loan Parties and their respective Subsidiaries under and in respect of the Loan Documents are in effect with respect to IFE and its Subsidiaries and after giving pro forma effect to the initial Revolving Credit B Borrowing and/or initial Term Borrowing, constitute or result in a Default. No additional information relating to IFE or any of its Subsidiaries or to any aspect of the Transaction shall have come to the attention of the Lenders since the Phase I Closing Date that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

               (h) Fox Kids shall have received at least $343,000,000 in Net Cash Proceeds from the issuance and sale of the NAHI Subordinated Notes to NAHI, all of which shall have been used or shall be used concurrently with the initial Revolving Credit B Borrowing and/or the initial Term Borrowing to finance in part the Merger and to pay fees and expenses incurred in connection with the consummation of the Transaction.
          (i) All of the accrued fees and expenses of the Agents and the Lenders (including, without limitation, all of the accrued fees and expenses of counsel for the Agents and local, foreign and intellectual property counsel for the Lenders) that are required to be paid by Fox Kids or any of its Affiliates shall have been paid in full.

               (j) The Administrative Agent shall have received on or before the Phase II Closing Date the following, each dated such date (unless otherwise specified), in form and substance reasonably satisfactory to the Lenders (unless otherwise specified) and (except for the Notes) in sufficient copies for each of the Lenders:

                    (i) The Revolving Credit A Notes of the Surviving Corporation, payable to the order of the Revolving Credit A Lenders, and the Revolving Credit B Notes and the Term Notes of each of the Appropriate Borrowers, payable to the order of the Revolving Credit B Lenders and the Term Lenders, respectively.

                    (ii) Certified copies of the resolutions of the board of directors (or persons performing similar functions) of IFE and each of the Phase II Loan Parties approving each of the Loan Documents and the Transaction Documents to which it is or is to be a party, the consummation of each aspect of the Transaction involving or affecting IFE or such Phase II Loan Party and the other transactions contemplated by any of the foregoing, and of all documents evidencing necessary Governmental Authorizations, and other necessary consents, approvals, authorizations, notices, filings or actions, with respect to any of the Loan Documents or the Transaction Documents to which it is or is to be a party, the consummation of any aspect of the Transaction involving or affecting IFE or such Phase II Loan Party or any of the other transactions contemplated by any of the foregoing.

                    (iii) (A) A copy of all of the Constitutive Documents of IFE and each of the Phase II Loan Parties and, if and to the extent requested by the Lenders, each of their respective Subsidiaries, and each amendment thereto, certified (as of a date reasonably near the Phase II Closing Date) as being a true and complete copy thereof by the Secretary of State (or similar Governmental Authority) of the jurisdiction of organization of such Person, and (B) evidence reasonably satisfactory to the Lenders of the recording of a certified copy of the certificate of incorporation of the Surviving Corporation with the Secretary of State of the State of Delaware.

                  (iv) A copy of a certificate of the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of organization of IFE and each of the Phase II Loan Parties and, if and to the extent requested by the Lenders, each of their respective Subsidiaries, listing the certificate or articles of incorporation (or similar Constitutive Document) of IFE, such Phase II Loan Party or such Subsidiary and each amendment thereto on file in the office of such Secretary of State (or such Governmental Authority) and certifying that (A) such amendments are the only amendments to such Person's certificate or articles of incorporation (or similar Constitutive Document) on file in its office, (B) such Person has paid all franchise taxes (or the equivalent thereof) to the date of such certificate and (C) such Person is duly organized and is in good standing under the laws of the jurisdiction of its organization.
          (v) A certified copy of the certificate of merger or other confirmation from the Secretary of State of the State of Delaware reasonably satisfactory to the Lenders of the consummation of the Merger.

                  (vi) Copies of certificates of the Secretary of State (or the equivalent Governmental Authority) of each jurisdiction in which IFE or any of the Phase II Loan Parties or, if and to the extent requested by the Lenders, any of their respective Subsidiaries is qualified or licensed as a foreign corporation, partnership, limited liability company or other Person, except where the failure to so qualify or be licensed, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, in each case dated reasonably near the Phase II Closing Date and stating that such Person is duly qualified and in good standing as a foreign corporation, partnership, limited liability company or other Person in such jurisdiction and has filed all annual reports required to be filed, and has paid all franchise taxes (or the equivalent thereof) required to be paid, in such jurisdiction to the date of such certificate.

                    (vii) A certificate of IFE and each of the Phase II
          Loan Parties, signed on behalf of IFE or such Phase II Loan Party by its President or a Vice President and its Secretary or an Assistant Secretary (or the persons performing similar functions), dated the Phase II Closing Date (the statements made in which certificate shall be true on and as of the Phase II Closing Date), certifying as to:

                         (A) the absence of any amendments to the certificate or
               articles of incorporation (or similar Constitutive Document) of IFE or such Phase II Loan Party since the date of the Secretary of State's (or equivalent Governmental Authority's) certificate referred to in subclause (iii)(A) of this Section 3.02(j), or any steps taken by the board of directors (or persons performing similar functions) or the shareholders, partners, members or equivalent persons of such Phase II Loan Party to effect or authorize any further amendment, supplement or other modification thereto;

                         (B) the accuracy and completeness of the bylaws (or
               similar Constitutive Documents) of IFE or such Phase II Loan Party as in effect on the date on which the resolutions of the board of directors (or persons performing similar functions) of IFE or such Phase II Loan Party referred to in clause (ii) of this Section 3.02(j) were adopted and on the Phase II Closing Date (a copy of which shall be attached to such certificate);

                         (C) the due organization and good standing of IFE or
               such Phase II Loan Party as a Person organized under the laws of the jurisdiction of its organization, and the absence of any proceeding (either pending or contemplated) for the dissolution, liquidation or other termination of the existence of IFE (except as a result of the consummation of the Merger) or such Phase II Loan Party or any of their respective Subsidiaries;

                  (D) the absence of any change in the jurisdiction of
               organization of IFE or such Phase II Loan Party and, except as part of the Transaction, (i) any merger, consolidation or other similar transaction directly or indirectly involving IFE or such Phase II Loan Party or (ii) any issuance or sale of any Equity Interests in IFE or such Phase II Loan Party, in each case since December 31, 1996;

                  (E) the legal and beneficial ownership by IFE or such Phase II
               Loan Party of all of the Collateral in which it (or, in the case of IFE, the Surviving Corporation) has purported to have granted a lien and security interest to the Administrative Agent, on behalf of the Secured Parties, under the Collateral Documents, free and clear of all Liens, except for the liens and security interests created or expressly permitted under the Loan Documents;

                  (F) except in the case of IFE, the accuracy in all material respects of the representations and warranties made by such Phase II Loan Party in the Loan Documents to which it is or is to be a party as though made on and as of the Phase II Closing Date, before and after giving effect to the initial Revolving Credit B Borrowing and/or the initial Term Borrowing and to the application of proceeds therefrom; and

                  (G) except in the case of IFE, the absence of any event
               occurring and continuing, or resulting from the initial Revolving Credit B Borrowing and/or the initial Term Borrowing, or the application of proceeds therefrom, that would constitute a Default.

                    (viii) A certificate of the Secretary or an Assistant Secretary (or a person performing similar functions) of each of the Phase II Loan Parties certifying the names and true signatures of the officers of such Phase II Loan Party authorized to sign each of the Loan Documents and the Transaction Documents to which it is or is to be a party and the other agreements, instruments and documents to be delivered hereunder and thereunder.

                    (ix) One or more Security Agreement Supplements, duly executed by the Surviving Corporation and each of the Phase II Loan Parties, together with:

                         (A) certificates representing the Pledged Interests
               referred to therein, accompanied by undated stock powers or other appropriate powers, duly executed in blank;

                  (B) instruments evidencing the Pledged Indebtedness referred to therein, duly endorsed in blank;

                         (C) (1) completed requests for information, dated
               reasonably near the Phase II Closing Date, listing all of the effective financing statements filed in the jurisdictions referred to in subclause (ix)(D) or (ix)(E) of this Section 3.02(j) that name IFE or any of the Phase II Loan Parties as debtor, together with copies of all such effective financing statements, and (2) copyright search reports prepared by Federal Research Corporation, Thomson & Thomson or any other Person reasonably acceptable to the Administrative Agent, dated reasonably near the Phase II Closing Date, that reflect any existing Liens on the Copyrights, Patents or Trademarks of IFE or any of the Phase II Loan Parties described in the Security Agreement, as amended by the Security Agreement Supplements, on record in the United States Copyright Office or the United States Patent & Trademark Office;

                  (D) proper termination statements (Form UCC-3 or a comparable form) or the equivalent thereof under the Uniform Commercial Code (or any similar Requirements of Law) of all jurisdictions that may be necessary or that the Administrative Agent may reasonably deem desirable in order to terminate or amend existing liens on and security interests in the Collateral described in the Security Agreement, as amended by the Security Agreement Supplements, in each case completed in a manner satisfactory to the Lenders and duly executed by the appropriate secured party;

                         (E) proper financing statements (Form UCC-1 or a
               comparable form) or the equivalent thereof under the Uniform Commercial Code (or any similar Requirements of Law) of all jurisdictions that may be necessary or that the Administrative Agent may reasonably deem desirable in order to perfect and protect the liens and security interests created or purported to be created under the Security Agreement, as amended by the Security Agreement Supplements, covering the Collateral described therein, in each case completed in a manner satisfactory to the Lenders and duly executed by the Surviving Corporation or the applicable Phase II Loan Party;

                         (F) IP Collateral Assignments--Short Form covering all
               of the Copyrights, Patents, if any, and Trademarks of the Surviving Corporation and each of the applicable Phase II Loan Parties, duly executed by the Surviving Corporation and/or the applicable Phase II Loan Party;

                         (G) copies of the Assigned Agreements referred to in
               the Security Agreement Supplements, in each case (to the extent required under the terms of the Security Agreement) together with
               (1) to the extent required under the terms of the Security Agreement, a consent to the assignment thereof to the Administrative Agent, on behalf of the Secured Parties, in form and substance reasonably satisfactory to the Lenders and duly executed by each of the parties to such Assigned Agreement other than the Surviving Corporation and/or any of the Phase II Loan Parties, as the case may be, party to such Assigned Agreement and
               (2) if reasonably requested by the Lenders, notice from the Surviving Corporation or the applicable Phase II Loan Party to each of the other parties to such Assigned Agreement, in form and substance reasonably satisfactory to the Lenders and duly executed by the Surviving Corporation or the applicable Phase II Loan Party, of the assignment of such Assigned Agreement and the rights and interest of the Surviving Corporation or such Phase II Loan Party, as the case may be, thereunder to the Administrative Agent, on behalf of the Secured Parties;
          (H) each of the Blocked Account Letters and the Disbursement Account Letters referred to therein, duly executed by the Surviving Corporation or the Phase II Loan Party, as the case may be, and the bank referred to therein;

                         (I) a Product Laboratory Access Letter for each of the
               Product Laboratories referred to on Schedule 4.01(oo) hereto; and

                         (J) evidence that all of the other actions (including,
               without limitation, the completion of all other recordings and filings of or with respect to the Security Agreement, as amended by the Security Agreement Supplements) that may be necessary or that the Administrative Agent may reasonably deem desirable in order to perfect and protect the liens and security interests created under the Security Agreement, as amended by the Security Agreement Supplements, have been taken or will be taken in accordance with the terms of the Loan Documents.

                    (x) A pledge agreement (or the equivalent document thereto), in form and substance reasonably satisfactory to the Lender, governed by the laws of each jurisdiction outside of the United States of America in which it is necessary or in which the Administrative Agent may reasonably deem it desirable to execute and deliver such pledge agreement (or such equivalent document) in order to perfect and protect the liens and security interests created under the Security Agreement, as amended by the Security Agreement Supplements, in certain Equity Interests in one or more of the Foreign

          Subsidiaries that comprise (or are intended to comprise) part of the Collateral described in such Security Agreement Supplements, covering such Equity Interests and any other Collateral related thereto, duly executed by the Surviving Corporation or the applicable Phase II Loan Party, together with evidence of the due execution and delivery of all further instruments and documents, and the taking of all further actions (including, without limitation, the completion of all recordings and filings of or with respect to any of such pledge agreements (or such equivalent documents) referred to in this clause
          (x)), not otherwise executed, delivered or taken pursuant to clause
          (ix) of this Section 3.02(j) that may be necessary or that the Administrative Agent may reasonably deem desirable in order to perfect and protect the liens and security interests created under any of such pledge agreements (or such equivalent documents) referred to in this clause (x).

                  (xi) One or more security agreements, floating and fixed debentures, mortgages or other equivalent documents thereto, in each case in form and substance reasonably satisfactory to the Lenders (as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and Section 9.01, a "FOREIGN SUBSIDIARY SECURITY AGREEMENT"), granting the Administrative Agent, on behalf of the Secured Parties, a valid and perfected first priority (subject to the liens and security interests expressly permitted under the terms of the Loan Documents) lien on and security interest in all of the property and assets of each of the Foreign Subsidiaries that is intended to constitute a Restricted Subsidiary on the Phase II Closing Date pursuant to the terms of clause (b) of the definition of "Restricted Subsidiary" set forth in Section 1.01, securing all of the Obligations of such Foreign Subsidiary or the other applicable Loan Parties, as appropriate, under or in respect of the Loan Documents, duly executed by the applicable Foreign Subsidiaries, together with evidence of the due execution and delivery of all further instruments and documents, and the taking of all further actions (including, without limitation, the completion of all recordings and filings of or with respect to the any of the Foreign Subsidiary Security Agreements) that may be necessary or that the Administrative Agent may reasonably deem desirable in order to perfect and protect the liens and security interests created under any of the Foreign Subsidiary Security Agreements.

                    (xii) A deed of trust, trust deed and/or mortgage, in form and substance reasonably satisfactory to the Lenders, covering the property of Lynnhaven located at 2877 Guardian Lane, Virginia Beach, Virginia 23452 (the "VIRGINIA MORTGAGE" and together with each other mortgage delivered pursuant to Section 5.01(q) or 5.02(k), in each case as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and Section 9.01, the "MORTGAGES"), duly executed by the Surviving Corporation, together with:

                         (A) evidence that (1) counterparts of the Virginia
               Mortgage have been duly recorded on or prior to the Phase II Closing Date in all of the filing or recording offices that may be necessary or that the Administrative Agent may reasonably deem desirable in order to create valid and subsisting first liens on and security interests in the property and assets described in the Virginia Mortgage in favor of the Administrative Agent, on behalf of the Secured Parties, and (2) all of the filing and recording taxes and fees related thereto have been paid in full;

                         (B) a fully paid American Land Title Association
               Lender's Extended Coverage title insurance policy (the "MORTGAGE POLICY") in form and substance, with endorsements and in amounts reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring that the Virginia Mortgage creates a valid and subsisting first lien on and security interest in the property and assets described therein, free and clear of all defects (including, but not limited to, mechanics' and materialmen's liens) and encumbrances, except for Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics' and materialmen's liens) and such coinsurance and direct access reinsurance as may be necessary or as the Administrative Agent may reasonably deem desirable;

                         (C) a survey, in form and substance reasonably
               satisfactory to the Administrative Agent and dated no more than 30 days prior to the Phase II Closing Date, that certifies to the Administrative Agent and the issuer of the Mortgage Policy for the Virginia Mortgage in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the State of Virginia and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building setback lines and other dimensional regulations and the absence of encroachments (either by such improvements or on to such property) and other defects other than encroachments and other defects reasonably acceptable to the Administrative Agent;

                         (D) an appraisal of each of the properties described in
               the Virginia Mortgage complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989;

                         (E) a title report prepared by one or more nationally
               recognized title insurance companies with respect to each of the properties covered by the Virginia Mortgage, reflecting that such properties are free and clear of all defects (including, but not limited to, mechanics' and materialmen's liens) and encumbrances, except for Permitted Encumbrances;

                         (F) such consents and agreements of lessors and other
               third parties, and such estoppel letters and other confirmations, as may be necessary or as the Administrative Agent may reasonably deem desirable; and

                         (G) evidence that all of the other actions that may be
               necessary or that the Administrative Agent may reasonably deem desirable in order to create, or to perfect and protect, the valid and subsisting first lien on and security interest in the property and assets created under the Virginia Mortgage have been taken or will be taken in accordance with the Loan Documents.

                    (xiii) An environmental assessment report, in form and substance reasonably satisfactory to the Lenders, from an environmental consulting firm reasonably acceptable to the Administrative Agent, as to any hazards, costs or liabilities under Environmental Laws to which the Surviving Corporation or any of its Subsidiaries may be subject, the amount and nature of which and Fox Kids' and the Surviving Corporation's plans with respect to which shall be reasonably acceptable to the Lenders, together with evidence, in form and substance reasonably satisfactory to the Lenders, that all applicable Environmental Laws in connection with the Merger shall have been complied with.

                  (xiv) One or more Guarantee Supplements, duly executed by each of the Phase II Loan Parties.

                    (xv) Certificates of Fox Kids and the Surviving Corporation, in substantially the form of Exhibit G hereto, duly executed by the respective chief financial officers thereof, attesting to the Solvency of Fox Kids and its Subsidiaries, taken as a whole, and the Surviving Corporation and its Subsidiaries, taken as a whole, respectively, immediately before and immediately after giving pro forma effect to the Transaction and the other transactions contemplated thereby.

                    (xvi) Certified copies of all of the agreements, instruments and other documents evidencing or setting forth the terms and conditions of the IFE Surviving Indebtedness that is outstanding or has commitments for the extension of credit on the Phase II Closing Date in an aggregate amount of at least $1,000,000.


                    (xvii) Certified copies of each of the employment and other compensation agreements with each senior executive officer of IFE or any of the Phase II Loan Parties that are not being terminated and satisfied in full on the Phase II Closing Date.

                  (xviii) Certified copies of (A) the audited consolidated financial statements of IFE and its Subsidiaries for the fiscal years of IFE ended December 31, 1995 and December 31, 1996, in each case accompanied by an unqualified opinion of KPMG Peat Marwick LLP, independent accountants of IFE, and (B) the unaudited consolidated financial statements of IFE and its Subsidiaries for the most recently completed fiscal quarter of IFE prior to the Phase II Closing Date, together with a certificate of a Responsible Officer of IFE with respect thereto.

                    (xix) Evidence of all of the insurance of the Surviving Corporation and its Subsidiaries required to be maintained thereby under Section 5.01(d) and, in the case of the Surviving Corporation and each of the Phase II Loan Parties, naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured and/or loss payee thereunder.

                  (xx) A duly completed and executed Notice of Borrowing for each Revolving Credit B Borrowing and the Term Borrowing, if applicable, to be made on the Phase II Closing Date.

                  (xxi) A Federal Reserve Form U-1 provided for in Regulation U of the Board of Governors of the Federal Reserve System, duly executed by a Responsible Officer of Fox Kids, the statements made in which shall be such as to permit the Transaction and the other transactions contemplated by this Agreement in accordance with such Regulation U.

                    (xxii) A favorable opinion of Louis A. Isakoff, Esq., General Counsel of IFE, in form and substance reasonably satisfactory to the Lenders.

                    (xxiii)       A favorable opinion of counsel for the
          Surviving Corporation and the Phase II Loan Parties reasonably acceptable to the Lenders, in form and substance reasonably satisfactory to the Lenders.

                    (xxiv) A favorable opinion of local and foreign counsel reasonably satisfactory to the Lenders in each jurisdiction in which counsel is reasonably required by the Lenders, in form and substance reasonably satisfactory to the Lenders.

                    (xxv) A favorable opinion of Finnegan, Henderson, Farabow, Garrett & Dunner, L.L.P., intellectual property counsel for the Lenders, in form and substance reasonably satisfactory to the Lenders.

                    (xxvi) A favorable opinion of Shearman & Sterling, counsel for the Agents, in form and substance satisfactory to the Agents.

          SECTION 3.03.  Conditions Precedent to Each Borrowing, Issuance and
                         ----------------------------------------------------
Renewal.  The obligation of each of the Appropriate Lenders to make an Advance
-------
on the occasion of each Borrowing (including each Borrowing made on the Phase I Closing Date and the Phase II Closing Date) shall be subject to the further conditions precedent that on the date of such Borrowing (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing by any of the Borrowers and the acceptance by the Borrower that requested such Borrowing of the proceeds of such Borrowing shall constitute a representation and warranty by such Borrower that, both on the date of such notice and on the date of such Borrowing, such statements are true):

               (i) the representations and warranties contained in each of the Loan Documents are correct in all material respects on and as of such date (except, solely on and with respect to any Borrowing made or requested to be made prior to the Phase II Closing Date, for the representations and warranties contained in Section 4.01(h) and the second sentence of Section 4.01(q)), before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (other than any such representation and warranty that, by its terms, refers to a specific date other than the date of such Borrowing, in which case, as of such specific date); and

               (ii) no event has occurred and is continuing, or would result from such Borrowing, or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Administrative Agent shall have received such other approvals, authorizations, opinions, documents and information as any of the Appropriate Lenders through the Administrative Agent may reasonably request.

          SECTION 3.04.  Determinations Under Sections 3.01 and 3.02.  For
                         -------------------------------------------
purposes of determining compliance with the conditions specified in Section 3.01 or 3.02, each of the Lenders shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by, or acceptable or satisfactory to, the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Phase I Closing Date in the case of Section 3.01 or prior to the Phase II Closing Date in the case of Section 3.02, specifying its objection thereto and, if such Lender has a Commitment on such date under any of the Facilities under which a Borrowing is to be made on such date, such Lender shall not have made available to the Administrative Agent such Lender's Pro Rata Share of such Borrowing.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

               SECTION 4.01.  Representations and Warranties.  Each of
                              ------------------------------
the Borrowers represents and warrants as follows:

               (a) Each of the Loan Parties (other than Haim Saban) and each of their respective Subsidiaries (i) are corporations, partnerships or limited liability companies duly organized and validly existing under the laws of the jurisdictions of their respective organization and, in the case of each such Loan Party and each such Subsidiary organized under the laws of any state of the United States of America, are in good standing under the laws of such state and (ii) are duly qualified as foreign corporations, partnerships or limited liability companies and are in good standing in each other jurisdiction in which the ownership, lease or operation of their respective property and assets or the conduct of their respective businesses require them to so qualify or be licensed, except, solely in the case of this clause (ii), where the failure to so qualify or be licensed or to be in good standing, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each of their respective Subsidiaries have all of the requisite power and authority, and the legal right, to own or lease and to operate all of the property and assets they purport to own, lease or operate and to conduct all of their respective businesses as now conducted and as proposed to be conducted. Each of the Loan Parties has all of the requisite power and authority, and the legal right, to execute and deliver each of the Loan Documents and the Transaction Documents to which it is or is to be a party, to perform all of its Obligations hereunder and thereunder and to consummate the Transaction and all of the other transactions contemplated hereby and thereby.

               (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all of the Subsidiaries of each of the Loan Parties (other than the Equity Investors), showing, as of the date of this Agreement and as of the Phase II Closing Date, as to each such Subsidiary, the correct legal name thereof, the legal structure thereof, the jurisdiction of its organization, the number and type of each class of its Equity Interests authorized and the number outstanding, and the percentage of each such class of its Equity Interests outstanding on such date that are owned by any of the Loan Parties. All of the outstanding Equity Interests in Fox Kids (other than the Excluded Fox Kids Equity Interests) are owned directly by the Equity Investors, free and clear of all Liens (including, without limitation, preemptive or other similar rights of the holders thereof), except for the liens and security interests created under the Pledge Agreements. All of the outstanding Equity Interests in each of the other Borrowers are owned directly by Fox Kids, free and clear of all Liens (including, without limitation, preemptive or other similar rights of the holders thereof), except for the liens and security interests created under the Security Agreement. Except as set forth on Schedule 4.01(b) hereto, all of the outstanding Equity Interests in each of the Subsidiaries of the Borrowers are owned directly or indirectly by one or more of the Loan Parties, free and clear of all Liens (including, without limitation, preemptive or other similar rights of the holders thereof), except for the liens and security interests created under the Collateral Documents. All of the outstanding Equity Interests in Fox Kids and each of its Subsidiaries have been validly issued and are fully paid and nonassessable.

               (c) The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents and the Transaction Documents to which it is or is to be a party, and the consummation of the Transaction and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary action (including, without limitation, all necessary shareholder, partner, member or other similar action) and do not:

                  (i) contravene the Constitutive Documents of such Loan Party;

                  (ii) violate any Requirement of Law;

                  (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust, lease, instrument, contract or other agreement binding on or affecting such Loan Party, any of its Subsidiaries or any of their respective property or assets; or

                  (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of such Loan Party or any of its Subsidiaries.

     Neither any of the Loan Parties nor any of their respective Subsidiaries is in violation of any Requirement of Law or in breach of any loan agreement, indenture, mortgage, deed of trust, lease, instrument, contract or other agreement referred to in the immediately preceding sentence, the violation or breach of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

               (d) Each of the Loan Parties and each of their respective Subsidiaries own or possess all of the Governmental Authorizations that are necessary to own or lease and operate their respective property and assets and to conduct their respective businesses as now conducted and as proposed to be conducted, except where and to the extent that the failure to obtain or maintain in effect any such Governmental Authorization, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither any of the Loan Parties nor any of their respective Subsidiaries have received any notice relating to or threatening the revocation, termination, cancellation, denial, impairment or modification of any such Governmental Authorization, or are in violation or contravention of, or in default under, any such Governmental Authorization. No Governmental Authorization, and no consent, approval or authorization of, or notice to or filing with, or other action by, any other Person is required for:

                  (i) the due execution, delivery, recordation, filing or performance by any of the Loan Parties of any of the Loan Documents or the Transaction Documents to which it is or is to be a party, or for the consummation of any aspect of the Transaction or the other transactions contemplated hereby or thereby;

                  (ii) the grant by any of the Loan Parties of the Liens granted by it pursuant to the Collateral Documents;

                  (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof); or

                  (iv) the exercise by the Administrative Agent or any of the Lenders of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents;

     except for the Governmental Authorizations, and the consents, approvals, authorizations, notices, filings and other actions, described on Schedule 4.01(d) hereto. All of the Governmental Authorizations, and the consents, approvals, authorizations, notices, filings and other actions, (A) described on Part A of Schedule 4.01(d) hereto have been or will have been duly obtained, taken, given or made on or prior to the Phase I Closing and are, or on the Phase I Closing Date will be, in full force and effect, or, if expressly provided for on Schedule 4.01(d) hereto, will be duly obtained, taken, given or made in accordance with the terms set forth therefor on Schedule 4.01(d) hereto and, thereafter, will be in full force and effect, and (B) described on Part B of Schedule 4.01(d) hereto have been or will have been duly obtained, taken, given or made on or prior to the Phase II Closing and are, or on the Phase II Closing Date will be, in full force and effect, or, if expressly provided for on Schedule 4.01(d) hereto, will be duly obtained, taken, given or made in accordance with the terms set forth therefor on Schedule 4.01(d) hereto and, thereafter, will be in full force and effect. All applicable waiting periods in connection with (1) the Acquisitions, the Reorganization and the Facilities and the other transactions contemplated hereby or thereby to occur on or prior to the Phase I Closing Date have or will have expired prior to the Phase I Closing Date and (2) each aspect of the Transaction and the other transactions contemplated hereby and thereby have or will have expired on or prior to the Phase II Closing Date, in the case of each of subclauses (1) and (2) of this Section 4.01(d), without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon any aspect of the Transaction or the rights of any of the Loan Parties or their respective Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any property or assets now owned or hereafter acquired by any of them.

               (e) This Agreement has been, and each of the Notes, each of the other Loan Documents and each of the Transaction Documents when delivered hereunder will have been, duly executed and delivered by each of the Loan Parties intended to be a party thereto. This Agreement is, and each of the Notes, each of the other Loan Documents and each of the Transaction Documents when delivered hereunder will be, the legal, valid and binding obligations of each of the Loan Parties intended to be a party thereto, enforceable against such Loan Party in accordance with their respective terms, except to the extent such enforceability may be limited by the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

               (f) The consolidated balance sheet of FCN Holding and its Subsidiaries as of March 31, 1997 and the related consolidated statements of operations and cash flows of FCN Holding and its Subsidiaries for the three-month period then ended, duly certified by a Responsible Officer of FCN Holding, copies of which have been furnished to each of the Lenders, fairly present (subject to normal year-end audit adjustments) the consolidated financial condition of FCN Holding and its Subsidiaries as at such date and the consolidated results of operations and cash flows of FCN Holding and its Subsidiaries for the period ended on such date. All of the consolidated financial statements referred to above in this Section 4.01(f) have been prepared in accordance with generally accepted accounting principles applied consistently throughout the period covered thereby.

               (g) The consolidated balance sheet of Saban and its Subsidiaries as of March 31, 1997, and the related consolidated statements of operations and cash flows of Saban and its Subsidiaries for the three-month period then ended, duly certified by a Responsible Officer of Saban, copies of which have been furnished to each of the Lenders, fairly present (subject to normal year-end audit adjustments) the consolidated financial condition of Saban and its Subsidiaries as at such date and the consolidated results of operations and cash flows of Saban and its Subsidiaries for the period ended on such date. All of the consolidated financial statements referred to above in this Section 4.01(g) have been prepared in accordance with generally accepted accounting principles applied consistently throughout the period covered thereby.

               (h) The consolidated balance sheets of IFE and its Subsidiaries as of December 31, 1995 and December 31, 1996, and the related consolidated statements of liabilities, stockholders' equity and cash flows of IFE and its Subsidiaries for the fiscal years of IFE ended

     December 31, 1995 and December 31, 1996, in each case including the schedules and notes thereto and accompanied by an opinion of KPMG Peat Marwick LLP, the independent accountants of IFE, and the most recently completed consolidated balance sheet of IFE and its Subsidiaries prior to the Phase II Closing Date and the related consolidated statements of liabilities, stockholders' equity and cash flows of IFE and its Subsidiaries for the three-month period then ended, duly certified by a Responsible Officer of IFE, copies of all of which have been furnished to each of the Lenders, fairly present (subject, in the case of such balance sheet as of the most recently completed fiscal quarter of IFE prior to the Phase II Closing Date and such statements of liabilities, stockholders' equity and cash flows for the three-month period then ended, to normal year-end audit adjustments) the consolidated financial condition of IFE and its Subsidiaries as at such dates and the consolidated results of operations and cash flows of IFE and its Subsidiaries for the respective periods ended on such dates. All of the consolidated financial statements referred to above in this Section 4.01(h), including the schedules and notes thereto, have been prepared in accordance with generally accepted accounting principles applied consistently throughout the respective periods covered thereby.

               (i) The combined balance sheet of Fox Kids and its Subsidiaries as of June 30, 1996, and the related combined statements of operations, stockholders' equity and cash flows of Fox Kids and its Subsidiaries for the eight-month period ended June 30, 1996, in each case including the schedules and notes thereto and accompanied by an opinion of Ernst & Young LLP, the independent accountants of Fox Kids, copies of which have been furnished to each of the Lenders, fairly present the combined financial condition of Fox Kids and its Subsidiaries as at such date and the combined results of operations and cash flows of Fox Kids and its Subsidiaries for the period ended on such date. All of the combined financial statements referred to above in this Section 4.01(i), including the schedules and notes thereto, have been prepared in accordance with generally accepted accounting principles applied consistently throughout the period covered thereby.

               (j) The Consolidated pro forma balance sheet of Fox Kids and its Subsidiaries as of June 30, 1997, and the related pro forma consolidated statements of operations and stockholders' equity of Fox Kids and its Subsidiaries for the 12-month period ended June 30, 1997, duly certified by a Responsible Officer of Fox Kids, copies of which have been furnished to each of the Lenders, fairly present the Consolidated pro forma financial condition of Fox Kids and its Subsidiaries as at such date and the Consolidated pro forma results of operations and cash flows of Fox Kids and its Subsidiaries for the period ended on such date, in each case after giving effect to the Transaction.

               (k) The Consolidated forecasted balance sheets, statements of operation and cash flow statements of Fox Kids and its Subsidiaries delivered to the Lenders pursuant to Section 3.01(h)(xvi)(E) or 5.03(e) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in the light of conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery thereof to the Lenders, the

     Borrowers' reasonable estimate of their future financial performance (although the actual results during the periods covered by such forecasts may differ from the forecasted results).

               (l) No material adverse change shall have occurred in the business, condition (financial or otherwise), operations, performance or properties of Fox Kids, IFE and their respective Subsidiaries, taken as a whole, since December 31, 1996.

               (m) The Information Memorandum and all of the other written information (other than financial projections and pro forma information) furnished by or on behalf of any of the Loan Parties or any of their respective Subsidiaries to the Administrative Agent or any of the Lenders in connection with the Loan Documents or the Transaction Documents or any aspect of the Transaction or any of the other transactions contemplated hereby or thereby does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not misleading, in light of the circumstances in which any such statements were made.

               (n) There is no action, suit, investigation, litigation, arbitration or proceeding pending or, to the best knowledge of each of the Borrowers, threatened against or affecting any of the Loan Parties or any of their respective Subsidiaries or any of the property or assets thereof in any court or before any arbitrator or by or before any Governmental Authority of any kind (i) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) in which there is a reasonable likelihood of an adverse determination and which purports to affect the legality, validity, binding effect or enforceability of any aspect of the Transaction, any of the Loan Documents or the Transaction Documents or any of the other transactions contemplated thereby.

               (o) Each of the Loan Parties and each of their respective Subsidiaries are the legal and beneficial owners of the Collateral purported to be owned thereby under the Collateral Documents, free and clear of all Liens, except for the liens and security interests created or expressly permitted under the Loan Documents. The Collateral Documents create valid and perfected first priority (subject to the liens and security interests expressly permitted under the terms of the Loan Documents) liens on and security interests in the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, securing the payment of the Secured Obligations. All of the Equity Interests in Fox Kids and its Subsidiaries that are purported to comprise part of the Collateral have been delivered to the Administrative Agent as required under the terms of the Collateral Documents, together with undated stock powers or other appropriate powers duly executed in blank; all filings and other actions necessary to perfect and protect the liens and security interests of the Administrative Agent in the Collateral have been duly made or taken and are in full force and effect or will be duly made or taken in accordance with the terms of the Loan Documents; and all filing fees and recording taxes have been paid in full.

               (p) Each of the Loan Parties and each of their respective Subsidiaries own or possess all of the licenses, permits, franchises, authorizations, consents and approvals, and own or have the legal right to use all of the patents, copyrights, service marks, trademarks and trade names (or other rights thereto), that are necessary to own or lease and operate their respective property and assets and to conduct their respective businesses as now conducted and as proposed to be conducted, without known conflict with the rights of any other Person. No action, suit, investigation, litigation, arbitration or proceeding is pending or, to the best knowledge of each of the Borrowers, is threatened challenging the use by any of the Loan Parties or any of their respective Subsidiaries of any such license, permit, franchise, authorization, consent, approval, patent, copyright, service mark, trademark, trade name or other right, or the validity or effectiveness thereof, except for any such action, suit, investigation, litigation or proceeding that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as described on Schedule 4.01(p) hereto:

                  (i) no product of any of the Loan Parties or any of their respective Subsidiaries infringes in any material respect on any license, permit, franchise, authorization, consent, approval, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

                  (ii) there is no material violation by any Person of any right of any of the Loan Parties or any of their respective Subsidiaries with respect to any license, permit, franchise, authorization, consent, approval, patent, copyright, service mark, trademark, trade name or other right owned or used by any such Loan Party or any such Subsidiary.

     Neither the Administrative Agent nor any of the Lenders will, solely as a result of their execution, delivery or performance of this Agreement or any of the other Loan Documents, or the making of Advances or maintaining their Commitments hereunder, be subject to the regulation or control of the FCC or any similar Governmental Authority.

               (q) Neither Fox Kids nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation G or U of the Board of Governors of the Federal Reserve System (12 CFR 207)). Following application of the proceeds of each Advance, not more than 25 percent of the value of the property and assets of any of the Borrowers, either individually or together with its Subsidiaries, taken as a whole, subject to the provisions of Section 5.02(a) or 5.02(e) or subject to any restriction contained in any agreement or instrument between any such Borrower and any of the Lenders or any Affiliate of any of the Lenders relating to Indebtedness and within the scope of Section 7.01(e), will be margin stock.

               (r) Neither any of the Loan Parties nor any of their respective Subsidiaries is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" (each as defined in the Investment Company Act of 1940, as amended). None of the making of any Advances or the application of the proceeds therefrom, the repayment of any of the Advances by any of the Borrowers, or the consummation of the Transaction or any of the other transactions contemplated hereby, will violate any provision of the Investment Company Act of 1940, as amended, or any rule, regulation or order of the Securities and Exchange Commission thereunder.

               (s) Each of the Borrowers is, individually and together with its Subsidiaries, Solvent.

               (t) Neither any of the Loan Parties nor any of their respective Subsidiaries is a party to any loan agreement, indenture, mortgage, deed of trust, lease, instrument, contract or other agreements or is subject to any restriction in its Constitutive Documents or any other corporate, partnership, limited liability company or similar restriction that, in each case either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

               (u) Neither the business nor the property or assets of any of the Loan Parties or any of their respective Subsidiaries have been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

               (v) There is (i) no unfair labor practice complaint pending or, to the best knowledge of each of the Borrowers, threatened against any of the Loan Parties or any of their respective Subsidiaries by or before any Governmental Authority and no grievance or arbitration proceeding pending or, to the best knowledge of each of the Borrowers, threatened against any of the Loan Parties or any of their respective Subsidiaries which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the best knowledge of each of the Borrowers, threatened against any of the Loan Parties or any of their respective Subsidiaries and (iii) to the best knowledge of each of the Borrowers, no union representation question existing with respect to the employees of any of the Loan Parties or any of their respective Subsidiaries and no union organizing activity taking place with respect to any of the employees of any of them that, in the case of any or all of clauses (i), (ii) and (iii) of this Section 4.01(v), either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

               (w) There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any of the Borrowers or any of their respective Subsidiaries, on the one hand, and any carrier, any customer or any group thereof, on the other hand, whose agreements with any such Borrower or any such Subsidiary are, or whose use of the property and assets or services thereof is, either individually or in the aggregate, material to the business or operations of Fox Kids and its Subsidiaries, taken as a whole, or (ii) any of the Borrowers or any of their respective Subsidiaries, on the one hand, and any material supplier thereof, on the other hand; and, to the best knowledge of each of the Borrowers, there exists no present state of facts or circumstances that could reasonably be expected to give rise to or result in any such termination, cancellation, limitation, modification or change.

               (x) Set forth on Schedule 4.01(x) hereto is a complete and accurate list, as of the date of this Agreement and as of the Phase II Closing Date, of all of the Plans and Multiemployer Plans of the Borrowers and the ERISA Affiliates. No circumstances or conditions exist under any scheme or arrangement mandated by any Governmental Authority other than Governmental Authorities of the United States of America and the political subdivisions thereof that require employer or employee contributions or compliance by any of the Borrowers or any of their respective Subsidiaries, and neither any of the Borrowers nor any of their respective Subsidiaries maintains or contributes to any employee benefit plan that is not subject solely to the Requirements of Law of the United States of America or any political subdivision thereof that, in any such case either individually or in the aggregate, could reasonably be expected to result in any material liability of any of the Borrowers or any of their respective Subsidiaries. None of the Equity Investors is a member of the "controlled group of corporations" (as defined in Treasury Regulations 1.414(b) and 1.414(c)) of the Borrowers.

               (y) No ERISA Event has occurred or could reasonably be expected to occur with respect to any Plan that has resulted or could reasonably be expected to result in any material liability of any of the Borrowers or any of the ERISA Affiliates.

               (z) Schedule B (Actuarial Information) to the most recent annual report (form 5500 series) for each of the Plans, copies of which have been filed with the Internal Revenue Service and furnished to each of the Lenders, is complete and accurate and fairly presents the funding status of such Plan; and, since the date of such Schedule B, there has been no material adverse change in the funding status of such Plan.

               (aa) Neither any of the Borrowers nor any of the ERISA Affiliates
     (i) has incurred or could reasonably be expected to incur any Withdrawal Liability to any Multiemployer Plan or (ii) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan could reasonably be expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, that in either of the foregoing cases, either individually or in the aggregate, could reasonably be expected to result in any material liability of any of the Borrowers or any of the ERISA Affiliates.

               (bb) The operations and properties of each of the Loan Parties and each of their respective Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits; all past noncompliance with such Environmental Laws and Environmental Permits has been resolved without any material ongoing obligations or costs; all Environmental Permits that are necessary for the operations or properties of any of the Loan Parties or any of their respective Subsidiaries have been obtained and are in full force and effect; and no circumstances exist that, either individually or in the aggregate, could reasonably be expected to (i) form the basis of an Environmental Action against any of the Loan Parties or any of their respective Subsidiaries or any of the properties thereof that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

               (cc) (i) None of the properties owned or operated by any of the Loan Parties or any of their respective Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state, provincial or local list or, to the best knowledge of each of the Borrowers, is adjacent to any such property; and (ii) except as, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (A) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property owned or operated by any of the Loan Parties or any of their respective Subsidiaries or, to the best knowledge of each of the Borrowers, on any property formerly owned or operated by any of the Loan Parties or any of their respective Subsidiaries, (B) there is no asbestos or asbestos-containing material on any property owned or operated by any of the Loan Parties or any of their respective Subsidiaries, and (C) Hazardous Materials have not been released, discharged or disposed of on any property owned or operated by any of the Loan Parties or any of their respective Subsidiaries.

               (dd) Neither any of the Loan Parties nor any of their respective Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law. All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property owned or operated by any of the Loan Parties or any of their respective Subsidiaries have been disposed of in a manner that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

               (ee) Each of the Loan Parties and each of their respective Subsidiaries have filed, have caused to be filed or have been included in all federal tax returns, reports and statements and all other material tax returns, reports and statements (foreign, state, local and provincial) required to be filed and have paid all taxes, assessments, levies, fees and other charges shown thereon (or on any assessments received by any such Person or of which any such Person has been notified) to be due and payable, together with applicable interest and penalties, except for any such taxes, assessments, levies, fees and other charges the amount, applicability or validity of which is being contested in good faith and by appropriate proceedings diligently conducted and with respect to which such Loan Party or such Subsidiary, as the case may be, has established appropriate and adequate reserves in accordance with GAAP. Except as set forth on Schedule 4.01(ee) hereto, all of the tax returns, reports and statements referred to in the immediately preceding sentence have been prepared in good faith and are complete and accurate in all material respects for the Loan Parties and their Subsidiaries for the periods covered thereby.

               (ff) Set forth on Schedule 4.01(ff) hereto is a complete and accurate list of (i) as of the date of this Agreement, each Open Year of each of the Phase I Loan Parties and each of their respective Subsidiaries and (ii) as of the Phase II Closing Date, each Open Year of each of the Loan Parties and each of their respective Subsidiaries. There are no adjustments to (A) the federal income tax liability (including, without limitation, interest and penalties) of any of the Loan Parties or any of their respective Subsidiaries proposed in writing by the Internal Revenue Service with respect to Open Years and (B) any foreign, state, local or provincial tax liability (including, without limitation, interest and penalties) of any of the Loan Parties or any of their respective Subsidiaries proposed in writing by any foreign, state, local or provincial taxing authority that, in the aggregate for subclause (A) and (B) of this sentence, would exceed $5,000,000. No issues have been raised by the Internal Revenue Service in respect of Open Years or by any such foreign, state, local or provincial taxing authorities that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

               (gg) Except as set forth on Schedule 4.01(gg) hereto, neither any of the Loan Parties nor any of their respective Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the assessment, reassessment, payment or collection of taxes of such Loan Party or any such Subsidiary, or is aware of any circumstances that would cause the taxable years or other taxable periods of such Loan Party or any such Subsidiary to no longer be subject to the normally applicable statute of limitations. Neither any of the Loan Parties nor any of their respective Subsidiaries has provided, with respect to itself or any property held by it, any consent under Section 341(f) of the Internal Revenue Code.

               (hh) No "ownership change" (as defined in Section 382(g) of the Internal Revenue Code), and no event that would result in the application of the "separate return year limitation" or the "consolidated return change of ownership" limitations under the federal income tax consolidated return regulations, has occurred at any time with respect to any of the Borrowers or IFE, except as a direct result of the Reorganization or the Merger. As of June 30, 1997: (i) Fox Kids and its Subsidiaries did not have any net operating loss carryforwards for U.S. federal income tax purposes; (ii) FCN Holding and its Subsidiaries had net operating loss carryforwards for U.S. federal income tax purposes equal to at least $100,000 in the aggregate; (iii) Saban and its Subsidiaries did not have any net operating loss carryforwards for U.S. federal income tax purposes; and (iv) IFE and its Subsidiaries did not have any net operating loss carryforwards for U.S. federal income tax purposes.

               (ii) Neither any of the Acquisitions nor the Merger will result in the imposition of federal income taxes on or with respect to any of the
     Loan Parties or any of their respective Subsidiaries.   The contribution by
     Liberty IFE to Fox Kids of all of the debt securities of, and Equity Interests in, IFE owned or otherwise held by it in exchange for shares of the Series A Preferred Stock and the share exchange contemplated by the Reorganization Agreement qualify as a tax free exchange pursuant to Section 351 of the Internal Revenue Code, except to the extent that the exchange rights granted to Liberty IFE and Liberty Media constitute taxable "boot" under the Internal Revenue Code.

               (jj) Set forth on Schedule 4.01(jj) hereto is a complete and accurate list of all of the Persons (other than any of the Loan Parties) that any of the Borrowers or any of the Restricted Subsidiaries employs or uses to distribute or subdistribute any item of Product for distribution, exhibition, exploitation or disposition and/or to collect or otherwise receive (or have credited to its account) any receivables from such distribution, exhibition, exploitation or disposition of any item of Product.

               (kk) Set forth on Schedule 4.01(kk) hereto is a complete and accurate list (i) as of the date of this Agreement, of all of the FCN Holding/Saban Surviving Indebtedness, showing, as of such date, each of the Phase I Loan Parties and/or each of their respective Subsidiaries party thereto, the principal amount outstanding thereunder, the interest rate thereon, the scheduled maturity date thereof and the amortization schedule, if any, therefor and (ii) as of the Phase II Closing Date, of all of the Surviving Indebtedness, showing, as of such date, each of the Loan Parties and/or each of their respective Subsidiaries party thereto, the principal amount outstanding thereunder, the interest rate thereon, the scheduled maturity date thereof and the amortization schedule, if any, therefor.

               (ll) Set forth on Part A of Schedule 4.01(ll) hereto is a complete and accurate list (i) as of the date of this Agreement, of all of the real property owned by any of the Phase I Loan Parties (other than the Equity Investors) or any of their respective Subsidiaries, showing, as of such date, the street address, county or other relevant jurisdiction, state and zip code therefor and the record owner and the book value thereof and
     (ii) as of the Phase II Closing Date and as of the date of any amendment or supplement to Schedule 4.01(ll) hereto (whether pursuant to Section 5.03(f) or otherwise), of all of the real property owned by any of the Loan Parties (other than the Equity Investors) or any of their respective Subsidiaries, showing, as of such date, the street address, county or other relevant jurisdiction, state and zip code therefor and the record owner and the book value thereof. Each of the Loan Parties (other than the Equity Investors) and each of their respective Subsidiaries has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, except for the liens and security interests created or expressly permitted under the Loan Documents. Set forth on Part B of Schedule 4.01(ll) hereto is a complete and accurate list (i) as of the date of this Agreement, of all of the leases of real property under which any of the Phase I Loan Parties (other than the Equity Investors) or any of their respective Subsidiaries is the lessee, showing, as of such date, the street address, county or other relevant jurisdiction, state and zip code therefor and the lessor, lessee, expiration date and annual rental cost thereof and
     (ii) as of the Phase II Closing Date and as of the date of any amendment or supplement to Schedule 4.01(ll) hereto (whether pursuant to Section 5.03(f) or otherwise), of all of the leases of real property under which any of the Loan Parties (other than the Equity Investors) or any of their respective Subsidiaries is the lessee, showing, as of such date, the street address, county or other relevant jurisdiction, state and zip code therefor and the lessor, lessee, expiration date and annual rental cost thereof. Each lease referred to in the immediately preceding sentence is, to the best knowledge of each of the Borrowers, the legal, valid and binding obligation of the lessor thereof, enforceable against such lessor in accordance with its terms.

               (mm) Set forth on Schedule 4.01(mm) hereto is a complete and accurate list (i) as of the date of this Agreement, of all of the Investments (other than Cash Equivalents and cash maintained in the Collateral Accounts) held by any of the Phase I Loan Parties (other than the Equity Investors) or any of their respective Subsidiaries, showing, as of such date, the amount, the obligor or issuer and the maturity, if any, thereof and (ii) as of the Phase II Closing Date, of all of the Investments (other than Cash Equivalents and cash maintained in the Collateral Accounts) held by any of the Loan Parties (other than the Equity Investors) or any of their respective Subsidiaries, showing, as of such date, the amount, the obligor or issuer and the maturity, if any, thereof.

               (nn) Set forth on Schedule 4.01(nn) hereto is a complete and accurate list (i) as of the date of this Agreement, of all of the patents, trademarks, trade names, service marks and copyrights, and all of the applications therefor and registrations thereof, of each of the Phase I Loan Parties (other than the Equity Investors) and each of their respective Subsidiaries, showing, as of such date, the jurisdiction in which registered, the registration number thereof, and the date of registration and, in the case of each such patent, the expiration date thereof, and (ii) as of the Phase II Closing Date and as of the date of any amendment or supplement to Schedule 4.01(nn) hereto (whether pursuant to Section 5.03(f) or 5.03(r) or otherwise), of all of the patents, trademarks, trade names, service marks and copyrights, and all of the applications therefor and registrations thereof, of each of the Loan Parties (other than the Equity Investors) and each of their respective Subsidiaries, showing, as of such date, the jurisdiction in which registered, the registration number thereof, and the date of registration and, in the case of each such patent, the expiration date thereof.
          (oo) Set forth on Schedule 4.01(oo) hereto is a complete and accurate list (i) as of the date of this Agreement, of all of the Product Laboratories employed or engaged by any of the Phase I

Loan Parties (other than the Equity Investors), showing, as of such date, the name and address thereof, the items of Product with Preprint Materials deposited or to be deposited therewith and the expiration date of the applicable Phase I Loan Party's employment or engagement thereof, and (ii) as of the Phase II Closing Date and as of the date of any amendment or supplement to Schedule 4.01(oo) hereto (whether pursuant to Section 5.03(f) or otherwise), of all of the Product Laboratories employed or engaged by any of the Loan Parties (other than the Equity Investors), showing, as of such date, the name and address thereof, the items of Product with Preprint Materials deposited or to be deposited therewith and the expiration date of the applicable Loan Party's employment or engagement thereof.

               (pp) Set forth on Schedule 4.01(pp) hereto is a complete and accurate list (i) as of the date of this Agreement, of all of the items of Product (including, without limitation, all of the Special Assets) of each of the Phase I Loan Parties (other than the Equity Investors) (other than such items of Product which, in the aggregate, have neither a book value nor a Fair Market Value in excess of 1% of the aggregate book value or Fair Market Value of all of the Collateral), showing, as of such date, the nature and title thereof and, to the extent applicable, the license period therefor and (ii) as of the Phase II Closing Date and as of the date of any amendment or supplement to Schedule 4.01(pp) hereto (whether pursuant to Section 5.03(f) or otherwise), of all of the items of Product (including, without limitation, all of the Special Assets) of each of the Loan Parties (other than the Equity Investors) (other than such items of Product which, in the aggregate, have neither a book value nor a Fair Market Value in excess of 1% of the aggregate book value or Fair Market Value of all of the Collateral), showing, as of such date, the nature and title thereof and, to the extent applicable, the license period therefor.


                                   ARTICLE V

                           COVENANTS OF THE BORROWERS

          SECTION 5.01.  Affirmative Covenants.  So long as any of the Advances
                         ---------------------
shall remain unpaid or any of the Lenders shall have any Commitment hereunder, each of the Borrowers will, at all times (unless a specific time period is specified herein):

               (a) Compliance with Laws, Maintenance of Governmental
                   -------------------------------------------------
     Authorizations, Etc. (i) Comply, and cause each of its Subsidiaries to
     -------------------
     comply, in all material respects, with all applicable Requirements of Law, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, and (ii) except as provided in Section 5.01(e), obtain and maintain in effect all Governmental Authorizations that are necessary (A) to own or lease and operate their respective property and assets and to conduct their respective businesses as now conducted and as proposed to be conducted, except where and to the extent that the failure to obtain or maintain in effect any such Governmental Authorization, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or (B) for the due execution, delivery, recordation, filing or performance by any of the Borrowers or any of their respective Subsidiaries of any of the Loan Documents to which it is or is to be a party, or for the consummation of any aspect of the Transaction or any of the other transactions contemplated hereby and thereby, except (1) prior to the Phase II Closing Date, for the Governmental Authorizations, and the consents, approvals, authorizations, notices, filings and other actions, described on Part B of Schedule 4.01(d) hereto as being required to be duly obtained, taken, given or made on or prior to the Phase II Closing and (2) for the Governmental Authorizations, and the consents, approvals, authorizations, notices, filings and other actions, described on Schedule 4.01(d) hereto as otherwise being required to be duly obtained, taken, given or made in accordance with the terms set forth therefor on Schedule 4.01(d) hereto. This Section 5.01(a) shall not apply to compliance with Environmental Laws or Environmental Permits (which is the subject of Section 5.01(c)).

               (b) Payment of Taxes, Etc.  Pay and discharge, and cause each of
                   ---------------------
     its Subsidiaries to pay and discharge, to the extent due and payable and before the same shall become delinquent, (i) all taxes, assessments, reassessments, levies and other governmental charges imposed upon it or upon its property, assets, income or franchises and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property and assets or any part thereof; provided, however, that neither any of the Borrowers, nor any of their respective Subsidiaries shall be required to pay or discharge any such tax, assessment, reassessment, levy, charge or claim the amount, applicability or validity of which is being contested in good faith and by proper proceedings diligently conducted and as to which appropriate and adequate reserves are being maintained in accordance with GAAP from time to time, unless and until (i) such contest could subject any of the Borrowers or any of their respective Subsidiaries to any criminal penalty or liability or the Administrative Agent or any of the Lenders to any criminal penalty or liability or (except for nonmaterial fines for which the Administrative Agent or such Lender is fully indemnified under Section 9.04) any civil penalty or liability or (ii) any Lien resulting therefrom attaches to a material portion of its property and assets and enforcement, collection, execution, levy or foreclosure proceedings shall have been commenced with respect thereto.

               (c) Compliance with Environmental Laws.  (i) Comply (and require
                   ----------------------------------
     all lessees and other Persons operating or occupying any of its properties to comply), and cause each of its Subsidiaries to comply (and to require all lessees and other Persons operating or occupying any of its properties to comply), in all material respects, with all of the applicable Environmental Laws and the Environmental Permits applicable to such Person or its operations or properties; (ii) obtain and renew, and cause each of its Subsidiaries to obtain and renew, all of the Environmental Permits necessary for the ownership or operation of their respective properties or the conduct of their respective businesses as now conducted and as proposed to be conducted; and (iii) conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling or testing, and to undertake any cleanup, removal, remedial or other action necessary to remove and clean up all of the Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws, except, in the case of clause (ii) or

     (iii) of this Section 5.01(c), where the failure to obtain or renew any such Environmental Permit, to conduct any such investigation, study, sampling or testing or to undertake any such cleanup, removal, remedial or other action, either individually or in the aggregate, could not reasonably be expected (A) to have a Material Adverse Effect or (B) to subject any of the Borrowers or any of their respective Subsidiaries to any criminal penalty or liability or the Administrative Agent or any of the Lenders to any criminal penalty or liability or (except for nonmaterial fines for which the Administrative Agent or such Lender is fully indemnified under
     Section 9.04) any civil penalty or liability; provided, however, that neither any of the Borrowers nor any of their respective Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action otherwise required under this Section 5.01(c) to the extent that the amount, applicability or validity thereof is being contested in good faith and by proper proceedings diligently conducted and appropriate and adequate reserves are being maintained in accordance with GAAP with respect to such circumstances.

               (d) Maintenance of Insurance.  Maintain, and cause each of its
                   ------------------------
     Subsidiaries to maintain, insurance for their respective properties, assets and businesses (i) with insurance companies or associations that have, or that have directly reinsured such insurance with insurance companies or associations that have, an A.M. Best Company claims paying ability rating of at least "A-" (or the then equivalent rating), (ii) of such types (including, without limitation, insurance against theft and fraud and against loss or damage by fire, explosion or hazard of or to property, errors and omissions insurance and insurance against liability for defamation, libel, slander and invasion of privacy), (iii) in such amounts and with such deductibles, (iv) covering such casualties and contingencies and (v) otherwise on such terms, as are either (A) at least as favorable as those usually carried by companies of established reputations engaged in similar businesses and owning similar properties and assets in the same general areas in which the applicable Borrower or Subsidiary of any of the Borrowers operates or (B) as recommended by Alexander & Alexander or another insurance broker of recognized national standing and, in any case, as may otherwise be required by applicable Requirements of Law or by the Collateral Documents; provided, however, that the Borrowers and their Subsidiaries may effect workers' compensation insurance or similar coverage with respect to their respective operations in any particular jurisdiction through an insurance fund operated by such jurisdiction or by meeting the self-insurance requirements of such jurisdiction so long as such Borrower or such Subsidiary establishes and maintains appropriate and adequate reserves therefor in accordance with GAAP.

               (e) Preservation of Corporate Existence, Etc.  Preserve and
                   ----------------------------------------
     maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, organization, rights (statutory and pursuant to its Constitutive Documents), permits, licenses, approvals, privileges and franchises; provided, however, that Fox Kids and its Subsidiaries (i) may consummate any merger or consolidation otherwise expressly permitted under
     Section 5.02(d), (ii) may wind up, liquidate or dissolve any of their respective inactive Subsidiaries to the extent otherwise expressly permitted under Section 5.02(e)(iv) and (iii) may amend, supplement or otherwise modify their rights under their respective Constitutive Documents to the extent otherwise expressly permitted under Section 5.02(m); and provided further, however, that neither any of the Borrowers nor any of their respective Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the board of directors (or requisite partners or members pursuant to its Constitutive Documents, as applicable) of such Borrower or such Subsidiary shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of such Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Borrower, such Subsidiary or the Lenders or, solely in the case of any such permit, license or approval, that the loss thereof, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

               (f) Visitation Rights.  At any reasonable time and from time to
                   -----------------
     time, upon reasonable notice, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof (so long as such agent or representative is or agrees to be bound by the provisions of Section 9.09), to examine and make copies of and abstracts from the records and books of account of, and to visit during normal business hours the properties of, any of the Borrowers or any of their respective Subsidiaries, and to discuss the affairs, finances and accounts of any of the Borrowers or any of their respective Subsidiaries with any of their officers or directors and with their independent public accountants.

               (g) Keeping of Books.  Keep, and cause each of its Subsidiaries
                   ----------------
     to keep, proper books of record and account, in which full and accurate entries shall be made of all of the financial transactions and the property, assets and businesses of each of the Borrowers and each of their respective Subsidiaries (including, without limitation, the establishment and maintenance of adequate and appropriate reserves) in accordance with all applicable Requirements of Law and with GAAP.

               (h) Maintenance of Properties, Etc.  (i) Maintain and preserve,
                   ------------------------------
     and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, and (ii) make, and cause each of its Subsidiaries to make, from time to time, all necessary repairs, renewals, additions, replacements, betterments and improvements of such properties in order to permit the business and activities carried on in connection therewith to be properly conducted at all times.

               (i) Preparation of Environmental Reports.  At the request of the
                   ------------------------------------
     Administrative Agent from time to time but in any event not more than once in any two-year period for any property subject to (or to be subject to) any of the Mortgages following:

                  (i) the acquisition or proposed acquisition of such real property interest (whether fee or leasehold);

                  (ii) the occurrence of any event or circumstance that causes the Administrative Agent or any of the Lenders to reasonably believe that Hazardous Materials may be present on such real property in any manner or quantity that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

                  (iii) the occurrence and during the continuance of an Event of Default,

     provide to the Lenders within 60 days after such request, at the expense of the Borrowers, an environmental site assessment report for each of the properties of any of the Borrowers or any of their respective Subsidiaries subject to the Mortgages and described in such request, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties. Without limiting the generality of the immediately preceding sentence, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain, upon at least five Business Days' prior written notice to the Borrowers, an environmental consulting firm to prepare such report at the reasonable expense of the Borrowers, and each of the Borrowers hereby grants and agrees to cause each of its Subsidiaries that owns any real property described in such request to grant at the time of such request, to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable nonexclusive license, subject to the rights of tenants, to enter onto any such property to undertake such an assessment.

               (j) Compliance with Terms of Leaseholds.  (i) Make all payments
                   -----------------------------------
     and otherwise perform all obligations in respect of all leases of real property to which any of the Borrowers or any of their respective Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or to be terminated or any rights to renew such leases to be forfeited or cancelled, in each case except to the extent that, in the reasonable business judgment of the Borrowers or any of their respective Subsidiaries that is the lessee thereof, it is in the best interest of such Borrower or such Subsidiary, as the case may be, to allow or to cause such nonperformance, lapse, termination, forfeiture or cancellation, and such nonperformance, lapse, termination, forfeiture or cancellation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (ii) promptly notify the Administrative Agent of (A) any default by any party with respect to any such lease that could impair the interests of any of the Loan Parties or any of their Subsidiaries therein in any material manner or the rights or interests of the Administrative Agent or any of the Lenders in any manner, and cooperate with the Administrative Agent to cure any such default, and
     (B) any material nonperformance, or any lapse, termination, forfeiture or cancellation of any lease otherwise permitted to occur under clause (i) of this Section 5.01(j), and, in respect of each of the foregoing provisions of this Section 5.01(j), cause each of its Subsidiaries to do so.

               (k) Performance of Transaction Documents.  (i) Perform and
                   ------------------------------------
     observe all of the terms and provisions of each of the Transaction Documents to be performed or observed by it, maintain each such Transaction Document in full force and effect and enforce each such Transaction Document in accordance with its terms, in each case except to such extent as, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and take all such action to such end as may be reasonably requested from time to time by the Administrative Agent, and (ii) promptly upon the reasonable request of the Administrative Agent, make to each other party to each Transaction Document such demands and requests for information and reports or for action as any of the Loan Parties or any of their respective Subsidiaries is entitled to make under such Transaction Document and, in respect of each of the foregoing provisions of this Section 5.01(k), cause each of its Subsidiaries to do so.

               (l) Transactions with Affiliates.  Conduct, and cause each of its
                   ----------------------------
     Subsidiaries to conduct, directly or indirectly, all transactions or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to any of the Borrowers or any of their respective Subsidiaries than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate thereof, other than:

                  (i) the consummation of the Acquisitions, the Reorganization and the Merger;

                  (ii) the performance by Fox Kids or any of its Subsidiaries of its obligations under the Transaction Documents, in each case in accordance with the terms thereof as in effect on the date of this Agreement;

                  (iii) the performance by Fox Kids of its obligations under the Consulting Agreement, as in effect on the date of this Agreement;

                  (iv) any transaction or series of related transactions solely between or among one or more of the Borrowers, one or more of the Borrowers and one or more of the Restricted Subsidiaries, one or more of the Restricted Subsidiaries or one or more of the Unrestricted Subsidiaries, in each case to the extent such transaction or series of related transactions is not otherwise prohibited under the terms of the Loan Documents;

                  (v) loans and advances by the Borrowers and their respective Subsidiaries to one or more employees thereof, in each case to the extent otherwise permitted under Section 5.02(f); and

                  (vi) the declaration and payment of dividends and the making of distributions, and the issuance of Equity Interests in Fox Kids or any of its Subsidiaries, to the extent otherwise expressly permitted under Section 5.02(g)(i)(A), 5.02(g)(i)(B), 5.02(g)(i)(E), 5.02(g)(ii)
          or 5.02(g)(iii).

               (m) Cash Collateral Accounts.  (i) Maintain each of the Cash
                   ------------------------
     Collateral Accounts with Citibank and maintain, and cause each of the Restricted Subsidiaries to maintain, each of its Blocked Accounts and its Disbursement Accounts with Citibank or one or more other banks selected by one of the Borrowers or the Restricted Subsidiaries and reasonably acceptable to the Administrative Agent that have accepted the assignment of such accounts to the Administrative Agent pursuant to the terms of the Security Agreement and the respective Blocked Account Letters and Disbursement Letters referred to therein; (ii) cause all of the proceeds of the Collateral (including, without limitation, all proceeds of Receivables) to be deposited directly into one of the Cash Collateral Accounts, the Lockboxes or the Blocked Accounts; provided that if causing the direct deposit of any such proceeds into one of the Cash Collateral Accounts, the Lockboxes or the Blocked Accounts would be disadvantageous to the business of the applicable Borrower or Restricted Subsidiary in any material respect, then, subject to Section 13(b) of the Security Agreement, such Borrower or such Restricted Subsidiary may receive such proceeds in trust for the benefit of the Administrative Agent and the other Secured Parties, may segregate such proceeds from the other property and funds thereof and may deposit such proceeds into the applicable Cash Collateral Account within two Business Days after the earlier of (A) the date on which such proceeds are deposited into any deposit account (other than any of the Cash Collateral Accounts or the Blocked Accounts) and (B) the date of receipt thereof by or on behalf of such Borrower or such Restricted Subsidiary; and
     (iii) establish and maintain cash management systems reasonably acceptable to the Lenders; provided that it is hereby acknowledged and agreed that the cash management systems of Fox Kids and its Subsidiaries agreed to among Fox Kids and the Lenders and in effect on the Phase I Closing Date are acceptable to the Lenders.

               (n) Product Laboratories.  (i) Instruct, and cause each of the
                   --------------------
     Restricted Subsidiaries to instruct, all of the Product Laboratories in which any of the Preprint Materials of or pertaining to any item of Product are deposited by or on behalf of any of the Borrowers or any of the Restricted Subsidiaries, in each case pursuant to a Product Laboratory Access Letter with such Product Laboratory, to allow, at any time and from time to time upon the occurrence and during the continuance of a Default under Section 7.01(a) or 7.01(f) or an Event of Default, the Administrative Agent or its designee access to all such Preprint Materials to the extent necessary to permit the Administrative Agent or any such designee, at its sole election, to exhibit, exploit, distribute or dispose of, or to complete the exhibition, exploitation, distribution or disposition of, any items of Product, and (ii) prior to the deposit of any of the Preprint Materials of or pertaining to any items of Product in any Product Laboratory or any other film laboratory or video duplication facility, deliver, and cause each of the Restricted Subsidiaries to deliver, to the Administrative Agent, with respect to the Preprint Materials that it intends to so deposit, (A) a written supplement to Schedule 4.01(oo) hereto that specifies the name and address of such Product Laboratory or such other film laboratory or video duplication facility and identifies in reasonable detail the items of Product with Preprint Materials that are to be deposited therewith and the expiration date of such Borrower's or such Restricted Subsidiary's employment or engagement thereof and (B) a Product Laboratory Access Letter, duly executed by the Borrower or the Restricted Subsidiary that intends to so deposit such Preprint Materials and by such Product Laboratory or such other film laboratory or video duplication facility, for acceptance by the Administrative Agent.

               (o) Financing Statements, Search Reports, Etc.  (i)  As promptly
                   -----------------------------------------
     as practicable after the Phase I Closing Date, furnish to the Administrative Agent:

                  (A) acknowledgment copies or stamped receipt copies of all of the termination statements or the equivalent thereof referred to in
          Section 3.01(h)(viii)(D) and of all of the financing statements or the equivalent thereof referred to in Sections 3.01(h)(viii)(E) and 3.01(h)(x)(D);

                  (B) completed requests for information listing the financing statements referred to in subclause (i)(A) of this Section 5.01(o) and all of the other effective financing statements filed in the jurisdictions referred to in subclause (i)(A) of this Section 5.01(o) that name any of the Loan Parties as debtor or transferor, together with copies of such other financing statements; and

                  (C) evidence of the completion of all recordings and other filings of all of the IP Collateral Assignments--Short Form referred to in Section 3.01(h)(viii)(F); and

               (ii) as promptly as practicable after the Phase II Closing Date, furnish to the Administrative Agent:

                  (A) acknowledgment copies or stamped receipt copies of all of the termination statements or the equivalent thereof referred to in
          Section 3.02(j)(ix)(D) and of all of the financing statements or the equivalent thereof referred to in Section 3.02(j)(ix)(E);

                  (B) completed requests for information listing the financing statements referred to in subclause (ii)(A) of this Section 5.01(o) and all of the other effective financing statements filed in the jurisdictions referred to in subclause (ii)(A) of this Section 5.01(o) that name the Surviving Corporation or any of the Phase II Loan Parties as debtor or transferor, together with copies of such other financing statements;

                  (C) evidence of the completion of all recordings and other filings of the IP Collateral Assignments--Short Form referred to in
          Section 3.02(j)(ix)(F); and

                  (D) evidence that counterparts of the Virginia Mortgage have been duly recorded in all filing or recording offices required pursuant to Section 3.02(j)(xii)(A), and that all of the filing and recording taxes and fees related thereto have been paid in full.

               (p) Further Assurances.  Promptly upon the request of the
                   ------------------
     Administrative Agent, or any of the Lenders through the Administrative Agent, at any time and from time to time:

                  (i) correct, and cause each of its Subsidiaries to correct, any defect or error that may be discovered in any of the Loan Documents or in the execution, acknowledgment, filing or recordation thereof; and

                  (ii) do, execute, acknowledge, deliver, record, rerecord, file, refile, register and reregister, and cause each of its Subsidiaries promptly to do, execute, acknowledge, deliver, record, rerecord, file, refile, register and reregister, any and all further acts, conveyances, security agreements, assignments, floating and fixed debentures, pledge agreements, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, mortgages, deeds of trust, certificates, assurances and other instruments as the Administrative Agent, or any of the Lenders through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of this Agreement, the Notes or any of the other Loan Documents, (B) subject any of the property, assets, rights or interests of any of the Borrowers or any of the Restricted Subsidiaries included or intended to be included in the Collateral to the Liens created or now or hereafter intended to be created under any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents or any of the Liens created or intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent and the Secured Parties the rights granted or now or hereafter intended to be granted to the Administrative Agent and the Secured Parties under any of the Loan Documents or under any of the other instruments executed in connection with any of the Loan Documents to which any of the Borrowers or any of the Restricted Subsidiaries is or is to be a party.

               (q) Covenant to Give Security.  At any time following (i) the
                   -------------------------
     occurrence and during the continuance of a Default under Section 7.01(a) or 7.01(f) or an Event of Default or (ii) the acquisition of any real property or any leasehold interest in any real property, upon the reasonable request of the Administrative Agent and at the expense of the Borrowers:

                  (A) within five Business Days after such request, furnish to the Administrative Agent a description of the real and personal property of each of the

          Borrowers and each of the Restricted Subsidiaries not comprising part of the Collateral at such time, in detail reasonably satisfactory to the Administrative Agent;
          (B) within 15 Business Days after such request, duly execute and deliver, and cause each of the applicable Restricted Subsidiaries to duly execute and deliver, to the Administrative Agent mortgages, pledges, assignments, floating and fixed debentures and other security agreements (or other similar documents) covering the real and personal property of each of the Borrowers and the Restricted Subsidiaries, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all of the Obligations of the applicable Loan Parties under or in respect of the Loan Documents and constituting liens on and security interests in all such property;

                  (C) within 30 days after such request, take, and cause each of the applicable Restricted Subsidiaries to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements or the equivalent thereof under any similar Requirements of Law, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any agent or representative of the Administrative Agent designated by it) valid and subsisting first liens on and security interests in the property purported to be subject to the mortgages, pledges, assignments, floating and fixed debentures and other security agreements (or other similar documents) delivered pursuant to this Section 5.01(q), enforceable against all third parties in accordance with their terms;

                  (D) as promptly as practicable after such request, upon the further request of the Administrative Agent, surveys and title, engineering, soils and other reports satisfying the criteria set forth in Section 3.02(j)(xii)(C) or 3.02(j)(xii)(E), as the case may be, for each item of real property which is to be subject to a mortgage pursuant to subclause (C) of this Section 5.01(q), Mortgage Policies for each such item of real property and environmental site assessment reports satisfying the criteria set forth in Section 3.02(j)(xiii);

                  (E) within 60 days after such request, deliver, and cause each of the applicable Restricted Subsidiaries to deliver, to the Administrative Agent, a signed copy of a favorable opinion of counsel for the applicable Borrowers and/or Restricted Subsidiaries, addressed to the Administrative Agent and reasonably acceptable thereto, as to the matters contained in subclauses (B) and (C) of this Section 5.01(q), as to such mortgages, pledges, assignments, floating and fixed debentures and other security agreements (or other similar documents) being legal, valid and binding obligations of the applicable Borrowers and/or Restricted Subsidiaries, enforceable against such Borrowers and/or Restricted Subsidiaries in accordance with their respective terms, and as to such other matters as the Administrative Agent may reasonably request; and

                  (F) at any time and from time to time, promptly execute and deliver, and cause each of the applicable Restricted Subsidiaries to execute and deliver, any and all further instruments and documents and take all such other actions as the Administrative Agent may reasonably deem desirable in obtaining the full benefits of, or in preserving the liens and security interests created under, such mortgages, pledges, assignments, floating and fixed debentures and other security agreements (or other similar documents).

          SECTION 5.02.  Negative Covenants.  So long as any of the Advances
                         ------------------
shall remain unpaid or any of the Lenders shall have any Commitment hereunder, each of the Borrowers will not, at any time:

               (a) Liens, Etc.  Create, incur, assume or suffer to exist, or
                   ----------
     permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its property or assets of any character (including, without limitation, accounts), whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code or any similar Requirements of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names any of the Borrowers or any of their respective Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof), or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any agreement or arrangement for the sale of any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to any of the Borrowers or any of their respective Subsidiaries), or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, excluding, however, from the operation of the foregoing restrictions (i) with respect to Fox Kids, (A) Liens created under the Loan Documents and (B) Permitted Liens of the type described in clauses (a), (g) and (h) of the definition thereof set forth in Section 1.01 and (ii) with respect to the Borrowers (other than Fox Kids) and their respective Subsidiaries, the following:

                    (A) Liens created under the Loan Documents;

                    (B)  Permitted Liens;

                    (C) Liens existing on the date of this Agreement or, solely in the case of the Surviving Corporation and its Subsidiaries, on the Phase II Closing Date and described on Schedule 5.02(a) hereto;

                    (D) purchase money Liens upon or in real property or equipment acquired or held by any of the Borrowers (other than Fox
          Kids) or any of their respective Subsidiaries in the ordinary course of business to secure the purchase price of such real property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any such real property or equipment to be subject to such Liens, or Liens existing on any such real property or equipment at the time of or within 90 days after its acquisition or the completion of its construction (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price of such real property or equipment); provided, however, that no such Lien shall extend to or cover any property or assets other than the real property or equipment being so acquired, constructed or improved; and provided further that (1) the principal amount of Indebtedness secured by any such Lien shall not exceed the cost (including all such Indebtedness secured thereby, whether or not assumed) to the applicable Borrower or the applicable Subsidiary of the real property or equipment to be subject to any such Lien and (2) any Indebtedness secured by Liens shall otherwise be expressly permitted under Section 5.02(b)(iii)(B) and shall not otherwise be prohibited under the terms of the Loan Documents;

                    (E) Liens arising in connection with Capitalized Leases otherwise permitted under Section 5.02(b)(iii)(C) and not otherwise prohibited under the Loan Documents; provided that no such Lien shall extend to or cover any property or assets other than the property or assets subject to such Capitalized Leases;

                  (F) Liens upon any of the property and assets (other than any property and assets of IFE or any of its Subsidiaries or any Equity Interests in any Person) existing at the time such property or asset is purchased or otherwise acquired by any of the Borrowers (other than Fox Kids) or any of their respective Subsidiaries; provided that any such Lien was not created in contemplation of such purchase or other acquisition and does not extend to or cover any property or assets other than the property or asset being so purchased or otherwise acquired; and provided further that any Indebtedness or other Obligations secured by such Liens shall otherwise be expressly permitted under Section 5.02(b)(iii)(H) and shall not otherwise be prohibited under the terms of the Loan Documents;

                  (G) Liens upon any of the property and assets (other than any Equity Interests in any Person) of a Person and its Subsidiaries (other than IFE and its Subsidiaries) existing at the time such Person is merged into or consolidated with any of the Subsidiaries of Fox Kids (other than any of the other Borrowers) or any of their respective Subsidiaries, or becomes a Subsidiary of any of the Borrowers, in accordance with the terms of the Loan Documents; provided that such Lien was not created in contemplation of such merger, consolidation or acquisition and does not extend to or cover any property or assets other than property and assets of the Person and its Subsidiaries being so merged into or consolidated with such Subsidiary or being acquired by such Borrower or such Subsidiary, as the case may be; and provided further that any Indebtedness or other Obligations secured by such Lien shall otherwise be expressly permitted under Section 5.02(b)(iii)(H) and shall not otherwise be prohibited under the terms of the Loan Documents;

                    (H) deposits and letters of credit to secure the performance of leases of property (whether real, personal or mixed) of the Borrowers (other than Fox Kids) and their Subsidiaries (excluding Capitalized Leases) in the ordinary course of business; provided that no such Lien shall extend to or cover any property or assets other than the property and assets subject to such lease and such deposit or such letter of credit, as applicable; and provided further that any such lease is otherwise expressly permitted to be maintained under
          Section 5.02(c);

                  (I) Liens upon any item of Product and the rights directly relating thereto in favor of the Screen Actors Guild, the Writers Guild of America, the Directors Guild of America or any other unions, guilds or collective bargaining units the collective bargaining agreements of which apply to such item of Product, which Liens are incurred in the ordinary course of business solely to secure the payment of Residuals and other collective bargaining obligations required to be paid by any of the Borrowers (other than Fox Kids) or any of their respective Subsidiaries under any such collective bargaining agreement in respect of such item of Product and such directly related rights; provided that no such Lien shall extend to or cover any property or assets other than the item or items of Product giving rise to such Lien, the rights directly relating thereto and the proceeds thereof;

                  (J) Liens arising in connection with Approved Completion Guarantees entered into in the ordinary course of business and consistent with then current industry practices, securing Obligations (other than indebtedness for borrowed money) of any of the Borrowers (other than Fox Kids) or any of their respective Subsidiaries not yet due and payable; provided that, with respect to each Approved Completion Guarantee covering one or more items of Product of any of the Borrowers or any of the Restricted Subsidiaries, each such Lien shall be subject to an intercreditor agreement, in form and substance reasonably satisfactory to the Lenders, between the Person providing any such Approved Completion Guarantee and the Administrative Agent, on behalf of the Secured Parties, pursuant to which such Person irrevocably agrees not to interfere with or otherwise disturb the exploitation, exhibition, distribution or disposition of the related items of Product by any of the Borrowers or any of their respective Subsidiaries or by the Administrative Agent or any of the Lenders or to exercise any rights with respect to such Lien, in each case so long as the applicable Borrower or the applicable Restricted Subsidiary (or the Administrative Agent on its behalf) does not wrongfully reject delivery of such item of Product or fail to pay as and when due and payable by such Borrower or such Restricted Subsidiary the contractual amounts that are related to such item of Product and are required to be paid in order for all of the rights, title and interest in such item of Product to fully vest in such Borrower or such Restricted Subsidiary; and provided further that if the Person providing any such Approved Completion Guarantee pays off upon the abandonment of any of the items of Product covered by such Approved Completion Guarantee, such Person shall have the right to take all of the rights, title and interest in such item of Product in accordance with the terms set forth in such Approved Completion Guarantee;

                  (K) Liens upon all or any of the property and assets of any Special Purpose Vehicle to secure Indebtedness arising under one or more Permitted Film Financings otherwise permitted to be incurred under Section 5.02(b)(iii)(E) and not otherwise prohibited under the terms of the Loan Documents;

                  (L) Liens upon any item of Product and the rights directly relating thereto in favor of suppliers and/or producers of such item of Product that are incurred in the ordinary course to business solely to secure the purchase price of such item of Product and such directly related rights or the rendering of services necessary for the production of such item of Product; provided, however, that no such Lien shall extend to or cover any property or assets other than the item of Product and the rights directly related thereto being so acquired or produced; and provided further that any payment Obligations secured by such Liens shall by their terms be payable solely from the revenues of the applicable Borrower (other than Fox
          Kids) or Subsidiary of any of the Borrowers derived directly from the exhibition, syndication, exploitation, distribution or disposition of such item of Product and/or such directly related rights;
          (M) Liens upon any item of Product and rights directly relating thereto (in each case, the "LICENSED RIGHTS") in favor of distributors of such item of Product that are incurred in each case in the ordinary course of business solely to secure delivery of such item of Product and the licensing of the Licensed Rights in such item of Product thereto; provided, however, that no such Lien shall extend to or cover any property or assets other than the item of Product being so delivered and the Licensed Rights with respect to such Lien; and provided further that any payment Obligations secured by such Liens shall by their terms be payable solely from the revenues of the applicable Borrower (other than Fox Kids) or Subsidiary of any of the Borrowers (or the applicable distributor) derived directly from the exhibition, syndication, exploitation, distribution or disposition of such item of Product and/or such directly related rights; and

                    (N) the replacement, extension or renewal of any Lien otherwise permitted to be created or to exist under subclauses (ii)(C) (except to the extent Schedule 5.02(a) hereto provides that such Liens shall not be replaced, extended or renewed), (ii)(D), (ii)(E) or (ii)(K) of this
          Section 5.02(a) upon or in the same property and assets theretofore subject thereto; provided that no such extension, renewal or replacement shall extend to or cover any property or assets not theretofore subject to the Lien being extended, renewed or replaced; and provided further that any Indebtedness secured by such Liens shall otherwise be expressly permitted under the terms of the Loan Documents.

               (b) Indebtedness.  Create, incur, assume or suffer to exist, or
                   ------------
     permit any of its Subsidiaries to create, incur, assume or suffer to exist, directly or indirectly, any Indebtedness other than:

                        (i)  in the case of Fox Kids,

                  (A) Indebtedness evidenced by the Series A Preferred Stock,

                  (B) Indebtedness under the TNCL Group Subordinated Notes and the other TNCL Group Subordinated Notes Documents,

                  (C) Indebtedness arising on the date of termination of the employment of any of the Fox Kids Optionholders under the employment agreement thereof with Fox Kids as in effect on the date of this Agreement as a result of the purchase pursuant to the terms of such employment agreement of the options granted to such Fox Kids Optionholder to acquire shares of Series A Preferred Stock, and the shares of Series A Preferred Stock issued upon the exercise thereof, as of the date of termination thereof; provided that the aggregate amount of all of the Indebtedness of Fox Kids under this subclause (i)(C) shall not exceed $30,000,000 at any time, and

                  (D) unsecured Indebtedness issued by Fox Kids in one or more public offerings so long as (A) such Indebtedness has a final maturity date at least one year after the scheduled Termination Date, (B) the weighted average life to maturity of such Indebtedness shall be at least one year longer that the weighted average life to maturity of all of the Obligations of the Borrowers under or in respect of this Agreement, (C) such Indebtedness shall not be guaranteed or otherwise supported by any of the other Loan Parties or any of their respective Subsidiaries, (D) the other terms and conditions of such Indebtedness (and of any agreement entered into and of any instrument issued in connection therewith) shall be no less favorable to Fox Kids and its Subsidiaries or to the Administrative Agent and Lenders than the terms of the Loan

               Documents and (E) immediately before and immediately after giving pro forma effect to such Indebtedness, no Default shall have occurred and be continuing;

                    (ii) in the case of the Borrowers, Indebtedness in respect of interest rate Hedge Agreements entered into from time to time by one or more of the Borrowers with counterparties that are Lenders at the time any such interest rate Hedge Agreement is entered into in an aggregate notional amount not to exceed (A) 100% of the aggregate Commitments under all of the Facilities at the time any such interest rate Hedge Agreement is entered into less (B) the aggregate notional amount of all interest rate Hedge Agreements that constitute Investments made under Section 5.02(f)(iii) at such time, provided that all such interest rate Hedge Agreements shall be nonspeculative in nature (including, without limitation, with respect to the term and purpose thereof);

                    (iii)   in the case of the Borrowers (other than Fox
          Kids) and their Subsidiaries,

                  (A)   Surviving Indebtedness,

                  (B) Indebtedness secured by Liens expressly permitted under
               Section 5.02(a)(ii)(D) that is incurred at any time and from time to time after the Phase II Closing Date in an aggregate principal amount not to exceed, when aggregated with the principal amount of all Indebtedness incurred under subclause (iii)(C) of this
               Section 5.02(b), $5,000,000 at any time outstanding,

                  (C) Capitalized Leases entered into at any time and from time to time after the Phase II Closing Date the Indebtedness in respect of which, when aggregated with the principal amount of all Indebtedness incurred under subclause (iii)(B) of this
               Section 5.02(b), does not exceed $5,000,000 at any time outstanding,

                  (D) Indebtedness arising from Programming Liabilities, and from Participations and Residuals incurred in connection with items of Product and Rights in Product that are produced or acquired by any of the Borrowers (other than Fox Kids) or any of their respective Subsidiaries, in each case incurred in the ordinary course of business,

                  (E) Indebtedness of one or more Special Purpose Vehicles
               arising under one or more Permitted Film Financings in an aggregate principal amount not to exceed $20,000,000 at any time outstanding, provided that the aggregate principal amount of all Indebtedness incurred under this subclause (iii)(E) by one or more Special Purpose Vehicles organized under the laws of, or having its principal place of business in, the United States of America or any state thereof shall not exceed $10,000,000 at any time outstanding,

                  (F) Indebtedness comprised of trade payables or other accounts payable to trade creditors incurred in the ordinary course of business to the extent otherwise included in the definition of "Indebtedness" set forth in
Section 1.01,

                  (G) Contingent Obligations of any of the Borrowers (other than
               Fox Kids) or any of their respective Subsidiaries issued in favor of one or more producers of items of Product in the ordinary course of business to assure the right of any of the Borrowers (other than Fox Kids) or any of their respective Subsidiaries to purchase or otherwise acquire such items of Product and the rights directly relating thereto upon the completion and delivery thereof; provided, however, that no such producer shall be any Affiliate of any of the Loan Parties or any of their respective Affiliates; and provided further, however, that (1) no amounts shall be payable under any such Contingent Obligation if such item of Product is not completed and delivered to the applicable Borrower or Subsidiary of any of the Borrowers in accordance with the terms of the agreement pursuant to which such Contingent Obligation was incurred and (2) such Contingent Obligation shall not guarantee or otherwise support any other Indebtedness of the Borrowers and their Subsidiaries,

                        (H) Indebtedness existing at the time that any property
               or asset is purchased or otherwise acquired by any of the Borrowers (other than Fox Kids) or any of their respective Subsidiaries and secured solely by such property or asset, or that any Person is merged into or consolidated with any of the Subsidiaries of Fox Kids (other than any of the other Borrowers), or becomes a Subsidiary of any of the Borrowers, in accordance with the terms of the Loan Documents, in an aggregate principal amount not to exceed, when aggregated with all of the Investments made by the Borrowers and their Subsidiaries pursuant to Section 5.02(f)(ix), (1) if the Investment Grade Performance Test is not satisfied on the date on which any such Indebtedness is incurred, $5,000,000 at any time outstanding and (2) if the Investment Grade Performance Test is satisfied on the date on which any such Indebtedness is incurred, $25,000,000 at any time outstanding, provided that (x) no such Indebtedness shall be incurred in contemplation of any such purchase or other acquisition or any such merger, consolidation or acquisition and (y) immediately before and immediately after giving pro forma effect to such Indebtedness, no Default shall have occurred and be continuing,

                  (I) unsecured Indebtedness not otherwise permitted under this
               Section 5.02(b) incurred in the ordinary course of business and in an aggregate amount not to exceed, when aggregated with all of the Indebtedness incurred under subclause (iii)(H) of this
               Section 5.02(b) and including the total liquidation preference of all the outstanding shares of Permitted Preferred Stock issued pursuant to Section 5.02(g)(i)(F), (1) if the Investment Grade Performance Test is not satisfied on the date on which any such Indebtedness is incurred, $10,000,000 at any time outstanding and
               (2) if the Investment Grade Performance Test is satisfied on the date on which any such Indebtedness is incurred, $50,000,000 at any time outstanding, provided that, with respect to any such Indebtedness issued or incurred pursuant to this subclause
               (iii)(I), (w) such Indebtedness shall have a final maturity date or mandatory redemption date of either (I) less than one year from the date of creation thereof or (II) at least one year after the scheduled Termination Date, (x) such Indebtedness shall not be guaranteed or otherwise supported by any of the Loan Parties or any of their respective Subsidiaries, (y) the other terms and conditions of such Indebtedness (and of any agreement entered into and of any instrument issued in connection therewith) shall be no less favorable to Fox Kids and its Subsidiaries or to the Administrative Agent and Lenders than the terms of the Loan Documents and (z) immediately before and immediately after giving pro forma effect to such Indebtedness, no Default shall have occurred and be continuing, and

                         (J) endorsement of negotiable instruments for deposit
               or collection or similar transactions in the ordinary course of business; and

                  (iv) in the case of Fox Kids or any of its Subsidiaries,

                  (A) Indebtedness under the Loan Documents,

                  (B) Indebtedness of (1) any of the Borrowers owing to any of the other Borrowers or any of the Restricted Subsidiaries, (2) any of the Restricted Subsidiaries owing to any of the Borrowers or any of the other Restricted Subsidiaries, (3) any of the Unrestricted Subsidiaries owing to any of the Borrowers or any of the Restricted Subsidiaries to the extent the Investment in such Unrestricted Subsidiary is otherwise expressly permitted under
               Section 5.02(f)(iv)(C) and (4) any of the Unrestricted Subsidiaries to any of the other Unrestricted Subsidiaries, provided that all such intercompany Indebtedness owing to any of the Borrowers or any of the Restricted Subsidiaries shall be evidenced by a promissory note in substantially the form of
               Exhibit I hereto and shall be pledged under the terms of the Collateral Documents to the Administrative Agent, on behalf of the Secured Parties, immediately upon the creation thereof,

                  (C) Contingent Obligations of any of the Borrowers or any of
               the Restricted Subsidiaries guaranteeing all or any portion of the outstanding Indebtedness of any of the other Borrowers or any of the other Restricted Subsidiaries; provided that such Indebtedness is otherwise expressly permitted to be incurred or to exist under this Section 5.02(b); and provided further that in the case of any such Contingent Obligation of any of the Restricted Subsidiaries at any time, such Restricted Subsidiary shall also be a party to the Guarantee at such time, and

                  (D) Indebtedness extending the maturity of, or refunding or refinancing, in whole or in part, any Indebtedness incurred under any of subclauses (i)(B), (iii)(A) (except to the extent Schedule 4.01(kk) hereto provides that such Indebtedness shall not be replaced, extended or renewed), (iii)(B), (iii)(C), (iii)(E) or
               (iii)(I) of this Section 5.02(b), provided, however, that (A) the aggregate principal amount of such extended, refunding or refinancing Indebtedness shall not be increased above the principal amount thereof and the premium, if any, thereon outstanding immediately prior to such extension, refunding or refinancing, (B) the direct and contingent obligors therefor shall not be changed as a result of or in connection with such extension, refunding, replacement or refinancing, (C) such extended, refunding or refinancing Indebtedness shall not mature prior to the earlier of (1) the stated maturity date or mandatory redemption date of such extended, refunding or refinancing Indebtedness and (2) one year after the scheduled Termination Date, (D) if the Indebtedness being so extended, refunded or refinanced is subordinated in right of payment or otherwise to the Obligations of Fox Kids or any of its Subsidiaries under or in respect of the Loan Documents, such extended, refunded or refinanced Indebtedness shall be subordinated to such Obligations to at least the same extent, (E) the terms of any such extending, refunding or refinancing Indebtedness (and of any agreement entered into and of any instrument issued in connection therewith) shall be no less favorable to Fox Kids and its Subsidiaries or to the Administrative Agent and the Lenders than the terms of the Indebtedness being so extended, refunded or refinanced, and (F) immediately before and immediately after giving pro forma effect to any such extension, refunding or refinancing no Default shall have occurred and be continuing.

               (c) Lease Obligations.  Create, incur, assume or suffer to exist,
                   -----------------
     or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Obligations as lessee for the rental or hire of (i) real or personal property in connection with any sale and leaseback transaction or
     (ii) other real or personal property of any kind under leases or agreements to lease (excluding

     Capitalized Leases) having an original term of one year or more that would cause the direct and contingent liabilities of Fox Kids and its Subsidiaries, on a Consolidated basis, in respect of all such Obligations to exceed $12,000,000 payable in any period of 12 consecutive months; provided, however, that Fox Kids shall not create, incur, assume or suffer to exist any such Obligations for which it is the lessee therefor.

               (d) Mergers, Etc.  Merge into or consolidate with any Person or
                   ------------
     permit any Person to merge into or consolidate with it, or permit any of its Subsidiaries to do so, except that:

                  (i) Fox Kids and its Subsidiaries may consummate the Merger;

                  (ii) any of the Borrowers may merge into or consolidate with any of the other Borrowers (other than Fox Kids);

                  (iii) any of the Restricted Subsidiaries may merge into or consolidate with any of the Borrowers (other than Fox Kids); provided that such Borrower is the surviving corporation;
          (iv) any of the Subsidiaries of Fox Kids (other than any of the other Borrowers) may merge into or consolidate with any of the Restricted Subsidiaries; provided that the Person formed by such merger or consolidation is a Restricted Subsidiary;

                  (v) any of the Unrestricted Subsidiaries may merge into or consolidate with any of the other Unrestricted Subsidiaries; and

                  (vi) any of the Subsidiaries of Fox Kids (other than any of the other Borrowers) may merge into or consolidate with any Person; provided that (A) if such Subsidiary is a Restricted Subsidiary, the Person formed by such merger or consolidation shall be a Restricted Subsidiary, (B) if such Subsidiary is a non-wholly owned Domestic Subsidiary, the Person formed by such merger or consolidation shall be a Domestic Subsidiary and (C) if such Subsidiary is a Foreign Subsidiary, the Person formed by such merger or consolidation shall be a Subsidiary of Fox Kids; and provided further that the Person with which such Subsidiary is merging or consolidating shall be engaged in one or more of the existing principal lines of business of Fox Kids and its Subsidiaries, considered as a whole, in the ordinary course; and provided further that the Person with which such Subsidiary is merging or consolidating shall not have any material contingent liabilities (as determined in good faith by the board of directors (or persons performing similar functions) of such Subsidiary).



     In all cases under this Section 5.02(d), (1) such merger or consolidation shall be effected in compliance with all applicable Requirements of Law,
     (2) all Governmental Authorizations, and all consents, approvals and authorizations of, and notices and filings to or with, and other actions by, any other Person necessary in connection with such merger or consolidation shall have been obtained or made, (3) the Consolidated Net Worth of the Borrower or the Subsidiary thereof that is the surviving entity of such merger shall, after giving pro forma effect to such merger or consolidation, be at least equal to the Consolidated Net Worth of such Borrower or such Subsidiary immediately prior to giving effect thereto, (4) (x) immediately before and immediately after giving pro forma effect to such merger or consolidation, no Default shall have occurred and be continuing and (y) immediately after giving effect to such merger or consolidation, Fox Kids and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.04, such compliance to be determined on the basis of the Consolidated financial statements of Fox Kids and its Subsidiaries most recently delivered to the Lenders pursuant to Section 5.03(b) or 5.03(c) as though such merger or consolidation had been consummated as of the beginning of the fiscal period covered thereby and
     (5) one of the Borrowers shall notify the Administrative Agent of the proposed merger or consolidation at least ten Business Days prior to effecting such merger or consolidation and shall deliver to the Administrative Agent, on behalf of the Lenders, at the time such notice is delivered a certificate of a Responsible Officer of such Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in subclauses (1), (2),
     (3) and (4) of this paragraph have been satisfied and, in the case of any merger or consolidation proposed to be effected pursuant to clause (vi) of this Section 5.02(d), that all of the matters described in the provisos to such clause (vi) have been satisfied.

               (e) Sales, Etc. of Assets.  Sell, lease, transfer or otherwise
                   ---------------------
     dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any property or assets (including, without limitation, substantially all of the property and assets constituting the business of a division, branch or other unit of operation and any Equity Interests), or grant any option or other right to purchase, lease or otherwise acquire any property or assets, except that:

                  (i) the Borrowers (other than Fox Kids) and their respective Subsidiaries may sell, distribute, license or otherwise exploit Product and Rights in Product and may sell other Inventory, all in the ordinary course of business;

                  (ii) Fox Kids and its Subsidiaries may sell, lease, transfer or otherwise dispose of property and assets in a transaction otherwise permitted by Section 5.02(a), 5.02(c), 5.02(d), 5.02(f) or 5.02(g);

                  (iii) (A) any of the Borrowers may sell, lease, transfer or otherwise dispose of any of its property or assets to any of the other Borrowers (other than Fox Kids) or any of the Restricted Subsidiaries, (B) any of the Restricted Subsidiaries may sell, lease, transfer or otherwise dispose of any of its property or assets to any of the Borrowers (other than Fox Kids) or any of the other Restricted Subsidiaries and (C) any of the Unrestricted Subsidiaries may sell, lease, transfer or otherwise dispose of any of its property or assets for Fair Market Value to any of the Borrowers (other than Fox Kids) or any of their respective Subsidiaries; provided that immediately before and immediately after giving pro forma effect to such sale, lease, transfer or other disposition, no Default shall have occurred and be continuing;

                  (iv) any Subsidiary of Fox Kids that is no longer actively engaged in any business or activities and does not have property and assets with an aggregate book value or Fair Market Value in excess of $1,000,000 may be wound up, liquidated or dissolved by the applicable Borrower so long as such winding up, liquidation or dissolution is determined in good faith to be in the best interests of Fox Kids and its Subsidiaries by the board of directors of such Borrower (as evidenced in a resolution set forth in a certificate of a Responsible Officer of such Borrower delivered to the Administrative Agent, on behalf of the Lenders, prior to effecting such winding up, liquidation or dissolution);

                  (v) the Borrowers and their respective Subsidiaries (A) may sell tangible property and assets that are replaced within 90 days after the date of such sale with tangible property and assets of equal or greater value and (B) may sell, lease, transfer or otherwise dispose of any obsolete, damaged or worn out equipment thereof that is no longer useful in the conduct of their businesses so long as the aggregate book value of all of the property and assets of the Borrowers and their Subsidiaries sold, leased, transferred or otherwise disposed of pursuant to this subclause (v)(B) does not exceed $10,000,000 at any time; provided, however, that in the case of subclause (v)(A), if such tangible property and assets are not replaced within such 90 day period, then the Net Cash Proceeds of such sale shall be applied on the last day of such period to reduce the Commitments in accordance with, and to the extent required under,
          Section 2.04(b)(v) and to prepay the Advances outstanding at such time in accordance with, and to the extent required under, Section 2.05(b);

                  (vi) the Surviving Corporation may sell, transfer or otherwise dispose of all or any portion of the shares of Flextech Common Stock owned thereby on the Phase II Closing Date at any time and from time to time prior to March 31, 1998; provided that:

                  (A) the gross proceeds received from any such sale, transfer or other disposition shall be at least equal to the product of
               (1) the trading price per share of the Flextech Common Stock listed on the London Stock Exchange on the date of such sale, transfer or other disposition multiplied by (2) the number of shares of Flextech Common Stock that are being sold, transferred or otherwise disposed of on such date;

                  (B) all of the consideration received from any such sale,
               transfer or other disposition shall be in cash;

                  (C) immediately before and immediately after giving pro forma effect to any such sale, transfer or other disposition, no Default shall have occurred and be continuing; and

                  (D) an aggregate amount of the Net Cash Proceeds received from one or more of such sales, transfers or other dispositions equal to the aggregate trading price for all such shares listed on the London Stock Exchange on the Phase II Closing Date may be used to pay accrued interest on the TNCL Group Subordinated Notes (or any of them as Fox Kids shall elect), and the remaining amount of Net Cash Proceeds from one or more such sales, if any, shall be applied to reduce the Commitments in accordance with, and to the extent required under, Section 2.04(b)(v) and to prepay the Advances outstanding at such time in accordance with, and to the extent required under, Section 2.05(b);

                  (vii) the Surviving Corporation and its applicable Subsidiaries may sell, lease, transfer or otherwise dispose of all (but not less than all) of their Equity Interests in, or all (but not less than all) of the property and assets of, Calvin Gilmore Production, Inc., Gilmore Acquisition Corp., Cable Health TV, Inc. and/or FiT TV Partnership at any time prior to September 30, 1998; provided that:

                  (A) the gross proceeds received from any such sale, lease, transfer or other disposition are at least equal to the Fair Market Value of the property and assets so sold, leased, transferred or disposed of, determined at the time of such sale, lease, transfer or other disposition;

                  (B) at least 90% of the value of the aggregate consideration received from any such sale, lease, transfer or other disposition shall be in cash;

                  (C) immediately before and immediately after giving pro forma effect to any such sale, lease, transfer or other disposition, no Default shall have occurred and be continuing; and

                  (D) all of the noncash consideration received in any such
               sale, lease transfer or other disposition shall be pledged as Collateral under, and in accordance with the terms of, the Collateral Documents promptly upon receipt thereof; and

                  (viii) if the Investment Grade Performance Test is satisfied on the date of the consummation of any such sale, lease, transfer or other disposition, any of the Borrowers or any of their respective Subsidiaries may sell, lease, transfer or otherwise dispose of property and assets not otherwise permitted to be sold, leased, transferred or disposed of pursuant to this Section 5.02(e) (other than Equity Interests in any of the

          Borrowers or any of their respective Subsidiaries) so long as the aggregate Fair Market Value of all of the property and assets of the Borrowers and their Subsidiaries sold, leased, transferred or otherwise disposed of pursuant to this clause (viii) does not exceed $10,000,000 at any time; provided that:

                  (A) the gross proceeds received from any such sale, lease, transfer or other disposition are at least equal to the Fair Market Value of the property and assets so sold, leased, transferred or disposed of, determined at the time of such sale, lease, transfer or other disposition;

                  (B) at least 85% of the value of the aggregate consideration received from any such sale, lease, transfer or other disposition shall be in cash;

                  (C) immediately before and immediately after giving pro forma effect to any such sale, lease, transfer or other disposition, no Default shall have occurred and be continuing;

                  (D) all of the noncash consideration received in any such
               sale, lease transfer or other disposition shall be pledged as Collateral under, and in accordance with the terms of, the Collateral Documents promptly upon receipt thereof.

               (f) Investments in Other Persons.  Make or hold, or permit any of
                   ----------------------------
     its Subsidiaries to make or hold, any Investment in any Person other than:

                    (i) Investments existing on the date of this Agreement or, solely in the case of the Surviving Corporation and its Subsidiaries, on the Phase II Closing Date and described on Schedule 4.01(mm) hereto;

                    (ii) Investments by Fox Kids and its Subsidiaries in cash and Cash Equivalents;

                  (iii) in the case of the Borrowers, Investments in respect of interest rate Hedge Agreements entered into from time to time by one or more of the Borrowers with one or more counterparties that are Lenders at the time any such interest rate Hedge Agreement is entered into in an aggregate notional amount not to exceed (A) 100% of the aggregate Commitments under all of the Facilities at the time any such interest rate Hedge Agreement is entered into less (B) the aggregate notional amount of any interest rate Hedge Agreements that constitute Indebtedness incurred under Section 5.02(b)(ii) at such time; provided that all such interest rate Hedge Agreements shall be nonspeculative in nature (including, without limitation, with respect to the term and purpose thereof);

                    (iv) Investments by (A) any of the Borrowers in any of the other Borrowers (other than Fox Kids) or any of the Restricted Subsidiaries, (B) any of the Subsidiaries of any of the Borrowers in any of the Borrowers (other than Fox Kids) or any of the Restricted Subsidiaries, (C) any of the Borrowers or any of the Restricted Subsidiaries in one or more of the Unrestricted Subsidiaries in an aggregate amount for all such Investments not to exceed $10,000,000 at any time and (D) any of the Unrestricted Subsidiaries in any of the other Unrestricted Subsidiaries;

                  (v) loans and advances by the Borrowers and their Subsidiaries to their respective employees in an aggregate principal amount not to exceed at any time outstanding the lesser of (A)(1) the sum of the aggregate principal amount of all such loans and advances outstanding on the date of this Agreement and (2) $5,000,000 and (B) $8,000,000;

                  (vi) Investments by the Borrowers (other than Fox Kids) and their Subsidiaries in account debtors received in connection with the bankruptcy or reorganization, or in settlement of the delinquent obligations of suppliers or customers, in the ordinary course of business and in accordance with applicable collection and credit policies established by such Borrower or such Subsidiary, as the case may be;

                  (vii) the acceptance of promissory notes, contingent payment obligations and other noncash consideration received as partial payment of the purchase price of any property or assets sold, leased, transferred or otherwise disposed of in accordance with
          Section 5.02(e)(vii) or 5.02(e)(viii);

                  (viii) capital contributions by Fox Kids to one or more of the other Borrowers solely in exchange for additional shares of common stock thereof; provided that all such additional shares shall be pledged as Collateral under the Security Agreement to the Administrative Agent, on behalf of the Secured Parties, promptly upon receipt thereof; and

                  (ix) Investments by the Borrowers (other than Fox Kids) and their Subsidiaries not otherwise permitted under this Section 5.02(f) in an aggregate amount not to exceed, when aggregated with all of the Indebtedness incurred by the Borrowers and their Subsidiaries pursuant to Section 5.02(b)(iii)(H), (A) if the Investment Grade Performance Test is not satisfied on the date on which any such Investment is made, $5,000,000 at any time outstanding and (B) if the Investment Grade Performance Test is satisfied on the date on which any such Investment is made, $25,000,000 at any time outstanding, provided that, with respect to any such Investment made pursuant to this clause (ix):

                  (1) except to the extent of Investments made pursuant to this clause (ix) in an aggregate amount not to exceed $10,000,000 at any time, any Subsidiary of any of the Borrowers acquired or created as a result of or in connection with such Investment shall be a Restricted Subsidiary, and the applicable Borrower and/or Restricted Subsidiaries and such newly created or acquired Restricted Subsidiary shall comply with the requirements of
               Section 5.02(k);

                  (2) any business acquired or invested in shall be one or more of the existing principal lines of business of Fox Kids and its Subsidiaries, considered as a whole, in the ordinary course;

                  (3) any Subsidiary of any of the Borrowers acquired or created as a result of or in connection with such Investment shall not have any material contingent liabilities (as determined in good faith by the board of directors (or persons performing similar functions) of the applicable Borrower);

                  (4) the determination of the amount of any Investment
               comprised of the acquisition of any Person or any property or assets of any Person shall be the aggregate cash and noncash purchase price of such acquisition (including, without limitation, all indemnities and other contingent payment obligations to the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith); and

                  (5) (x) immediately before and after giving pro forma effect to such Investment, no Default shall have occurred and be continuing and (y) immediately after giving effect to such Investment, Fox Kids and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.04, such compliance to be determined on the basis of the Consolidated financial statements of Fox Kids and its Subsidiaries most recently delivered to the Lenders pursuant to Section 5.03(b) or 5.03(c) as though such Investment had been made as of the beginning of the fiscal period covered thereby, and all of the requirements set forth in this subclause (5) shall be certified by a Responsible Officer of the applicable Borrower, in a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and delivered thereto prior to making such Investment.

               (g) Dividends, Repurchases, Etc.  Declare or pay any dividends
                   ---------------------------
     on, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests, now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent persons thereof) as such, make any distribution of property, assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent persons thereof) as such, or issue or sell any of its Equity Interests, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in any of the Borrowers, or to issue or sell any of its Equity Interests in order to acquire such Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described in clause (i), (ii)(C), (iv) or (v) of this Section 5.02(g) or shall occur as a result thereof:

                  (i)     Fox Kids may:

                  (A) issue the shares of Series A Preferred Stock required to consummate the Liberty IFE Contribution,

                  (B) declare and make dividends and distributions payable only in shares of its common stock, provided that such shares of common stock shall be pledged as Collateral under the applicable Pledge Agreements to the Administrative Agent, on behalf of the Secured Parties, promptly following the issuance thereof,

                  (C) declare and pay scheduled ordinary dividends on the
               outstanding shares of Series A Preferred Stock in an aggregate amount not to exceed $31,050,000 in any Fiscal Year, provided that any dividends declared by Fox Kids pursuant to this subclause (i)(C) shall be paid to the holders of the Series A Preferred Stock within 30 days of the date of declaration thereof,

                  (D) issue and sell additional shares of common stock of Fox
               Kids to one or more of the Equity Investors so long as (1) the gross proceeds received from any such issuance and sale are at least equal to the Fair Market Value of the shares being so issued and sold, determined at the time of such issuance and sale, (2) all of the consideration received from any such issuance and sale shall be in cash and (3) such issuance and sale would not result in a Change of Control, provided that such shares of common stock shall be pledged as Collateral under the applicable Pledge Agreements to the Administrative Agent, on behalf of the Secured Parties, promptly following the issuance thereof,

                  (E) issue shares of its Class A Common Stock to the Fox Kids
               Optionholders upon the exercise of the options for such shares held thereby on the date of this Agreement, in each case which issuance and sale shall be made in accordance with the terms of the respective employment agreements of the Fox Kids Optionholders as in effect on the date of this Agreement,

                  (F) issue and sell shares of the Permitted Preferred Stock to the extent that the Indebtedness arising from such issuance and sale is permitted to be incurred pursuant to Section 5.02(b)(iii)(I),

                  (G) commencing at any time after the Fiscal Quarter ending
               September 30, 2000 and from time to time thereafter so long as the Performance Level is not greater than Performance Level IV, declare and pay dividends in cash to its stockholders, and purchase, redeem, retire, defease or otherwise acquire for cash its outstanding Equity Interests if, after giving effect thereto, the aggregate amount of all such dividends, purchases, redemptions, retirements, defeasances and other acquisitions paid or made pursuant to this subclause (i)(G) and all payments in cash of accrued interest on the TNCL Group Subordinated Notes made pursuant to Section 5.02(h)(i)(G) during the immediately preceding twelve months would not exceed the lesser of (i) $50,000,000 and (ii) 75% of Available Cash Flow for the most recently completed Fiscal Year prior to such declaration, purchase, redemption, retirement, defeasance or other acquisition, provided that immediately after giving effect to any such declaration, purchase, redemption, retirement, defeasance or other acquisition, Fox Kids and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.04, such compliance to be determined on the basis of the Consolidated financial statements of Fox Kids and its Subsidiaries most recently delivered to the Lenders pursuant to
               Section 5.03(b) or 5.03(c) as though such declaration, purchase, redemption, retirement, defeasance or other acquisition had been paid or made as of the beginning of the fiscal period covered thereby, and the Administrative Agent, on behalf of the Lenders, shall have received a certificate from a Responsible Officer of Fox Kids, in form and substance reasonably satisfactory to the Agent, at least ten Business Days prior to the date of any such declaration, purchase, redemption, retirement, defeasance or other acquisition, setting forth in reasonable detail all of the computations required to demonstrate compliance with the terms of this subclause (i)(G), and provided further that any dividends, purchases, redemptions, retirements, defeasances or other acquisitions declared by Fox Kids pursuant to this subclause
               (i)(G) shall be paid or made to the holders of the applicable Equity Interests therein within 30 days of the date of declaration thereof, and

                  (H) repurchase shares of Class A Common Stock and options
               therefor held by any of the Fox Kids Optionholders upon the termination of the employment of such Fox Kids Optionholder as contemplated under Section 5.02(b)(i)(C);

                  (ii) (A) any of the Subsidiaries of Fox Kids may declare and make dividends and distributions to any of the Borrowers (other than Fox Kids) or any of the Restricted Subsidiaries, (B) any of the Unrestricted Subsidiaries may declare and make dividends and distributions to any of the other Unrestricted Subsidiaries, (C) any of the Subsidiaries of Fox Kids may declare and make dividends and distributions to Fox Kids to the extent necessary from time to time in order for Fox Kids (1) to repay Advances made to it when such Advances are due, (2) to pay administrative and operating expenses incurred thereby in the ordinary course of business, (3) to pay income and franchise taxes owing from Fox Kids and its Subsidiaries when due, (4) to declare and pay dividends and distributions in cash, and to purchase, redeem, retire or otherwise acquire for cash its outstanding Equity Interests, in each case to the extent otherwise expressly permitted under subclause (i)(C) or (i)(G) of this Section 5.02(g) and
          (5) to pay accrued interest on the TNCL Group Subordinated Notes to the extent otherwise permitted under Section 5.02(h)(i)(G) and (D) the Surviving Corporation may declare and pay dividends and distributions to Fox Kids solely from the Net Cash Proceeds received thereby from the sale of any of the shares of Flextech Common Stock pursuant to, and to the extent expressly permitted under, Section 5.02(e)(vi)(D) in order for Fox Kids to pay accrued interest on the TNCL Group Subordinated Notes pursuant to Section 5.02(h)(i)(F);

                  (iii) any of the Borrowers or any of their respective Subsidiaries may declare and make dividends and distributions payable only in shares of its common stock, provided that such shares of common stock shall, to the extent required under the terms of the applicable Collateral Documents, be pledged as Collateral thereunder to the Administrative Agent, on behalf of the Secured Parties, promptly following the issuance thereof;

                  (iv) any of the non-wholly owned Subsidiaries of Fox Kids may declare and make dividends and distributions, and may issue and sell additional Equity Interests therein, to its shareholders, partners or members (or the equivalent persons thereof) generally so long as each of the Loan Parties and/or each of their respective Subsidiaries that own any of the Equity Interests in such non-wholly owned Subsidiary receive at least their respective proportionate shares of any such dividend, distribution or issuance of Equity Interests (based upon their relative holdings of the Equity Interests therein and taking into account the relative preferences, if any, of the various classes of the Equity Interests therein); and

                  (v) T.V.10 may grant an option to Holland Media Group, S.A. to acquire newly issued shares of common stock of T.V.10 representing not more than 50% of the Equity Interests in T.V.10 (on a fully diluted basis) and, upon the exercise of such option, may issue such shares to Holland Media Group; S.A.; provided that:

                  (A) the gross proceeds received from the sale of such option, and from the issuance of any such shares upon the exercise of such option, shall be at least equal to the Fair Market Value thereof, determined at the time of such sale;

                  (B) all of the consideration received from the sale of such option and, if applicable, from the issuance of such shares shall be in cash; and

                  (C) immediately before and immediately after giving pro forma effect to such sale and to any such issuance, no Default shall have occurred and be continuing.

               (h) Prepayments, Etc. of Indebtedness.  (i)  Prepay, redeem,
                   ---------------------------------
     purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness other than:

                  (A) the prepayment of Advances outstanding from time to time in accordance with the terms of this Agreement,

                  (B) so long as no Default shall have occurred and be continuing or shall occur as a result thereof, any regularly scheduled or required redemption, repurchase or repayment of Surviving Indebtedness,

                  (C) the satisfaction of any Indebtedness incurred under Sections 5.02(b)(iii)(B) and 5.02(b)(iii)(C) that is secured by a Lien on the property or assets of the Borrower or the Subsidiary of any of the Borrowers that incurred such Indebtedness, which property or assets are otherwise permitted to be disposed of under Section 5.02(e),

                  (D) the regularly scheduled payment or required prepayment of any Indebtedness that is refunded or refinanced in accordance with
          Section 5.02(b)(iv)(D),

                  (E) the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness of any Person existing at the time such Person is being acquired by any of the Borrowers or any of their respective Subsidiaries to the extent that such prepayment, redemption, purchase, defeasance or other satisfaction is required by the terms of such Indebtedness; provided that the acquisition of such Person is otherwise expressly permitted under the terms of the Loan Documents,

                  (F) in the case of Fox Kids, the payment in cash of accrued interest on the TNCL Group Subordinated Notes (or any of them as Fox Kids shall elect) with the Net Cash Proceeds received from the sale of the Flextech Common Stock in accordance with Sections 5.02(e)(vi)(D) and 5.02(g)(ii)(D), and

                  (G) commencing at any time after the Fiscal Quarter ending September 30, 2000 and from time to time thereafter so long as the Performance Level is not greater than Performance Level IV, pay in cash accrued interest on the TNCL Group Subordinated Notes (or any portion thereof as Fox Kids shall elect) if, after giving effect thereto, the aggregate amount of all such payments made pursuant to this subclause (i)(G) and all dividends on, and all purchases, redemptions, retirements, defeasances and other acquisitions of, Equity Interests in Fox Kids paid or made pursuant to Section 5.02(g)(i)(G) during the immediately preceding twelve months would not exceed the lesser of (i) $50,000,000 and (ii) 75% of Available Cash Flow for the most recently completed Fiscal Year prior to such payment, provided that immediately after giving effect to any such payment, Fox Kids and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.04, such compliance to be determined on the basis of the Consolidated financial statements of Fox Kids and its Subsidiaries most recently delivered to the Lenders pursuant to Section 5.03(b) or 5.03(c) as though such payment had been made as of the beginning of the fiscal period covered thereby, and the Administrative Agent, on behalf of the Lenders, shall have received a certificate from a Responsible Officer of Fox Kids, in form and substance reasonably satisfactory to the Agent, at least ten Business Days prior to the date of any such payment, setting forth in reasonable detail all of the computations required to demonstrate compliance with the terms of this subclause (i)(G);

               (ii) Amend, modify or change in any manner any of the terms or conditions of any of the Surviving Indebtedness, except as otherwise permitted under Section 5.02(b)(iv)(D);
          (iii) Amend, modify or change in any manner any of the terms or conditions of the Series A Preferred Stock or any of the TNCL Group Subordinated Notes Documents; and

               (iv) Permit any of its Subsidiaries to do any of the foregoing, other than to prepay any Indebtedness payable to any of the Borrowers or, subject to the terms of the applicable Intercompany Notes, the Restricted Subsidiaries.

               (i) Negative Pledge.  Enter into or suffer to exist, or permit
                   ---------------
     any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than:

                  (i) any such agreement with or in favor of the Secured Parties or the Administrative Agent, on behalf of the Secured Parties;

                  (ii) in connection with (A) any Surviving Indebtedness to the extent such agreement is in effect on the date of this Agreement or, solely in the case of the Surviving Corporation and its Subsidiaries, on the Phase II Closing Date, (B) any

          Indebtedness otherwise permitted to be incurred under Section 5.02(b)(iv)(D) to the extent such agreement is on terms that are no less favorable to Fox Kids or any of its Subsidiaries or the Administrative Agent or the Lenders than the terms in effect for the Indebtedness being refunded or refinanced immediately prior to effecting such refunding or refinancing and (C) any Indebtedness outstanding on the date any Person first becomes a Subsidiary of any of the Borrowers; provided that such agreement was not created in contemplation of the acquisition of such Person and does not extend to or cover any property or assets other than property and assets of the Person becoming such Subsidiary;

                  (iii) any such agreement prohibiting other encumbrances on specific property and assets of any of the Borrowers (other than Fox Kids) or any of their respective Subsidiaries, which agreement secures the payment of Indebtedness incurred solely to acquire, construct or improve such property or assets or to finance the purchase price therefor and which Indebtedness is otherwise expressly permitted to be incurred under the terms of this Agreement;

                  (iv) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; and

                  (v) any restriction or encumbrance imposed pursuant to an agreement that has been entered into by any of the Borrowers or any of their respective Subsidiaries for the sale, lease, transfer or other disposition of any of its property or assets so long as such sale, lease, transfer or other disposition is otherwise expressly permitted to be made under Section 5.02(e).

               (j) Dividends and Other Payment Restrictions Affecting
                   --------------------------------------------------
     Subsidiaries.   Enter into, create, assume or otherwise suffer to exist or
     ------------
     become effective, or permit any of its Subsidiaries to enter into, create, assume or otherwise suffer to exist or become effective, directly or indirectly, any encumbrance or restriction of any kind on the ability of any of its Subsidiaries (i) to pay dividends or to make any other distributions on any of the Equity Interests in such Subsidiary owned or otherwise held by Fox Kids or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to Fox Kids or any of its Subsidiaries, (iii) to make loans or advances to Fox Kids or any of its Subsidiaries or (iv) to transfer any of its property or assets to Fox Kids or any of its Subsidiaries; provided, however, that nothing in any of clauses (i) through (iv) of this Section 5.02(j) shall prohibit or restrict:

                  (A) this Agreement and the other Loan Documents;

                  (B) any agreements in effect on the date of this Agreement or, solely in the case of the Surviving Corporation and its Subsidiaries, on the Phase II Closing Date and described on Schedule 5.02(j) hereto;

                  (C) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

                  (D) in the case of clause (iv) of this Section 5.02(j), any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets;

                  (E) in the case of clause (iv) of this Section 5.02(j), any agreement with the holder of a Lien otherwise permitted to exist under
          Section 5.02(a)(ii)(D) or 5.02(a)(ii)(E) restricting on customary terms the transfer of any property or assets subject thereto;

                  (F) any agreement evidencing Indebtedness outstanding on the date a Person first becomes a Subsidiary of any of the Borrowers; provided that such agreement was not created in contemplation of the acquisition of such Person by such Borrower and does not extend to or cover any property or assets other than the property or assets of the Person becoming such Subsidiary; and

                  (G) any agreement evidencing or setting forth the terms of any refunding or refinancing Indebtedness otherwise permitted to be incurred under Section 5.02(b)(iv)(D) that contains any such restrictions to the extent such restrictions are no less favorable to Fox Kids or any of its Subsidiaries or the Administrative Agent or the Lenders than the terms in effect in the Indebtedness being so refunded or refinanced immediately prior to such refunding or refinancing.

               (k) New Subsidiaries.  Create, organize, incorporate or acquire
                   ----------------
     any Subsidiary other than a Special Purpose Vehicle (any such newly created, organized, incorporated or acquired Subsidiary other than a Special Purpose Vehicle being a "NEW SUBSIDIARY"), or permit any of its Subsidiaries to create, organize, incorporate or acquire any New Subsidiary, unless:

                  (i) either (A) such New Subsidiary constitutes a Restricted Subsidiary or (B) if such New Subsidiary does not constitute a Restricted Subsidiary, such New Subsidiary is otherwise expressly permitted under the terms of Section 5.02(f)(ix);

                  (ii) the Administrative Agent shall have approved the legal structure and capitalization of such New Subsidiary, such approval not to be unreasonably withheld or delayed;

                  (iii) such New Subsidiary shall execute and deliver to the Administrative Agent, on behalf of the Secured Parties, promptly following the date of its creation, organization, incorporation or acquisition, (A) if such New Subsidiary constitutes a Restricted Subsidiary, a Guarantee Supplement, a Security Agreement Supplement, and, if applicable, one or more IP Collateral Assignments--Short Form and, if necessary or in the reasonable opinion of the Administrative Agent desirable to properly create and perfect a lien and security interest in the Equity Interests in, or the property and assets of, such New Subsidiary, one or more other mortgages, security agreements, floating and fixed debentures or pledge agreements (or other similar documents), in form and substance reasonably satisfactory to the Lenders, (B) if such New Subsidiary constitutes a Foreign Corporation, such documentation as may be necessary or in the reasonable opinion of the Administrative Agent desirable to properly create and perfect a lien and security interest in the Equity Interests of such Foreign Corporation referred to in clause (v) of this Section 5.02(k) and (C) in each case, such other agreements, instruments, certificates or documents as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Lenders;

                  (iv) if such New Subsidiary constitutes a Restricted Subsidiary, such New Subsidiary and the owners of all of the Equity Interests therein shall have taken or shall take all of the other actions that may be necessary or that the Administrative Agent may reasonably deem desirable in order (A) to perfect and protect any Liens granted under the Collateral Documents, the Security Agreement Supplement and, if applicable, one or more IP Collateral Assignments-- Short Form and the other mortgages, security agreements, floating and fixed debentures and pledge agreements referred to in clause (iii) of this Section 5.02(k) and (B) to enable the Administrative Agent and the Lenders to exercise and enforce their rights and remedies under the Loan Documents;

                  (v) if such New Subsidiary constitutes a Foreign Corporation, such New Subsidiary and each of the Borrowers and the Restricted Subsidiaries that own any of the Equity Interests therein shall have taken or shall take all of the other actions that may be necessary or that the Administrative Agent may reasonably deem desirable in order to perfect and protect any Liens granted or intended to be granted under the Collateral Documents in 66% of the Equity Interests in such New Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Internal Revenue Code) (the "VOTING EQUITY INTERESTS") (on a fully diluted basis) or, if less, all of the Voting Equity Interests in such New Subsidiary owned by the Borrowers and/or the Restricted Subsidiaries, and all of the Equity Interests in such New Subsidiary not entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Internal Revenue Code) now or hereafter owned by the Borrowers and/or the Restricted Subsidiaries; provided, however, that, if, as a result of any changes in the tax laws of the United States of America after the date of this Agreement, the pledge by any of the Borrowers or any of their respective wholly owned Subsidiaries of any additional Equity Interests in such New Subsidiary to the Administrative Agent, on behalf of itself and the other Secured Parties, would not result in an increase in the aggregate net consolidated tax liabilities of Fox Kids and its Subsidiaries, then, promptly after the changes in such laws, all such additional Equity Interests shall be pledged to the Administrative Agent, on behalf of the Secured Parties, pursuant to the terms and conditions of the Collateral Documents and/or one or more additional pledge agreements (or other similar documents), in form and substance reasonably acceptable to the Lenders; and

                  (vi) upon the reasonable request of the Administrative Agent, signed copies of one or more favorable opinions of special and appropriate local and/or foreign counsel for such New Subsidiary and, if appropriate, counsel for the owners of all of the Equity Interests therein as the Administrative Agent shall reasonably request, addressed to the Administrative Agent, on behalf of the Secured Parties, and reasonably acceptable to each such Person, as to the Guarantee Supplement, the Security Agreement Supplement, the IP Collateral Assignments--Short Form, the mortgages, the security agreements, the floating and fixed debentures and the pledge agreements (or other similar documents) referred to in clause (iii) of this Section 5.02(k) being the legal, valid and binding obligations of such New Subsidiary or such owners of the Equity Interests therein, as the case may be, enforceable against such New Subsidiary or each such owner in accordance with their respective terms, as to the creation, perfection and priority of the liens and security interests created or purported to be created therein, as to the choice of New York law being recognized in the courts of the jurisdiction in which such New Subsidiary is organized and as such other matters as the Administrative Agent, or any of the Lenders through the Administrative Agent, may reasonably request.

     It is understood and agreed that only Fox Kids and its direct Subsidiaries at any time shall be the Borrowers.

               (l) Change in Nature of Business.  Make, or permit any of its
                   ----------------------------
     Subsidiaries to make, any change in the nature of its business that would cause Fox Kids and its Subsidiaries, considered as a whole, to no longer be primarily engaged in the businesses and activities they are engaged in on the date of this Agreement or, upon consummation of the Merger, such other businesses and activities as IFE and its Subsidiaries are engaged in on the date of this Agreement.

               (m) Amendments to Constitutive Documents.  Amend, or permit any
                   ------------------------------------
     of its Subsidiaries to amend, (i) its Constitutive Documents, except in the case of the bylaws (or other similar organizational documents) of Fox Kids or any such Subsidiary, where such amendment, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that copies of any such amendment to the bylaws (or other similar organizational document) of Fox Kids or any of its Subsidiaries shall be delivered to the Administrative Agent at least ten Business Days prior to the date on which such amendments are intended to become effective.

               (n) Accounting Changes, Etc.  Make or permit, or permit any of
                   -----------------------
     its Subsidiaries to make or permit, any change in (i) its accounting policies or reporting practices, except as required by GAAP or by applicable Requirements of Law or (ii) its Fiscal Year.

               (o) Amendments, Etc. of Transaction Documents.  Cancel or
                   -----------------------------------------
     terminate any Transaction Document or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Transaction Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Transaction Document, agree in any manner to any other amendment, modification or change of any term or condition of any Transaction Document, or take any other action in connection with any Transaction Document that, in each of the foregoing cases under this Section 5.02(o), either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that, notwithstanding the foregoing provisions of this
     Section 5.02(o), no amendment, modification or change of any term or condition of (i) any of the Transaction Documents, and no consent, waiver or approval thereunder, shall be given on or prior to the Phase I Closing Date without the prior written consent of all of the Lenders and (ii) any
     Section 14.1 of the Stockholders Agreement shall be made at any time without the prior written consent of the Required Lenders.

               (p) Partnerships, Etc.  Become a general partner in any general
                   -----------------
     or limited partnership or joint venture, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

               (q) Speculative Transactions.  Engage, or permit any of its
                   ------------------------
     Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

          SECTION 5.03.  Reporting Requirements.  So long as any of the Advances
                         ----------------------
shall remain unpaid or any of the Lenders shall have any Commitment hereunder, the Borrowers will furnish to the Lenders:

               (a) Default Notices.  As soon as possible and in any event within
                   ---------------
     three Business Days after the occurrence of each Default or any event, development or occurrence that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer of such Borrower setting forth the details of such Default, event, development or occurrence (including, without limitation, the anticipated effect thereof) and the action that the Borrowers (or any of them) have taken and/or propose to take with respect thereto.

               (b) Quarterly Financials.  As soon as available and in any event
                   --------------------
     within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a Consolidated balance sheet of Fox Kids and its Subsidiaries as of the end of such Fiscal Quarter and Consolidated statements of operations, stockholders' equity and cash flows of Fox Kids and its Subsidiaries for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, setting forth in comparative form, in the case of each such Consolidated balance sheet, the corresponding figures as of the last day of the corresponding period in the immediately preceding Fiscal Year from the Consolidated balance sheet of Fox Kids and its Subsidiaries for such corresponding period and, in the case of each such Consolidated statement of operations, stockholders' equity and cash flows, the corresponding figures for the corresponding period in the immediately preceding Fiscal Year, all in reasonable detail.

               (c) Annual Financials.  As soon as available and in any event
                   -----------------
     within 120 days after the end of each Fiscal Year, (i) a copy of the annual audit report for such Fiscal Year for Fox Kids and its Subsidiaries, including therein the Consolidated balance sheets of Fox Kids and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of operations, stockholders' equity and cash flows of Fox Kids and its Subsidiaries for such Fiscal Year, accompanied by an unqualified opinion or an opinion otherwise acceptable to the Required Lenders of Ernst & Young LLP or other independent public accountants of recognized standing reasonably acceptable to the Required Lenders and (ii) unaudited consolidated balance sheets of each of FCN Holding and its Subsidiaries, Saban and its Subsidiaries and the Surviving Corporation and its Subsidiaries as of the end of such Fiscal Year and unaudited consolidated statements of operations, stockholders' equity and cash flows of each of FCN Holding and its Subsidiaries, Saban and its Subsidiaries and the Surviving Corporation and its Subsidiaries for such Fiscal Year, setting forth in comparative form, in the case of each such consolidated balance sheet, the corresponding figures as of the last day of the immediately preceding Fiscal Year from the consolidated balance sheet for such Persons for such immediately preceding Fiscal Year and, in the case of each such consolidated statement of operations, stockholders' equity and cash flows, the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail, together with (A) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Sections 5.02(g)(i)(G), 5.02(h)(i)(G) and
     5.04 (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence) and (B) in the event of any change in the generally accepted accounting principles used by such accountants in the preparation of the audited financial statements referred to in clause (i) of this Section 5.03(c), such accountants shall also provide a reasonably detailed description of such changes and, if and to the extent necessary for the determination of compliance with Section 5.02(g)(i)(G), 5.02(h)(i)(G) or 5.04, a statement of reconciliation conforming such audited financial statements to GAAP.

               (d) Compliance Certificate.  Together with each delivery to the
                   ----------------------
     Lenders of the financial statements of Fox Kids and its Subsidiaries referred to in Section 5.03(b) and 5.03(c), a certificate of the Chief Financial Officer of Fox Kids, in form and substance reasonably satisfactory to the Administrative Agent:

                  (i) duly certifying that, subject, in the case of any such financial statements delivered to the Lenders pursuant to Section 5.03(b), to normal year-end audit adjustments, the Consolidated and (in the case of any such financial statements delivered to the Lenders pursuant to Section 5.03(c)(ii)) consolidating financial statements delivered with such certificate fairly present the Consolidated and (in the case of any such financial statements delivered to the Lenders pursuant to Section

          5.03(c)(ii)) consolidating financial condition of Fox Kids and its Subsidiaries as of the last day of such Fiscal Quarter or such Fiscal Year, as the case may be, and the Consolidated and (in the case of any such financial statements delivered to the Lenders pursuant to Section 5.03(c)(ii)) consolidating results of operations and cash flows of Fox Kids and its Subsidiaries for the Fiscal Quarter or the Fiscal Year ended on such date;

                  (ii) duly certifying that, subject, in the case of any such financial statements delivered to the Lenders pursuant to Section 5.03(b), to normal year-end audit adjustments, the Consolidated and (in the case of any such financial statements delivered to the Lenders pursuant to Section 5.03(c)(ii)) consolidating financial statements delivered with such certificate have been prepared in accordance with GAAP for such Fiscal Quarter or such Fiscal Year, as the case may be;

                  (iii) duly certifying that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrowers (or any of them) have taken and/or propose to take with respect thereto;

                  (iv) in the case of any such financial statements delivered to the Lenders pursuant to Section 5.03(b), setting forth a schedule of the computations used by the Borrowers in determining compliance with the covenants contained in Sections 5.02(g)(i)(G), 5.02(h)(i)(G) and
          5.04 (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence); and

                  (v) in the case of any such financial statements delivered to the Lenders pursuant to Section 5.03(b), setting forth (A) a description in reasonable detail of all of the changes in the generally accepted accounting principles applied in the preparation of such financial statements from GAAP and (B) a statement of reconciliation if and to the extent necessary for determining whether any of the changes in the generally accepted accounting principles applied in the preparation of such financial statements would affect the calculation of, or compliance with, Section 5.02(g)(i)(G), 5.02(h)(i)(G) or 5.04, conforming such financial statements to GAAP.

               (e) Annual Business Plan and Forecasts.  As soon as available and
                   ----------------------------------
     in any event within 30 days after the first day of each Fiscal Year, commencing with the Fiscal Year ended June 30, 1998, the annual business plan of Fox Kids and its Subsidiaries for such Fiscal Year, together with Consolidated forecasts prepared by the management of Fox Kids of balance sheets and statements of operations and cash flows on an annual basis for such Fiscal Year and for each of the Fiscal Years thereafter through the scheduled Termination Date, in the form of the forecasts delivered by Fox Kids pursuant to Section 3.01(h)(xvi)(E) or otherwise in a form reasonably satisfactory to the Administrative Agent and setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year.

               (f) Schedule Updates.  Promptly and in any event within 30 days
                   ----------------
     of the end of each Fiscal Quarter and together with any amendment, waiver or other modification of any of the Loan Documents, amendments and supplements to all of the Schedules to the Loan Documents (other than (i) Schedules 3.01(h)(xxii), 3.02(j)(xxiii), 4.01(b), 4.01(d), 4.01(x),
     4.01(ee),

     4.01(ff), 4.01(gg), 4.01(kk), 4.01(mm), 5.02(a) and 5.02(j) hereto, (ii)
     Schedules I, II, VII, VIII and IX of the Security Agreement and (iii) all of the Schedules to the Pledge Agreements), so as to ensure that, at the time of the delivery of such amendments and supplements, such Schedules are complete and correct in all material respects as to the subject matter thereof; provided that any such Schedule shall only be amended, supplemented or otherwise modified by any such amendment or supplement if and to the extent that the disclosure thereof is in form and substance reasonably satisfactory to the Lenders and the Lenders agree to the amendment, supplement or other modification thereof in accordance with the terms of Section 9.01.

               (g) Licenses, Etc.  Promptly and in any event within three
                   -------------
     Business Days after receipt thereof, notice of any actual, pending or threatened suspension, termination, or revocation of any of the Governmental Authorizations of Fox Kids or any of its Subsidiaries that are necessary to own or lease and operate their respective property and assets and to conduct their respective businesses as now conducted and as proposed to be conducted, or any enjoinment, barring or suspension of the ability of Fox Kids or any such Subsidiary to conduct any of its businesses in the ordinary course.

               (h) Litigation.  Promptly and in any event within five Business
                   ----------
     Days after the commencement thereof, notice of all actions, suits, investigations, litigation, arbitrations and proceedings against or affecting any of the Loan Parties or any of their respective Subsidiaries or any of the property or assets thereof in any court or before any arbitrator or by or before any Governmental Authority of any kind (i) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) that purports to affect the legality, validity, binding effect or enforceability of any aspect of the Transaction, any of the Loan Documents or the Transaction Documents or any of the other transactions contemplated thereby; and, promptly after the occurrence thereof, notice of any adverse change in the status or any materially adverse financial effect on any of the Loan Parties or any of their respective Subsidiaries of any such action, suit, investigation, litigation, arbitration or proceeding; and, in each case, upon the reasonable request of the Administrative Agent, any other information available to any of the Loan Parties or any of their respective Subsidiaries with respect to any of the foregoing that would enable the Administrative Agent and the Lenders to more fully evaluate such action, suit, investigation, litigation, arbitration or proceeding.

               (i) ERISA Events and ERISA Reports; Plan Terminations, Etc.  (i)
                   ------------------------------------------------------
     Promptly and in any event within ten days after any of the Borrowers or any of the ERISA Affiliates knows or has reason to know that any ERISA Event has occurred, a statement of a Responsible Officer of a Borrower describing such ERISA Event and the action, if any, that such Borrower or such ERISA Affiliate has taken and/or proposes to take with respect thereto, together with materials or information filed or to be filed with any Governmental Authority or any trustee for any Plan as a result of such ERISA Event; (ii) on the date on which any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information; (iii) promptly and in any event within two Business Days after receipt thereof by any of the Borrowers or any of the ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan; (iv) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, a copy of Schedule B (Actuarial

     Information) to the annual report (form 5500) with respect to each of the Plans; and (v) promptly and in any event within five Business Days after receipt thereof by any of the Borrowers or any of the ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that could reasonably be expected to be incurred by any such Borrower or any such ERISA Affiliate in connection with any event described in subclause (v)(A) or (v)(B) of this Section 5.03(i); provided, however, that, notwithstanding the foregoing provisions of this Section 5.03(i), none of the Borrowers shall be required to notify the Administrative Agent or any of the Lenders of the occurrence of any of the events, developments or circumstances, or to deliver any of the reports or notices, referred to above under this Section 5.03(i) unless and until the aggregate liability that could reasonably be expected to be incurred by the Borrowers and the ERISA Affiliates as a result thereof exceeds $2,500,000.

               (j) Securities Reports.  Promptly and in any event within five
                   ------------------
     Business Days after the sending or filing thereof, copies of all proxy statements, financial statements, material change reports and other material reports that Fox Kids or any of its Subsidiaries sends to its stockholders, partners or members (or equivalent persons thereto), and copies of all regular, periodic and special reports and information forms, and all registration statements, prospectuses and information memoranda, that Fox Kids or any of its Subsidiaries files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or with any national or international securities exchange.

               (k) Creditor Reports.  Promptly and in any event within five
                   ----------------
     Business Days after the furnishing or receipt thereof, copies of any statement or report furnished to or received from any other holder of the securities of Fox Kids or any of its Subsidiaries pursuant to the terms of any indenture, loan or credit agreement or similar agreement of Fox Kids or any of its Subsidiaries with amounts outstanding or having commitments to extend credit in an aggregate principal amount of at least $10,000,000 (including, without limitation, any amendments, waivers or consents given or requested in respect thereof and any notices of default delivered thereunder) and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.03.

               (l) Transaction Document Notices.  Promptly and in any event
                   ----------------------------
     within five Business Days after the furnishing or receipt thereof, copies of all notices, requests and other documents received by any of the Loan Parties or any of their Affiliates under or pursuant to any of the Transaction Documents and, from time to time upon the reasonable request of the Administrative Agent, such information and reports regarding the Transaction Documents as the Administrative Agent, or any of the Lenders through the Administrative Agent, may reasonably request.

               (m) Tax Reports and Notices.  (i) Within ten Business Days after
                   -----------------------
     receipt thereof, copies of all Revenue Agent Reports (Internal Revenue Service form 886) or other written proposals of the Internal Revenue Service that propose, determine or otherwise set forth adjustments (whether positive or negative) to the United States federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which the Borrowers are members aggregating $5,000,000 or more; (ii) promptly and in any event within five Business Days after the due date (after giving effect to all applicable extensions) for filing the final federal income tax return in respect of each taxable year of Fox Kids, a certificate of Fox Kids, duly executed by a Responsible Officer thereof, stating that the common parent of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which the Borrowers are members has paid to the Internal Revenue Service or other relevant taxation authority, or to the applicable Borrower, the full amount that such affiliated group is required to pay in respect of United States federal income taxes for such taxable year and that Fox Kids and each of its Subsidiaries have received any amount payable to them, and have not paid amounts in respect of taxes (federal, state, local or foreign) in excess of the amount Fox Kids or such Subsidiary is required to pay, under the established tax sharing arrangements of Fox Kids and its Affiliates in respect of such taxable year; and (iii) promptly and in any event within ten Business Days after receipt thereof, copies of the determination of any request for a ruling or determination letter from the Internal Revenue Service or any other taxation authority regarding the actual or asserted tax liability or deficiency of any of the Loan Parties or any of their respective Subsidiaries.

               (n) Environmental Conditions.  Promptly and in any event within
                   ------------------------
     five Business Days after a Responsible Officer becomes aware of the assertion or occurrence thereof:

                  (i) notice of any condition or occurrence on or arising from any property owned or operated by any of the Loan Parties or any of their respective Subsidiaries that resulted or is alleged to have resulted in noncompliance by any such Loan Party or any such Subsidiary with any applicable Environmental Law or Environmental Permit in such a manner as, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

                  (ii) any condition or occurrence on any property owned or operated by any of the Loan Parties or any of their respective Subsidiaries that could reasonably be expected to cause such property to be subject to any restrictions on the ownership, occupancy, use or transferability by any such Loan Party or any such Subsidiary of such property under any Environmental Law which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

                  (iii) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any property owned or operated by any of the Loan Parties or any of their respective Subsidiaries as required by any Environmental Law, any Environmental Permit or any Governmental Authority.

     All such notices shall describe in reasonable detail the nature of the condition, occurrence, removal or remedial action and such Loan Party's or such Subsidiary's response thereto.

               (o) Insurance.  As soon as available and in any event within 30
                   ---------
     days after the end of each Fiscal Year, a report summarizing the insurance coverage in effect for Fox Kids and each of its Subsidiaries, specifying therein the type, carrier, amount, deductibles and co-insurance requirements and expiration dates thereof and containing such additional information as any of the Lenders, through the Administrative Agent, may reasonably request.

               (p) Product Laboratories.  Promptly and in any event at least 30
                   --------------------
     days prior to depositing any Preprint Materials of, or pertaining to, any item of Product with any Product Laboratory or any other film laboratory and video duplication facility that is not party to a Product Laboratory Access Letter at such time which already covers such Preprint Materials, notice of the name and address of such Product Laboratory or such other film laboratory and video duplication facility and a copy of the Product Laboratory Access Letter executed and delivered thereby and by the applicable Borrower or Restricted Subsidiary.

               (q) NPAL Assets Compliance Certificate.  As soon as available and
                   ----------------------------------
     in any event no later than September 30 of each calendar year, a certificate of a Responsible Officer of each of TNCL and NPAL stating that, during the consecutive twelve-month period ending on the immediately preceding June 30 (or if no such certificate has been previously delivered, during the period from June 11, 1997 to June 30, 1998), no Default has occurred and is continuing under Section 7.01(n) or, if a Default has occurred and is continuing under Section 7.01(n), a statement as to the nature thereof and the action that TNCL or NPAL (or either of them) has taken and/or proposes to take with respect thereto.

               (r) Other Information.  Such other information respecting the
                   -----------------
     business, condition (financial or otherwise), operations, performance, properties or prospects of any of the Loan Parties or any of their respective Subsidiaries as any of the Lenders, through the Administrative Agent, may from time to time reasonably request.

          SECTION 5.04.  Financial Covenants.  So long as any of the Advances
                         -------------------
shall remain unpaid or any of the Lenders shall have any Commitment hereunder, Fox Kids will:

               (a) Leverage Ratio.  Maintain a Leverage Ratio at all times
                   --------------
     during each Measurement Period of not more than the amount set forth below for each Measurement Period set forth below:

                      MEASUREMENT PERIOD
                          ENDING IN        RATIO
                     --------------------  ------
                     December 1997         7.95:1

                     March 1998            7.95:1
                     June 1998             7.95:1
                     September 1998        7.95:1
                     December 1998         7.50:1

                     March 1999            7.25:1
                     June 1999             6.50:1
                     September 1999        6.50:1
                     December 1999         5.75:1

                     March 2000            5.75:1
                     June 2000             5.00:1
                     September 2000        5.00:1
                     December 2000 and     4.50:1
                       thereafter


               (b) Fixed Charge Coverage Ratio.  Maintain a Fixed Charge
                   ---------------------------
     Coverage Ratio as of the last day of each Measurement Period of not less than the amount set forth below for each Measurement Period set forth below:

                    MEASUREMENT PERIOD
                        ENDING IN        RATIO
                   --------------------  ------
                   December 1997         1.10:1

                   March 1998            1.10:1
                   June 1998             1.10:1
                   September 1998        1.05:1
                   December 1998         1.05:1

                   March 1999            1.05:1
                   June 1999             1.05:1
                   September 1999 and    1.10:1
                     thereafter

               (c) Interest Coverage Ratio.  Maintain an Interest Coverage Ratio
                   -----------------------
     as of the last day of each Measurement Period of not less than the amount set forth below for each Measurement Period set forth below:

                    MEASUREMENT PERIOD
                        ENDING IN        RATIO
                   --------------------  ------
                   December 1997         1.10:1

                   March 1998            1.10:1
                   June 1998             1.10:1
                   September 1998        1.15:1
                   December 1998         1.15:1

                   March 1999            1.15:1
                   June 1999             1.40:1
                   September 1999        1.40:1
                   December 1999         1.50:1

                   March 2000            1.50:1
                   June 2000             2.00:1
                   September 2000        2.00:1
                   December 2000         2.25:1

                   March 2001            2.25:1
                   June 2001 and         2.50:1
                     thereafter

               (d) Consolidated Net Worth.  Maintain a Consolidated Net Worth at
                   ----------------------
     all times during each Fiscal Quarter of not less than the amount set forth below for each Fiscal Quarter set forth below:

                      FISCAL QUARTER
                        ENDING IN           AMOUNT
                   --------------------  ------------
                   December 1997         $350,000,000

                   March 1998             325,000,000
                   June 1998              300,000,000
                   September 1998        $300,000,000
                   December 1998          270,000,000

                   March 1999             270,000,000
                   June 1999              270,000,000
                   September 1999         270,000,000
                   December 1999          270,000,000

                   March 2000             270,000,000
                   June 2000              270,000,000
                   September 2000         270,000,000
                   December 2000          270,000,000

                   March 2001             270,000,000
                   June 2001              320,000,000
                   September 2001 and     350,000,000
                     thereafter

          SECTION 5.05.  Covenant of Fox Kids.  So long as any of the Advances
                         --------------------
shall remain unpaid or any of the Lenders shall have any Commitment hereunder, Fox Kids will not, at any time, enter into or conduct any business or engage in any activity other than:

               (i) the holding of all Equity Interests in each of the other Borrowers;

               (ii) the performance of its Obligations under each of the Loan Documents and the

     Transaction Documents to which it is or is to be a party, in accordance with the respective terms thereof, but subject to the limitations and restrictions set forth in this Agreement and the other Loan Documents; and

               (iii) the conduct of any business or the engagement in any activity otherwise expressly permitted to be made or taken by Fox Kids under this Agreement and the other Loan Documents.


                                   ARTICLE VI

                              BORROWERS GUARANTEE

          SECTION 6.01.  Borrowers Guarantee.  (a)  Each of the Borrowers
                         -------------------
unconditionally and irrevocably guarantees (the undertaking by each of the Borrowers under this Article VI being the "BORROWERS GUARANTEE") the punctual payment when due, whether at scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise, of all of the Obligations of each of the other Loan Parties now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnification payments, contract causes of action, costs, expenses or otherwise (such Obligations being the "GUARANTEED OBLIGATIONS"), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any of the other Secured Parties in enforcing any rights under this Borrowers Guarantee. Without limiting the generality of the foregoing, each of the Borrowers' liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any of the other Loan Parties to the Administrative Agent or any of the other Secured Parties under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

          (b) Each of the Borrowers, and by its acceptance of this Borrowers Guarantee, the Administrative Agent and each of the other Secured Parties, hereby confirm that it is the intention of all such Persons that this Borrowers Guarantee and the Obligations of each of the Borrowers hereunder not constitute a fraudulent transfer or conveyance for purposes of the United States Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state Requirements of Law covering the protection of creditors' rights or the relief of debtors to the extent applicable to this Borrowers Guarantee and the Obligations of each of the Borrowers hereunder. To effectuate the foregoing intention, each of the Borrowers, the Administrative Agent and each of the other Secured Parties hereby irrevocably agrees that, solely with respect to the Guaranteed Obligations and the other liabilities of (i) each of the Borrowers under this Borrowers Guarantee which result from or arise out of its guarantee under subsection (a) of this Section 6.01 of the Obligations of the Equity Investors under or in respect of the Pledge Agreements and (ii) each of the Borrowers (other than Fox
Kids) under this Borrowers Guarantee which result from or arise out of its guarantee under subsection (a) of this Section 6.01 of the Obligations of Fox Kids under or in respect of the Loan Documents, such Guaranteed Obligations and other liabilities shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such

Borrower that are relevant under such laws, and after giving effect to any collections from, any rights to receive contributions from or payments made by or on behalf of any of the Subsidiaries of such Borrower in respect of the Obligations of such Subsidiaries under the Guarantee and, in the case of Subsidiaries of Fox Kids, this Borrowers Guarantee, result in the Guaranteed Obligations and all other liabilities of such Borrower under this Borrowers Guarantee not constituting a fraudulent transfer or conveyance.

          (c) Each of the Borrowers hereby unconditionally and irrevocably agrees that, in the event any payment shall be required to be made to the Secured Parties under this Borrowers Guarantee, the Guarantee or any other guarantee, such Borrower will contribute, to the maximum extent permitted by applicable law, such amounts to each Subsidiary of Fox Kids party to the Guarantee or this Borrowers Guarantee and each other guarantor as would maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

          SECTION 6.02.  Guarantee Absolute.  (a)  Each of the Borrowers
                         ------------------
guarantees that all of the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Requirements of Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any of the other Secured Parties with respect thereto. The Obligations of each of the Borrowers under this Borrowers Guarantee are independent of the Guaranteed Obligations or any other Obligations of any of the other Loan Parties under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each of the Borrowers to enforce this Borrowers Guarantee, irrespective of whether any action is brought against any of the other Loan Parties or whether any of the other Loan Parties is joined in any such action or actions. The liability of each of the Borrowers under this Borrowers Guarantee shall be absolute, unconditional and irrevocable irrespective of, and each of the Borrowers hereby irrevocably waives any defenses it may now have or may hereafter acquire in any way relating to, any and all of the following:

               (i) any lack of validity or enforceability of any of the Loan Documents or any other agreement or instrument relating thereto;

               (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any of the Loan Parties under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any of the Loan Documents (including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any of the Loan Parties or any of their respective Subsidiaries or otherwise);

               (iii) any taking, exchange, release or nonperfection of any of the Collateral, or any taking, release or amendment or waiver of, or consent to departure from, the Guarantee or any other guarantee, for all or any of the Guaranteed Obligations;

               (iv) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any of the Loan Parties under or in respect of the Loan Documents, or any other property and assets of any of the other Loan Parties or any of their respective Subsidiaries;

               (v) any change, restructuring or termination of the legal structure or existence of any of the other Loan Parties or any of their respective Subsidiaries;

               (vi) any failure of any of the Secured Parties to disclose to any of the Loan Parties any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any of the other Loan Parties now or hereafter known to such Secured Party;

               (vii) the failure of any other Person to execute the Guarantee or any other guarantee or agreement or the release or reduction of liability of any other guarantor or surety with respect to the Guaranteed Obligations; or

               (viii) any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Administrative Agent or any of the other Secured Parties) that might otherwise constitute a defense available to, or a discharge of, such Borrower, any of the other Loan Parties or any other guarantor or surety.

This Borrowers Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any of the other Secured Parties or by any other Person upon the insolvency, bankruptcy or reorganization of any of the other Loan Parties or otherwise, all as though such payment had not been made, and each of the Borrowers hereby unconditionally and irrevocably agrees that it will indemnify the Administrative Agent and each of the other Secured Parties, upon demand, for all of the costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or such other Secured Party in connection with any such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, a fraudulent transfer or a similar payment under any bankruptcy, insolvency or similar Requirements of Law.

          (b) Each of the Borrowers hereby further agrees that, as between such Borrower, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, (i) the Guaranteed Obligations of such Borrower may be declared to be forthwith due and payable as provided in Section 7.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7.01) for purposes of Section 6.01, notwithstanding any stay, injunction or other prohibition preventing such declaration in respect of the Obligations of any of the Loan Parties guaranteed hereunder (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations (or such Guaranteed Obligations being deemed to have become automatically due and payable) as provided in
Section 7.01, such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by such Borrower for all purposes of this Borrowers Guarantee.

          SECTION 6.03.  Waivers and Acknowledgments.  (a)  Each of the
                         ---------------------------
Borrowers hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, protest, dishonor and any other notice with respect to any of the Guaranteed Obligations and this Borrowers Guarantee, and any requirement that the Administrative Agent or any of the other Secured Parties protect, secure, perfect or insure any Lien or any property or assets subject thereto or exhaust any right or take any action against any of the other Loan Parties or any other Person or any Collateral.

          (b) Each of the Borrowers hereby waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or the other Secured Parties which in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Borrower or any other rights of such Borrower to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral, and (ii) any defense based on any right of setoff or counterclaim against or in respect of the Obligations of such Borrower under this Borrowers Guarantee.
          (c) Each of the Borrowers hereby acknowledges that the Administrative Agent may, without notice to or demand upon such Borrower and without affecting the liability of such Borrower under this Borrowers Guarantee, foreclose under any Mortgage by nonjudicial sale, and such Borrower hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Borrower of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable Requirements of Law.

          (d) Each of the Borrowers hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any of the other Secured Parties to disclose to such Borrower any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any of the other Loan Parties or any of their respective Subsidiaries or the property and assets thereof now or hereafter known by the Administrative Agent or such Secured Party.

          (e) Each of the Borrowers hereby unconditionally waives any right to revoke this Borrowers Guarantee, and acknowledges that this Borrowers Guarantee is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

          (f) Each of the Borrowers hereby acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section
6.02 and in this Section 6.03 are knowingly made in contemplation of such benefits.

          SECTION 6.04.  Subrogation.  Each of the Borrowers hereby
                         -----------
unconditionally and irrevocably agrees not to exercise any rights that it may now have or may hereafter acquire against any of the other Loan Parties or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Obligations of such Borrower under this Borrowers Guarantee or any of the other Loan Documents, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any of the other Secured Parties against such other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute, common law or any other Requirements of Law, including, without limitation, the right to take or receive from such other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set off or in any other manner, payment or security on account of such claim, remedy or right, unless and until such time as all of the Guaranteed Obligations and all of the other amounts payable under this Borrowers Guarantee shall have been paid in full in cash, all of the Bank Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or terminated. If any amount shall be paid to any of the Borrowers in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all of the Guaranteed Obligations and all of the other amounts payable under this Borrowers Guarantee, (b) the expiration or termination of all of the Bank Hedge Agreements and (c) the Termination Date, such amount shall be received and held in trust for the benefit of the Administrative Agent and the other Secured Parties, shall be segregated from the other property and funds of such Borrower and shall be delivered forthwith to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and the other amounts payable under this Borrowers Guarantee, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any of the Guaranteed Obligations or any of the other amounts payable under this Borrowers Guarantee thereafter arising. If (i) any of the Borrowers shall pay to the Administrative Agent all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all of the other amounts payable under this Borrowers Guarantee shall have been paid in full in cash, (iii) all of the Bank Hedge Agreements shall have expired or been terminated and (iv) the Termination Date shall have occurred, the Administrative Agent and the other Secured Parties will, at such Borrower's request and expense, execute and deliver to such Borrower appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer of subrogation to such Borrower of an interest in the Guaranteed Obligations resulting from the payment made by such Borrower under this Borrowers Guarantee.

          SECTION 6.05.  Continuing Guarantee; Assignments.  This Borrowers
                         ---------------------------------
Guarantee is a continuing guarantee and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all of the Guaranteed Obligations and all of the other amounts payable under this Borrowers Guarantee, (ii) the expiration or termination of all of the Bank Hedge Agreements and (iii) the Termination Date, (b) be binding upon each of the Borrowers and their respective successors and assigns and (c) inure to the benefit of, and be enforceable by, the Administrative Agent and the other Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any of the Lenders may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender under this Article VI or otherwise, in each case as provided in Section 9.08.


                                  ARTICLE VII

                               EVENTS OF DEFAULT

                          SECTION 7.01.  Events of Default.  If any of the
                                         -----------------
following events ("EVENTS OF DEFAULT") shall occur and be continuing:

               (a) (i) any of the Borrowers shall fail to pay any principal of any Advance made to it when the same shall become due and payable, whether by scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise, or (ii) any of the Borrowers shall fail to pay any interest on any Advance made to it, or any of the other Loan Parties shall fail to make any other payment under or in respect of any of the Loan Documents required to have been made by it, whether by scheduled maturity or at a date fixed for payment or prepayment or by acceleration, demand or otherwise, and, in each case under this clause
     (ii), such default remains unremedied for five consecutive days after the same becomes due and payable; or

               (b) any representation or warranty made by any of the Loan Parties (or any of their respective officers) under or in connection with any of the Loan Documents shall prove to have been incorrect in any material respect on the date as of which it was made or deemed made; or

               (c) (i) any of the Borrowers shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(a)(ii), 5.01(b), 5.01(e) or 5.01(f), any of Sections 5.01(i) through 5.01(n) or
     Section 5.01(q), 5.02, 5.03, 5.04 or 5.05 on its part to be performed or observed or (ii) any of the Loan Parties shall fail to perform or observe any term, covenant or agreement contained in Section 5, 7, 8 or 11(c) or any of Sections 12 through 17 of the Security Agreement or Section 4 or 7 of the Guarantee; or

               (d) any of the Loan Parties shall fail to perform any term, covenant or agreement contained in any of the Loan Documents on its part to be performed or observed that is not otherwise referred to in Section 7.01(c) if such failure shall remain unremedied for 15 consecutive Business Days after the earlier of the date on which (i) a Responsible Officer of any of the Loan Parties first becomes aware of such failure and (ii) written notice thereof shall have been given to any of the Borrowers by the Administrative Agent or any of the Lenders; or

               (e) (i) any of the Loan Parties or any of their respective Subsidiaries shall fail to pay any principal of, premium or interest on, or any other amount payable in respect of, one or more items of Indebtedness of the Loan Parties and their Subsidiaries (excluding Indebtedness outstanding hereunder) that is outstanding (or under which one or more Persons have a commitment to extend credit) in an aggregate principal or notional amount of at least $10,000,000 at the time of such failure, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreements or instruments relating to all such Indebtedness; or (ii) any other event shall occur or condition shall exist under the agreements or instruments relating to one or more items of Indebtedness of the Loan Parties and their Subsidiaries (excluding Indebtedness outstanding hereunder) that is outstanding (or under which one or more Persons have a commitment to extend credit) in an aggregate principal or notional amount of at least $10,000,000 at the time of such other event or condition, and shall continue after the applicable grace period, if any, specified in all such agreements or instruments, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to mature; or (iii) one or more items of Indebtedness of the Loan Parties and their Subsidiaries (excluding Indebtedness outstanding hereunder) that is outstanding (or under which one or more Persons have a commitment to extend credit) in an aggregate principal or notional amount of at least $10,000,000 shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled or required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

               (f) any of the Loan Parties or any of their respective Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any of the Loan Parties or any of their respective Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or (other than for the purpose of a solvent amalgamation or reconstruction) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, administrator or other similar official for it or for any substantial part of its property and assets and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property and assets) shall occur; or any event or action analogous to or having a substantially similar effect to any of the events or actions set forth above in this Section 7.01(f) (other than a solvent reorganization) shall occur under the Requirements of Law of any jurisdiction applicable to any of the Loan Parties or any of their respective Subsidiaries; or any of the Loan Parties or any of their respective Subsidiaries shall take any corporate, partnership, limited liability company or other similar action to authorize any of the actions set forth above in this Section 7.01(f); or

               (g) one or more judgments or orders for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against one or more of the Loan Parties and their Subsidiaries and shall remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this
     Section 7.01(g) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

               (h) one or more nonmonetary judgments or orders (including, without limitation, writs or warrants of attachment, garnishment, execution, distraint or similar process) shall be rendered against any of the Loan Parties or any of their respective Subsidiaries that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 20 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

               (i) any provision of any of the Loan Documents after delivery thereof pursuant to Section 3.01, 3.02, 5.01(q) or 5.02(k) shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any of the Loan Parties intended to be a party to it, or any such Loan Party shall so state in writing; or

               (j) any of the Collateral Documents after delivery thereof pursuant to Section 3.01, 3.02, 5.01(q) or 5.02(k) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority (subject to the liens and security interests expressly permitted under the terms of the Loan Documents) lien on and security interest in the Collateral purported to be covered thereby; or

               (k) any of the following events or conditions shall have occurred and such event or condition, when aggregated with any and all other such events or conditions, has resulted or could reasonably be expected to result in liabilities of one or more of the Borrowers and/or the ERISA Affiliates in an aggregate amount exceeding $10,000,000 at any time:

                    (i) any ERISA Event shall have occurred with respect to a Plan; or

                    (ii) any of the Borrowers or any of the ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan; or

                     (iii) any of the Borrowers or any of the ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, is insolvent or is being terminated, within the meaning of Title IV of ERISA, and, as a result of such reorganization, insolvency or termination, the aggregate annual contributions of the Borrowers and the ERISA Affiliates to all of the Multiemployer Plans that are in reorganization, are insolvent or being terminated at such time have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization, insolvency or termination occurs; or

                    (iv) any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, shall exist with respect to one or more of the Plans, or any Lien shall exist on the property and assets of any of the Borrowers or any of the ERISA Affiliates in favor of the PBGC or any Plan; or

               (l) any of the Governmental Authorizations necessary in order to permit Fox Kids or any of its Subsidiaries to fully own or lease and operate their respective property and assets or to properly conduct their respective businesses shall cease to be in effect or Fox Kids or such Subsidiary shall cease to have the full intended benefit thereof or rights thereunder, unless the revocation, termination, cancellation, denial, impairment or modification of such Governmental Authorization, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; or

               (m) the Surviving Corporation and its Subsidiaries shall be unable to transmit programming for more than ten consecutive days as a result of the loss of all of its transponders and the inability of the Surviving Corporation or such Subsidiary to arrange for the use of suitable substitute transponders; or

               (n) (i) NPAL, together with its consolidated subsidiaries, shall own less than 50% of the Fair Market Value of the total assets of TNCL (together with any successor by merger thereto), together with its consolidated subsidiaries, located in the United States of America as of June 11, 1997 and the proceeds of any disposition of any such assets subsequent to the Phase
     I Closing Date and (ii) the total assets of NPAL, its consolidated subsidiaries and its investments accounted for by the equity method, as determined on the basis of their Fair Market Value, shall at any time not exceed by at least $2,500,000,000 all of the Indebtedness of NPAL, its consolidated subsidiaries and its investments accounted for by the equity method; or

                    (o)   a Change of Control shall occur;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each of the Lenders to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Notes, all interest thereon and all other amounts payable under or in respect of this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each of the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any of the Loan Parties under the United States Federal Bankruptcy Code or a similar order or action under any other Requirements of Law covering the protection of creditors' rights or the relief of debtors applicable to such Loan Party, (A) the obligation of each of the Lenders to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each of the Borrowers.


                                  ARTICLE VIII

                                   THE AGENTS

          SECTION 8.01.  Authorization and Action.  (a)  Each of the Lenders
                         ------------------------
hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for under the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all of the Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action (i) that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or to applicable Requirements of Law or (ii) as to which the Administrative Agent has not received adequate security or indemnity (whether pursuant to Section 8.05 or otherwise). If the security or indemnity furnished to the Administrative Agent for any purpose under or in respect of the Loan Documents shall, in the good faith opinion of the Administrative Agent, be insufficient or become impaired, then the Administrative Agent may require additional security or indemnity and cease, or not commence, to follow the directions or take the actions indemnified against until such additional security or indemnity is furnished. The Administrative Agent agrees to give to each of the Lenders prompt notice of each notice given to it by the Borrowers pursuant to the terms of this Agreement.

          (b) The Administrative Agent shall also act as the "collateral agent" under the Loan Documents, and each of the Lenders (in its capacity as a Lender and a Secured Party) hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent may from time to time in its discretion appoint any of the other Lenders or any of the Affiliates of a Lender to act as its co-agent or sub-agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Administrative Agent. In this connection, the Administrative Agent, as "collateral agent", and such co-agents and sub-agents shall be entitled to the benefits of all provisions of this Article VIII (including, without limitation, Section 8.05, as though such co-agents or sub-agents were the "collateral agent" under the Loan Documents) as if set forth in full herein with respect thereto.

          (c) The Arranger shall have no powers or discretion under this Agreement or any of the other Loan Documents other than those bestowed upon it as a co-agent or sub-agent from time to time by the Administrative Agent pursuant to subsection (b) of this Section 8.01, and each of the Lenders hereby acknowledges that the Arranger has no liability under this Agreement or under any of the other Loan Documents.

          SECTION 8.02.  Administrative Agent's Reliance, Etc.  Neither the
                         ------------------------------------
Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct as determined in a final, nonappealable judgment by a court of competent jurisdiction. Without limitation of the generality of the immediately preceding sentence, the Administrative Agent:

               (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.08;

               (b) may consult with legal counsel (including counsel for any of the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

               (c) makes no representation or warranty to any of the Secured Parties and shall not be responsible to any of the Secured Parties for any statements, representations or warranties (whether written or oral) made in or in connection with the Loan Documents;

               (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of the Loan Documents on the part of any of the Loan Parties or to inspect the property and assets (including the books and records) of any of the Loan Parties;

               (e) shall not be responsible to any of the Secured Parties for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with any of the Loan Documents or any other instrument or document furnished pursuant thereto; and

               (f) shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, order, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          SECTION 8.03.  Citicorp USA and Affiliates.  With respect to its
                         ---------------------------
Commitment or Commitments, the Advances made by it and the Note or Notes issued to it, Citicorp USA shall have the same rights and powers under the Loan Documents as any of the other Lenders and may exercise the same as though it were not the Administrative Agent; and the term "Lender", "Lenders", "Secured Party" or "Secured Parties" shall, unless otherwise expressly indicated, include Citicorp USA and its Affiliates parties hereto in their respective individual capacities. Citicorp USA and its Affiliates (whether or not parties hereto) may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any of the Loan Parties, any of their respective Subsidiaries and any Person who may do business with or own securities of any of the Loan Parties or any such Subsidiary, all as if Citicorp USA and Citicorp Securities were not the Agents and without any duty to account therefor to the other Lenders.

          SECTION 8.04.  Lender Credit Decision.  Each of the Lenders hereby
                         ----------------------
acknowledges that it has, independently and without reliance upon any of the Agents or any of the other Lenders and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also hereby acknowledges that it will, independently and without reliance upon any of the Agents or any of the other Lenders and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          SECTION 8.05.  Indemnification.  Each of the Lenders hereby severally
                         ---------------
agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrowers) from and against such Lender's ratable share (determined as provided below in this Section 8.05) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the "LENDER INDEMNIFIED COSTS"); provided, however, that none of the Lenders shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct as determined in a final, nonappealable judgment by a court of competent jurisdiction. In the case of any claim, investigation, litigation or proceeding giving rise to any Lender Indemnified

Costs, the indemnification provided by the Lenders under this Section 8.05 shall apply whether or not any such claim, investigation, litigation or proceeding is brought by the Administrative Agent, any of the Lenders or a third party. Without limiting any of the provisions of the immediately preceding sentence, each of the Lenders hereby agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrowers. For purposes of this
Section 8.05, the Lenders' respective ratable shares of any amount shall be determined, at any time, according to the sum of (a) the aggregate principal amount of all Advances outstanding at such time and owing to the respective Lenders, (b) the aggregate unused portion of the Term Commitment of the respective Lenders and (c) the aggregate Unused Revolving Credit Commitments of the respective Lenders. If one or more Defaulted Advances shall be owing by any Defaulting Lender at any time, such Defaulting Lender's Commitment under each of the Facilities under which any such Defaulted Advance was required to have been made shall be considered unused for purposes of this Section 8.05 to the extent of such Defaulted Advance. The failure of any of the Lenders to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided in this Section 8.05 shall not relieve any of the other Lenders of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but none of the Lenders shall be responsible for the failure of any of the other Lenders to reimburse the Administrative Agent for such other Lender's ratable share of such amount. Without prejudice to the survival of any other agreement of any of the Lenders hereunder, the agreement and obligations of each of the Lenders contained in this Section 8.05 shall survive the payment in full of all principal, interest and other amounts payable under this Agreement and the other Loan Documents.

          SECTION 8.06.  Successor Administrative Agent.  The Administrative
                         ------------------------------
Agent may resign as to any or all of the Facilities at any time by giving written notice thereof to the Lenders and the Borrowers and may be removed as to all of the Facilities at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent as to such of the Facilities as to which the Administrative Agent has resigned or been removed. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the other Secured Parties, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $5,000,000,000. Upon the
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                                      175

acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent as to all of the Facilities and upon the execution and filing or recording of such financing statements, or amendments thereto, such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted under the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent as to less than all of the Facilities and upon the execution and filing or recording of such financing statements, or amendments thereto, such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted under the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent as to such Facilities, other than with respect to funds transfers and other similar aspects of the administration of Borrowings under such Facilities and payments by the Appropriate Borrowers in respect of such Facilities, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents as to such Facilities, other than as aforesaid. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent as to all of the Facilities, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent as to any of the Facilities under this Agreement.


                                   ARTICLE IX

                                 MISCELLANEOUS

          SECTION 9.01.  Amendments, Etc.  No amendment or waiver of any
                         ---------------
provision of this Agreement or the Notes or, to the extent not otherwise provided for therein, any of the other Loan Documents, nor consent to any departure by any of the Loan Parties therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

               (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than any of the Lenders that is, at such time, a Defaulting Lender), do any of the following at any time:

                    (i) waive any of the conditions specified in Section 3.01 or
          3.02 or, in the case of the initial Borrowing under any of the Facilities, Section 3.03;

                    (ii) change the number of Lenders or the percentage of the Commitments or the aggregate outstanding principal amount of Advances that, in any case, shall be required for the Lenders or any of them to take any action hereunder;

                    (iii) reduce or limit the obligations of any of the Borrowers under Article VI or any of the Subsidiaries of the Borrowers party to the Guarantee under Section 1 of the Guarantee or otherwise limit any of the Borrowers' or any such Subsidiaries' liability with respect to the Obligations owing to the Administrative Agent and the other Secured Parties;

                    (iv) release all or substantially all of the Collateral in any transaction or any series of related transactions;

                    (v) permit the creation, incurrence, assumption or existence of any Lien on any material portion of the Collateral in any transaction or series of related transactions to secure any Obligations other than Obligations owing to the Secured Parties under or in respect of the Loan Documents and other than Indebtedness owing to any other Person, provided that, in the case of any Lien on a material portion of the Collateral to secure Indebtedness owing to any other Person, (A) the Borrowers shall, on the date such Indebtedness shall be incurred or issued, reduce the Commitments pursuant to, and to the extent required under, Section 2.04(b)(v), and prepay the Advances pursuant to, and to the extent required under, Section 2.05(b), in an aggregate principal amount equal to the amount of the Net Cash Proceeds received from the incurrence or issuance of such Indebtedness to the extent required to do so under Section 2.04(b)(v),
          (B) such Lien shall be subordinate to the Liens created under the Loan Documents on terms reasonably acceptable to the Required Lenders and
          (C) the Required Lenders shall otherwise permit the creation, incurrence, assumption or existence of such Lien and, to the extent not otherwise permitted under Section 5.02(b), of such Indebtedness; or

                    (vi)  amend this Section 9.01; and

               (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each of the Lenders that has a Commitment under the Term Facility, the Revolving Credit A Facility or the Revolving Credit B Facility if affected by such amendment, waiver or consent:

                    (i) increase the Commitments of such Lender or subject such Lender to any additional Obligations;

                    (ii) reduce the principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender;

                    (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender; or

                    (iv) change the order of application of any prepayment set forth in Section 2.05 in any manner that materially affects such Lender;

provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Notwithstanding any of the foregoing provisions of this Section 9.01, none of the defined terms set forth in Section 1.01 shall be amended, supplemented or otherwise modified in any manner that would change the meaning, purpose or effect of this Section 9.01 or any section referred to herein unless such amendment, supplement or modification is agreed to in writing by the number and percentage of Lenders (and the Administrative Agent, if applicable) otherwise required to amend such section under the terms of this Section 9.01.

          SECTION 9.02.  Notices, Etc.  (a)  All notices and other
                         ------------
communications provided for
hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed by certified mail return receipt requested, telegraphed, telecopied, telexed or delivered:

               (i) if to any of the Borrowers, at its address at 10960 Wilshire Boulevard, Los

     Angeles, California 90024, Telecopier No.: (310) 235-5552, Attention: Mr. Mel Woods;

               (ii) if to any of the Initial Lenders, at its Base Rate Lending Office specified opposite its name on Schedule I hereto;

               (iii) if to any of the other Lenders, at its Base Rate Lending Office specified on Schedule I to the Assignment and Acceptance pursuant to which it became a Lender; and

               (iv) if to the Administrative Agent or the Arranger, at its address at 399 Park Avenue, New York, New York 10043, Telecopier No.:
     (212) 793-8879, Attention:  Mr. Andrew Sriubas; or

               (v) as to each of the Borrowers and the Administrative Agent, at such other address as shall be designated by such party in a written notice to each of the other parties and, as to each other party, or such other address as shall be designated by such party in a written notice to each of the Borrowers and the Administrative Agent.

Notwithstanding any of the other provisions of the Loan Documents, any notice to the Borrowers or to any of them required to be made under this Agreement or any of the other Loan Documents that is delivered to Fox Kids in accordance with this Section 9.02 shall constitute effective notice to the Borrowers or to any such Borrower. All such notices and communications shall, when mailed, telegraphed, telecopied or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively, addressed as aforesaid, except that notices and communications to the Administrative Agent pursuant to Article II, III or VIII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

          (b) If any notice required under this Agreement is permitted to be made, and is made, by telephone, actions taken or omitted to be taken in reliance thereon by the Administrative Agent or any of the Lenders shall be binding upon the Borrowers notwithstanding any inconsistency between the notice provided by telephone and any subsequent writing in confirmation thereof provided to the Administrative Agent or such Lender; provided that any such action taken or omitted to be taken by the Administrative Agent or such Lender shall have been in good faith and in accordance with the terms of this Agreement.

          SECTION 9.03.  No Waiver; Remedies.  No failure on the part of any of
                         -------------------
the Lenders or the Administrative Agent to exercise, and no delay in exercising, any right, power or privilege hereunder or under any Note shall operate as a waiver thereof or consent thereto; nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.

          SECTION 9.04.  Indemnification.  (a)  Each of the Borrowers hereby
                         ---------------
jointly and severally agrees to indemnify and hold harmless each of the Agents, each of the Lenders and each of their respective affiliates and their respective officers, directors, employees, agents, representatives and advisors (each, an "INDEMNIFIED PARTY") from, and hold each of them harmless against, any and all claims, damages, losses, liabilities and reasonable expenses (including, without limitation, reasonable fees and expenses of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith) (i) the Transaction (or any aspect thereof) or any similar transaction of Fox Kids or any of its Subsidiaries, (ii) the Facilities, the actual or proposed use of the proceeds of any Advances, the Loan Documents or any of the other transactions contemplated thereby, (iii) any acquisition or proposed acquisition by Fox Kids or any of its Subsidiaries or Affiliates of all or any portion of the Equity Interests in, or substantially all of the property and assets of, any other Person or (iv) the actual or alleged presence of Hazardous Materials on any property of any of the Loan Parties or any of their respective Subsidiaries or any Environmental Action relating in any way to any of the Loan Parties or any of their respective Subsidiaries (collectively, the "INDEMNIFIABLE MATTERS"), except to the extent, in the case of any such Indemnified Party, that such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of any investigation, litigation or proceeding for which the indemnity under this Section 9.04(a) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any of the Loan Parties, IFE, their respective directors, stockholders, partners, members or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the Transaction (or any part thereof) or any of the other transactions contemplated hereby is consummated. Notwithstanding any of the foregoing provisions of this
Section 9.04(a), in the event of any Indemnifiable Matter of any of the Lenders solely against one or more other Lenders (and not any Indemnifiable Matter by one or more Lenders against the Administrative Agent or the Arranger), none of the Borrowers shall be obligated to indemnify such Lender or any of its affiliates or any of its officers, directors, employees, agents or advisors for any claim, damage, loss, liability or expense resulting from such Indemnifiable Matter, except to the extent such claim, damage, loss, liability or expense is found in the final, nonappealable judgment of a court of competent jurisdiction to have resulted from the action, inaction, participation or contribution of any of the Loan Parties, IFE or any of their respective Affiliates or any of their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors, and then only to the extent of their collective action, inaction, participation or contribution.

          (b) Promptly after receipt by any of the Indemnified Parties of notice of the commencement of any Indemnifiable Matter, such Indemnified Party shall, if indemnification therefor is to be sought from any or all of the Borrowers pursuant to subsection (a) of this Section 9.04, give notice to Fox Kids of the commencement of such Indemnifiable Matter; provided, however, that the failure of such Indemnified Party to give such notice to Fox Kids shall not relieve Fox Kids or any of the other Borrowers of any of their Obligations under this
Section 9.04, unless, and then only to the extent that, such failure results in the forfeiture of rights or defenses and the Borrowers incur an increased indemnification obligation to such Indemnified Party under the terms of subsection (a) of this Section 9.04 on account of such failure. Notwithstanding the delivery of such notice to Fox Kids, such Indemnified Party may defend against such Indemnifiable Matter in any manner such Indemnified Party shall reasonably deem appropriate; provided that, in the event that Fox Kids shall notify such

Indemnified Party, promptly following the delivery of such notice to Fox Kids, that Fox Kids is assuming the defense of such Indemnifiable Matter, then (i) so long as the Indemnifiable Matter referred to in such notice has not been commenced by any of the Loan Parties, IFE or any of their respective Affiliates or any of their officers, directors, stockholders, partners, members, employees, agents, representatives or advisors and (ii) unless in the reasonable opinion of counsel for such Indemnified Party (A) a conflict of interest between such Indemnified Party and any of the Loan Parties or any of their respective Affiliates may exist in respect of such Indemnifiable Matter and representation of both such Indemnified Party and any such Loan Party or any such Affiliate would be inappropriate or (B) there may be one or more legal defenses available to such Indemnified Party that are different from or in addition to, but in any such case are adverse to, any of the Loan Parties or any of their respective Affiliates, Fox Kids shall be entitled to participate in and to assume the defense of such Indemnifiable Matter solely on the following terms and conditions:

               (1) any and all counsel selected by Fox Kids to participate in the defense of any such Indemnifiable Matter shall be reasonably satisfactory to such Indemnified Party, and the Borrowers shall be responsible for all of the fees and expenses of each such counsel;

               (2) such Indemnified Party shall have the right (but not any obligation) to retain separate co-counsel and shall have the right, but not the obligation, to assert any and all defenses, cross-claims and counterclaims that it may have, and the fees and expenses of any such co-counsel shall be at the expense of such Indemnified Party (except that the Borrowers shall be responsible for the fees and expenses of the separate co-counsel (x) to the extent such Indemnified Party reasonably concludes that any of the counsel chosen by Fox Kids to participate in the defense of any such Indemnifiable Matter has a conflict of interest, (y) if Fox Kids does not employ counsel reasonably satisfactory to such Indemnified Party or (z) if Fox Kids or its counsel does not at all times defend such Indemnifiable Matter vigorously and in good faith; and
          (3) the Borrowers shall confirm (in a writing reasonably satisfactory to such Indemnified Party) that all of the liabilities and obligations with respect to such Indemnifiable Matter will, upon the election by Fox Kids to participate in or assume the defense of such Indemnifiable Matter, be solely the joint and several liabilities and Obligations of the Borrowers, and Fox Kids will not consent to the entry of any judgment or enter into any settlement with respect to such Indemnifiable Matter without providing reasonable prior notice to such Indemnified Party and, if such Indemnified Party does not exercise the rights afforded to it under the next succeeding proviso, without obtaining (in a writing reasonably acceptable to such Indemnified Party) a full and unconditional release and discharge of the applicable Indemnified Party from all liability and potential liability on claims that are the subject matter of such Indemnifiable Matter; provided, however, that, notwithstanding any of the foregoing provisions of this subclause (3), if the applicable Indemnified Party objects to the entry of any such judgment or any such settlement, such Indemnified Party may thereafter assume the defense of the Indemnifiable Matter and the Borrowers shall be released from their respective Obligations under subsection (a) of this Section 9.04 for all fees and expenses relating to such Indemnifiable Matter arising after such objection and their respective liabilities and Obligations hereunder for other claims, damages, losses, liabilities and expenses relating to such Indemnifiable Matter shall be limited in dollar amount to the amount of the proposed judgment or settlement, as the case may be.

In connection with the election by Fox Kids to participate in or assume the defense of any Indemnifiable Matter in accordance with the terms provided in this subsection (b), each of the Indemnified Parties subject thereto shall supply Fox Kids with all such information reasonably requested thereby (and that is reasonably necessary or appropriate and would not, in the judgment of such Indemnified Party, be materially disadvantageous to such Indemnified Party) in order to cooperate in Fox Kids' participation in and assumption of the defense of such Indemnifiable Matter.

          (c) None of the Borrowers shall be liable to any of the Indemnified Parties for the settlement by such Indemnified Party of any pending or threatened litigation or proceeding for which such Indemnified Party may seek indemnity under Section 9.04(a) without the prior written consent of such Borrower (which consent shall not be unreasonably withheld or delayed and shall be deemed to have been given if the Borrower to which such notice was provided has not objected to such settlement within 20 days after the date of notice thereto of such proposed settlement). In turn, none of the Borrowers or any of their respective Affiliates or their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors shall effect the settlement of any such pending or threatened litigation or proceeding unless either (i) such settlement includes a full and unconditional release and discharge of each of the Indemnified Parties subject to such action or proceeding from all liability and potential liability on claims that are the subject matter of such action or proceeding or (ii) each of the Indemnified Parties subject to such action or proceeding shall give their prior written consent to the settlement thereof (which consent shall not be unreasonably withheld or delayed).

          (d) Upon payment in full in cash of any Indemnifiable Matter by or on behalf of any of the Borrowers to or on behalf of any of the Indemnified Parties, the applicable Borrower (or the Person making payment on their behalf) shall be subrogated to any claims that such Indemnified Party may have to seek reimbursement from any other Person relating to such Indemnifiable Matter; provided, however, that the applicable Borrower (or the Person making payment on their behalf) shall not exercise any rights of subrogation, reimbursement, contribution or indemnification that it may now or hereafter acquire against any of the Loan Parties or any of their respective Subsidiaries or against any of the Indemnified Parties until such time as all of the Advances and all of the other amounts owing by any of the Loan Parties under or in respect of the Loan Documents shall have been paid in full in cash, all of the Bank Hedge Agreements shall have expired or been terminated and all of the Commitments shall have expired or terminated. Each of the Indemnified Parties, if reasonably requested by and at the expense of any of the Borrowers, will execute and deliver to such Borrower appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer of subrogation to Fox Kids of an interest in such claims resulting from the payment made by such Borrower under the indemnity set forth in subsection (a) of this Section 9.04.

          (e) Each of the Borrowers hereby also severally agrees that none of the Indemnified Parties shall have any liability (whether direct or in direct, in contract, tort or otherwise) to any of the Loan Parties, IFE or any of their respective Affiliates or their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors, and each of the Borrowers hereby severally agree not to assert any claim against any of the Indemnified Parties on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Transaction (or any aspect thereof), the Facilities, the actual or proposed use of the proceeds of any Advances, the Loan Documents or any of the other transactions contemplated thereby, except to the extent, in the case of any such Indemnified Party, that such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

          SECTION 9.05.  Costs and Expenses.  (a)  Each of the Borrowers hereby
                         ------------------
agrees to pay, upon demand, (i) all reasonable and properly documented out-of-pocket costs and expenses of each of the Agents in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all reasonable due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Agents (which shall include only one counsel in each applicable jurisdiction and one additional intellectual property counsel) with respect thereto, with respect to advising each of the Agents as to their respective rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any of the Loan Parties or with other creditors of any of the Loan Parties or any of their respective Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all reasonable and properly documented out-of-pocket costs and expenses of the Agents and the Lenders in connection with the enforcement of the Loan Documents, whether through negotiations, in any action, suit or litigation, or in any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and expenses of counsel for the Agents and the Lenders, collectively, with respect thereto (which shall include only one counsel in each applicable jurisdiction and one additional intellectual property counsel, each of which counsel shall be counsel selected by, and counsel for, the Administrative Agent, unless (i) any of the Lenders shall reasonably determine that a conflict of interest exists such that counsel for the Administrative Agent is precluded by applicable Requirements of Law or by standards of conduct from representing the Administrative Agent and the Lenders as a group, in which case each of the Borrowers hereby agrees to pay, upon demand, all reasonable and properly documented out-of-pocket fees and expenses of the minimum number of counsel necessary in the reasonable judgment of the Lenders to provide the Administrative Agent and each Lender with appropriate legal representation in connection with the enforcement of their respective rights under this Agreement and the other Loan Documents and (ii) any of the Lenders elects to pursue its rights and remedies under this Agreement and the other Loan Documents for nonpayment of any amounts due and payable hereunder or thereunder in a proceeding separate from that of the Administrative Agent and/or the other Lenders, in which case each of the Borrowers hereby agrees to pay, upon demand, all reasonable and properly documented out-of-pocket fees and expenses of one additional counsel for each such Lender in each of the applicable jurisdictions)).

          (b) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by any of the Borrowers to or for the account of any of the Lenders other than on the last day of the Interest Period for such Advance, as a result of a payment, repayment or Conversion pursuant to Section 2.08(b)(i) or 2.09(d), a prepayment pursuant to Section 2.05, acceleration of the maturity of the Notes pursuant to Section 7.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.08 as a result of a demand by Fox Kids pursuant to Section 9.08(a), such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses (including losses of anticipated profits other than any amount attributable solely to the Applicable Margin), costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any of the Lenders to fund or maintain such Advance.

          (c) If any of the Loan Parties fails to pay when due any costs, expenses or other amounts payable by it under or in respect of any of the Loan Documents (including, without limitation, any reasonable fees and expenses of counsel or any indemnities), such amount may be paid on behalf of such Loan Party by the Administrative Agent or any of the Lenders, in its sole discretion.

          (d) Without prejudice to the survival of any other agreement of any of the Loan Parties under this Agreement or any of the other Loan Documents, the agreements and obligations of each of the Borrowers contained in Sections 2.09,
2.11 and 9.04 and this Section 9.05 shall survive the payment in full of all principal, interest and all other amounts payable under this Agreement and any of the other Loan Documents.

          SECTION 9.06.  Right of Setoff.  Upon (a) the occurrence and during
                         ---------------
the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 7.01, each of the Lenders and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any of the Borrowers against any and all of the Obligations of the Borrowers now or hereafter existing under this Agreement and the Note or Notes, if any, held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each of the Lenders hereby agrees to notify the applicable Borrower promptly after any such setoff and application shall be made by such Lender or any of its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each of the Lenders and each of their respective Affiliates under this Section 9.06 are in addition to other rights and remedies (including, without limitation, any other rights of setoff) that such Lender and its Affiliates may have.

          SECTION 9.07.  Binding Effect.  This Agreement shall become effective
                         --------------
when it shall have been executed by each of the Borrowers and the Administrative Agent and when the Administrative Agent shall have been notified by each of the Initial Lenders that such Initial Lender has executed it and, thereafter, shall be binding upon and inure to the benefit of, and be enforceable by, each of the Borrowers, each of the Agents and each of the Lenders and their respective successors and assigns, except that none of the Borrowers shall have the right to assign their respective rights hereunder or any interest herein without the prior written consent of all of the Lenders.

          SECTION 9.08.  Assignments and Participations.  (a)  Each of the
                         ------------------------------
Lenders may, and, if demanded by Fox Kids (following (i) a demand by such Lender for the payment of additional compensation pursuant to Section 2.09(a), 2.09(b) or 2.11, (ii) an assertion by such Lender pursuant to Section 2.09(c) or 2.09(d) that it is impractical or unlawful for such Lender to make Eurodollar Rate Advances or (iii) a refusal by such Lender to approve any amendment or waiver of, or consent to departure from, any of the terms or conditions of this Agreement or any of the other Loan Documents; provided that Fox Kids may not demand the replacement of one or more Lenders pursuant to this subclause (iii) holding, in the aggregate, more than 5% of the aggregate Commitments under all of the

Facilities as of the date of such proposed amendment, waiver or consent or the date of such proposed demand), upon at least 30 days' notice (or, solely in the case of clause (iii) of this Section 9.08(a), upon at least five Business Days' prior notice) to such Lender and the Administrative Agent, each of the Lenders will, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that:

               (A) each such assignment with respect to any of the Facilities shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of such Facility;

               (B) except in the case of an assignment to a Person that immediately prior to such assignment was a Lender or an assignment of all of a Lender's rights and obligations under one or more of the Facilities, the aggregate amount of the Commitments of the assigning Lender under all of the Facilities being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000;

               (C) each such assignment shall be to an Eligible Assignee;

               (D) until such time as the Arranger shall have notified the Lenders that syndication of the Commitments has been completed, no such assignment shall be permitted, and no Lender shall engage in any discussions with any Person relating to any such assignment or potential assignment, without the prior written consent of the Administrative Agent;

               (E) each such assignment made as a result of a demand by Fox Kids pursuant to this Section 9.08(a) shall be arranged by Fox Kids with the approval of the Administrative Agent, which approval shall not be unreasonably withheld or delayed, and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that, in the aggregate, cover all of the rights and obligations of the assigning Lender under this Agreement;

               (F) no Lender shall be obligated to make any such assignment as a result of a demand by Fox Kids pursuant to this Section 9.08(a) unless and until such Lender shall have received one or more payments from one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of all Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, and from the Borrowers and/or one or more Eligible Assignees in an aggregate amount equal to all other amounts payable to such Lender under this Agreement and the Notes (including, without limitation, any amounts owing under Sections 2.09, 2.11, 9.04 and 9.05);

               (G) except in the case of any assignment made as a result of a demand by Fox Kids pursuant to Section 9.08(a), the Lender assignor or the Administrative Agent shall have given Fox Kids at least two Business Days' prior notice of the intended assignment and the Person to which such assignment is proposed to be made;

               (H) the parties to each such assignment shall execute and deliver to the

     Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment; and

               (I) the Lender assignor (or, if such assignment is being made pursuant to a demand by Fox Kids therefor under this Section 9.08(a), the Borrowers or the Lender assignee) shall pay to the Administrative Agent a processing and recordation fee of $3,500.

          (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

          (c) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

               (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any of the other Loan Documents, or any other instrument or document furnished pursuant hereto or thereto;

               (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the Borrowers or any of the other Loan Parties or the performance or observance by any of the Borrowers or any of the other Loan Parties of any of its Obligations under or in respect of any of the Loan Documents, or any other instrument or document furnished pursuant thereto;

               (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

               (iv) such assignee will, independently and without reliance upon any of the Agents, such assigning Lender or any of the other Lenders and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

                (v)  such assignee confirms that it is an Eligible Assignee;

               (vi) such assignee appoints and authorizes the Administrative Agent to take such action as an agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and

               (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

          (d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of each of the Borrowers, shall maintain at its address set forth in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment under each of the Facilities of, and principal amount of the Advances owing under each of the Facilities to, each of the Lenders from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any of the Borrowers, any of the Agents or any of the Lenders at any reasonable time and from time to time during normal business hours upon reasonable prior notice.

          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Appropriate Borrowers. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, each of the Appropriate Borrowers, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note or Notes from such Borrower payable to or to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment under such Facility, a new Note or Notes from each such Appropriate Borrower payable to or to the order of the assigning Lender in an amount equal to the Commitment retained by it under such Facility. Each of the new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1, Exhibit A-2 or Exhibit A-3 hereto, as appropriate.

          (f) Each of the Lenders may sell participations to one or more Persons (other than any of the Loan Parties or any of their respective Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes, if any, held by
it); provided, however, that:

               (i) such Lender's obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged;

               (ii) the aggregate amount of the Commitments of the participating Lender under all of the Facilities being sold in each such participation (determined as of the date such participation is effected) shall in no event be less than $5,000,000;



               (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

               (iv) such Lender shall remain the holder of any such Note for all purposes of this Agreement;

               (v) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; and

               (vi) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any of the Loan Documents, or any consent to any departure by any of the Loan Parties therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral.

          (g) Any of the Lenders may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.08, disclose to the assignee or participant or proposed assignee or participant, any information relating to Fox Kids or any of its Subsidiaries or IFE or any of its Subsidiaries, or to any aspect of the Transaction, furnished to such Lender by or on behalf of any of the Borrowers; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender on substantially the same terms as those set forth in Section 9.09.

          (h) Any of the Lenders may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

          SECTION 9.09.  Confidentiality.  Neither any of the Agents nor any of
                         ---------------
the Lenders shall disclose any Confidential Information to any Person without the consent of Fox Kids, other than (a) to such Agent's or such Lender's respective Affiliates and their respective officers, directors, employees, agents, representatives, attorneys, auditors and other advisors on a confidential basis, (b) to actual or prospective Eligible Assignees and participants in each case on a confidential basis and otherwise in accordance with Section 9.08(g), (c) as required by any applicable Requirements of Law or by subpoena or any other judicial or other legal process, provided that solely with respect to this clause (c), such Agent or such Lender shall notify Fox Kids of the requirement or request that it disclose any such Confidential Information prior to doing so unless such notification is prohibited by any applicable Requirements of Law or judicial or legal process (although neither Fox Kids nor any other Person having any right or interest in such Confidential Information shall have any recourse against any such Agent or any such Lender for the failure to deliver such notice to Fox Kids), (d) to other Agents and Lenders and (e) as requested or required by any Governmental Authority or any state, federal or foreign authority or examiner regulating banks or banking.

          SECTION 9.10.  Execution in Counterparts.  This Agreement may be
                         -------------------------
executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 9.11.  Governing Law; Jurisdiction, Etc.  (a)  This Agreement
                         --------------------------------
shall be governed by, and construed in accordance with, the laws of the State of New York, excluding (to the fullest extent a New York court would permit) any rule of law that would cause application of the laws of any jurisdiction other than the State of New York.

          (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property and assets, to the nonexclusive jurisdiction of any New York state court or any federal court of the United States of America sitting in New York City, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment in respect thereof, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the fullest extent permitted by applicable law, in any such federal court. Each of the parties hereto hereby irrevocably consents to the service of copies of any summons and complaint and any other process which may be served in any such action or proceeding by certified mail, return receipt requested, or by delivering a copy of such process to such party, at its address specified in Section 9.02, or by any other method permitted by applicable law. Each of the parties hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Nothing in this Agreement shall affect any right that any of the parties hereto may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

          (c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York state court or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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

          SECTION 9.12.  WAIVER OF JURY TRIAL.  EACH OF THE BORROWERS, THE
                         --------------------
AGENTS AND THE LENDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY DOCUMENTS DELIVERED PURSUANT TO THE LOAN DOCUMENTS, THE ADVANCES, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF ANY OF THE AGENTS OR ANY OF THE LENDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.



                                THE BORROWERS

                                FOX KIDS WORLDWIDE, INC.

                                By
                                  Name:
                                  Title:

                                FCN HOLDING, INC. CORPORATION

                                By
                                  Name:
                                  Title:

                                SABAN ENTERTAINMENT, INC.

                                By
                                  Name:
                                  Title:

                              THE ADMINISTRATIVE AGENT

                                  CITICORP USA, INC.

                                  By
                                    Name:
                                    Title:


                              THE ARRANGER


                                CITICORP SECURITIES, INC.

                                By
                                   Name:
                                   Title:


                              THE INITIAL LENDERS

                                CITICORP USA, INC.

                                By
                                  Name:
                                  Title: